Exhibit 10.3

PURCHASE AND SALE AGREEMENT

HOME2 SUITES HOTEL, LEXINGTON, KENTUCKY

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) dated January 23, 2017 (the “Effective Date”), is made and entered into between CVH LEXINGTON, LLC, a Kentucky limited liability company (“Seller”) and CONDOR HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership (“Purchaser”).

WHEREAS, Seller is the owner of all of the Real Property and Property (as such terms are hereinafter defined), upon which the Hilton Home2 Suites Hotel, located at 126 East Lowry Lane, Lexington, Kentucky (the “Hotel”) is operated; and

WHEREAS, Purchaser is desirous of purchasing the Property from Seller, and Seller is desirous of selling the Property to Purchaser, for the Purchase Price (as hereinafter defined) and upon the terms and conditions hereinafter set forth; and

WHEREAS, as of the Effective Date, Purchaser has concurrently entered into separate contracts with other sellers (collectively, the “Affiliate Agreements”) for the acquisition of three (3) additional Hilton Home2 Suites Hotels located in Southaven, MS, Round Rock, TX, and Tallahassee, FL (collectively with the Hotel, the “4 Hotel Properties”).

NOW THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

1. Purchase and Sale. Seller will sell, convey and transfer to Purchaser, and Purchaser will purchase from Seller, on the terms, covenants and conditions hereinafter set forth, the property and assets set forth in this Section 1, but expressly excluding the Excluded Property (all of such property and assets as hereinafter described are collectively referred to as the “Property”):

1.1 Real Property. Those certain tracts or parcels of land more particularly described on Exhibit “A” and attached hereto, together with all easements, strips and gores, rights-of-way, licenses, privileges, hereditaments and appurtenances, if any, benefiting such land, including without limitation all right, title and interest of Seller, if any, in and to: (i) the land lying in the bed of any street or highway in front of or adjoining the land to the center line thereof; (ii) air, riparian and mineral rights, entitlements and development rights; and (iii) all covenants, restrictions and agreements benefiting the land (collectively, the “Real Property”).

1.2 Improvements. All improvements located on the Real Property, including, without limitation, all buildings and structures, paving, landscaping, lighting and signs located on the Real Property, and all mechanical, heating, air conditioning, plumbing, electrical and ventilating systems and all other fixtures and equipment servicing the Real Property and which constitute real property under applicable law (collectively, the “Improvements”).

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1.3 Personal Property. All items of tangible personal property owned by Seller and used in connection with the operation or maintenance of the Property (the “Personal Property”) and including without limitation:

(a) all furniture, furnishings, equipment (including, without limitation, equipment held by Seller as lessee under equipment leases to the extent the leases are assignable without cost to Seller);

(b) all stationery, administrative supplies, housekeeping supplies, dishes, linens, napkins, silverware, glasses and related supplies;

(c) all other tangible personal property owned by Seller and located within the Property or used in connection with its operation; and

(d) All merchandise located at the Hotel and held for sale to guests and customers, or ordered for future sale at the Hotel or stored offsite, as of the Closing, including, without limitation, the inventory held for sale in any gift shop operated by or on behalf of Seller at the Hotel.

1.4 Leases. Seller’s rights as lessor under the leases, if any, listed on Schedule 1 (the “Leases”).

1.5 Intangibles. Seller’s interest in all intangible property used in connection with the ownership, operation and/or maintenance of the Property (the “Intangibles”) including without limitation Seller’s rights in or to:

(a) any trademarks, trade names, contract rights, leases, concessions, service marks, logos, names of Hotel restaurants and other food and beverage outlets, technology and technical information, copyrights, warranties, plans, drawings and other items of intangible personal property used in connection with the operation of the Property, to the extent the same are assignable and subject, where appropriate, to any franchisor’s or licensor’s approval;

(b) any and all telephone numbers associated with the operation of the Hotel, to the extent the same are assignable;

(c) the licenses and permits listed on Schedule 2 (the “Licenses and Permits”), to the extent that the same are assignable;

(d) all equipment warranties and warranties under construction contracts, if any, to the extent that the same are assignable;

(e) all service contracts pertaining to the operation and/or maintenance of the Property listed on Schedule 3 (the “Service Contracts”), to the extent that the same are assignable;

(f) all equipment leases pertaining to the operation and/or maintenance of the Property listed on Schedule 4 (the “Equipment Leases”), to the extent that the same are assignable, or the parties obtain any consent necessary for the assignment;

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(g) all goodwill relating to the ownership or operation of the Hotel (the “Goodwill”);

(h) all governmental approvals, development rights, and utility agreements relating to the operation or maintenance of the Property, to the extent the same are assignable, licenses, permits, consents, authorizations, registrations and certificates issued by any governmental authority which are held by or on behalf of Seller relating to the Property, or Hotel, including, without limitation, construction, use or occupancy of the Hotel, together with any deposits made by or on behalf of Seller, to the extent transferable, or the parties obtain any consent necessary to effectuate such a transfer, and Seller shall be credited and Purchaser shall be charged with the amounts of any such transferable deposits that are transferred to Purchaser at Closing;

(i) all access, ingress, egress and cross-access or parking agreements to which Seller is a party and which apply to the Property, to the extent that the same are assignable; and

(j) all plans, mechanical plans and drawings, architectural drawings, maintenance records and warranties, to the extent that the same are assignable and in Seller’s possession.

1.6 Consumables. All food and liquor inventory that is actually and physically stored at the Property and which have been purchased for use in the direct and ordinary operation of the Hotel, provided that such inventories of food and/or liquor are unopened and have not been partially used or consumed, provided, however, that to the extent that any applicable law prohibits the transfer of alcoholic beverages from Seller to Purchaser, such beverages shall not be considered a part of inventories but subject to Section 5.12 of this Agreement (“Consumables”). Seller and Purchaser understand and agree that the only Hotel within the 4 Hotel Properties which sells alcoholic beverages or has an alcoholic beverage license is the Round Rock, TX Hotel.

1.7 Bookings. All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel (the “Bookings”) as of the Closing Date, together with all deposits held by Seller with respect thereto.

1.8 Warranties. All warranties and guaranties and other similar rights against third parties held by Seller with respect to any Improvements or Personal Property, to the extent the same are transferable, or, if any consent is necessary to effectuate such a transfer, upon Purchaser’s prior request, Seller shall reasonably cooperate at no liability to Seller in obtaining such consent at Purchaser’s sole cost and expense. All transferable governmental deposits and utility deposits that are transferred to Purchaser at Closing shall be credited to Seller and charged to Purchaser.

1.9 Books and Records. All books and records (the “Books and Records”), to the extent in the possession or control of Seller or any of its agents, located at the Property which relate to the Property, which shall include copies of all financial statements for the Hotel and Hotel Guest Information, other than that which Seller is prohibited from transferring to Purchaser

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pursuant to Seller’s existing franchise agreement (the “Existing Franchise Agreement”) or other applicable law or data privacy policies. For purposes hereof, “Hotel Guest Information” means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information in any database of Seller, Manager or their respective affiliates, or in any database of any franchisor to which Seller, Manager or their affiliates have access, whether obtained or derived by Seller, Manager or their affiliates from guests or customers of the Hotel.

1.10 Excluded Assets. Notwithstanding anything to the contrary in this Section 1 or elsewhere in this Agreement, the property, assets, rights and interests set forth below are expressly excluded from the Property and will in no way be transferred to Purchaser (the “Excluded Property”):

(a) except for deposits and any cash on hand or in house banks for which Seller receives a credit pursuant to the terms of this Agreement, all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership of the Property, including, without limitation, any reserves maintained by Seller or by Seller’s lender(s) or supplier(s) shall remain the sole and exclusive property of Seller;

(b) any fixtures, Personal Property, equipment or other property which is owned by (A) the lessor under any Equipment Leases, (B) the supplier or vendor under any other Service Contracts, (C) the tenant under any Lease, (D) any employees, (E) the Manager (as hereinafter defined), or (F) any guests or customers of the Property;

(c) any residences provided to employees of the Hotel not located within the Real Estate and manager automobiles, all as listed on Schedule 5;

(d) all rents, accounts receivables and other sums due with respect to the Property earned or attributable to the period prior to the Closing Date;

(e) the hotel management business owned and operated by the Manager;

(f) any land and outparcels (and the improvements thereon) other than the Real Property, as expressly described on Exhibit “A”;

(g) other assets listed on Schedule 5 of this Agreement; and

(h) any other property, asset, rights and interests expressly excluded from the Property elsewhere in this Agreement.

2. Purchase Price.

2.1 Amount. Purchaser will pay Seller for the purchase of the Property the sum of Sixteen Million Five Hundred Thousand and No/100 Dollars ($16,500,000.00) subject to adjustments and pro-rations as set forth in this Agreement (the “Purchase Price”). The Purchase Price is subject to reduction pursuant to Section 5.9. The Purchase Price shall be paid as provided in this Section 2.

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2.2 Deposit. Purchaser and Seller agree that within three (3) business days from the Effective Date, Purchaser will as evidence of its good faith and intentions, deposit the sum of One Hundred Eighty-Seven Thousand Five Hundred and No/100 Dollars ($187,500.00) (together with any interest earned thereon, the “Initial Deposit”) with HBI Title Services, Inc., 7575 Huntington Park Drive, Columbus, OH 43235 (“Escrow Agent”). The Initial Deposit will be dealt with in accordance with the express terms of this Agreement. HBI Title, Inc. shall serve as the title company (the “Title Company”) in connection with this Agreement. The Escrow Agent shall serve as the Title Company and Escrow Agent in connection with this Agreement. In the event Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period, Purchaser shall be required to remit an additional deposit to Escrow Agent for deposit into the escrow account in the amount of One Hundred Twelve Thousand Five Hundred and No/100 Dollars ($112,500.00) (together with any interest earned thereon, the “Additional Deposit”) on or before the expiration of the Due Diligence Period. The term “Deposit” means the Initial Deposit until the Additional Deposit is made, and after Additional Deposit is made, it means the Initial Deposit and Additional Deposit. The Deposit shall be dealt with in accordance with the express terms of this Agreement. The Deposit shall, at Closing, be paid to Seller and applied in reduction of the Purchase Price.

(a) Escrow Agent shall place the Deposit in an interest bearing trust account controlled by Escrow Agent with a major independent financial institution drawing interest at a commercially available rate for immediately withdrawable funds. All such accrued interest shall be paid to Seller and applied in reduction of the Purchase Price at Closing; however, in the event any party is entitled to the Deposit pursuant to the terms and conditions of this Agreement, the Deposit shall include any and all accrued interest.

(b) Notwithstanding anything to the contrary contained herein, if the Deposit is returned to Purchaser for any reason, the sum of Five Hundred Dollars ($500.00) shall be retained by Seller as independent consideration (the “Independent Consideration”) for Seller’s agreement to sell the Property to Purchaser in accordance with the terms and conditions provided herein.

(c) In the case of a termination of this Agreement by Purchaser pursuant to Section 4.2 or 5.3, the Escrow Agent shall return the Deposit to Purchaser in accordance with the instructions contained in the applicable Section without the necessity of any other instructions from the parties and notwithstanding any contrary demand of Seller or any other person. If in any other case, either Seller or Purchaser claims to be entitled to the Deposit, it shall deliver a demand for payment to the Escrow Agent, and the Escrow Agent shall immediately deliver a copy of the demand to the other party. Within five (5) business days after the delivery to it by the Escrow Agent of the demand, the nondemanding party shall deliver either (a) a letter of instruction to the Escrow Agent directing the delivery of the Deposit to the demanding party, in which case the Escrow Agent is instructed to deliver the Deposit to the demanding party by wire transfer of immediately available funds within two (2) business days after receipt of the letter of instruction, or (b) a notice objecting to the demanding party’s right to receive the Deposit. If the nondemanding party does not deliver a letter or instruction or notice of objection within the five (5) business day period, it shall be deemed to have approved the payment of the Deposit to the demanding party, and the Escrow Agent is instructed to release the Deposit to the demanding party by wire transfer of immediately available funds within two (2) business days.

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2.3 Existing Monetary Obligations. As a condition of Closing, Seller shall fully satisfy by prepayment, at its sole cost and expense, any existing mortgage, security interests, or financing obligations currently encumbering the Property (collectively, the “Mortgage Loans”). All escrow reserves on deposit with Seller’s lender(s) or with Seller’s supplier(s) as of the Closing and related to the Mortgage Loans or Seller’s supply contracts are Excluded Property and shall be released to Seller as of the Closing.

2.4 Balance of Purchase Price. Subject to credits, adjustments and prorations due Purchaser under Section 3.6 and other relevant Sections of this Agreement, up to $44,744.00 of the Purchase Price may be paid by delivery to Seller of Units of Purchaser (“Units”) as described on attached Exhibit “B”. The amount to be paid by delivery of Units is referred to as the “Unit Consideration.” The number of Units delivered to Seller on the Closing Date shall be equal to (i) the Unit Consideration, divided by the volume weighted average of the closing prices of the common shares of Condor Hospitality Trust, Inc. as reported by NASDAQ for the trailing three (3) trading days immediately preceding the announcement date of this Agreement, multiplied by (ii) eight (8).

2.5 Assumption of Liabilities. Except as specifically set forth herein, Purchaser will assume no obligations or liabilities which may have accrued relating to the ownership or operation of the Property prior to the Closing Date. Purchaser will only assume such lease and contract obligations relating to the Property which are specifically identified in Section 1 and assigned pursuant to this Agreement, provided however, that, notwithstanding any provision of this Agreement to the contrary, Purchaser shall not be obligated to assume any employment, retention, management, license or consultative agreements of Seller, its agents, its managers or the employees of same which currently serves Seller or the Property or is responsible for the operations of same in any manner, either direct or indirect. Purchaser shall be required to assume any contracts which are terminable without penalty on no more than thirty (30) days’ notice to the other party to the contract. Seller shall cooperate in good faith with Purchaser to terminate, as promptly as practicable following Closing, any other contacts that Purchaser is not required to assume and has not chosen to assume, but (in order to avoid disruption of critical services to the Hotel) Seller shall have no obligation to terminate any contract prior to Closing. Seller will not be responsible for any obligations or liabilities which may accrue relating to the ownership or operation of the Property from and after the Closing Date.

2.6 Allocation of Purchase Price. The Purchase Price will be allocated among the items comprising the Property in proportion to their fair market value and in accordance with Paragraph 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and in connection with their filing of Federal income tax returns, the parties will file Treasury Forms 8594 consistent with this allocation. Seller and Purchaser will seek to reasonably agree upon such allocations prior to the expiration of the Initial Due Diligence Period and, if agreed upon, such allocations shall be binding on the parties hereto. Notwithstanding the foregoing, if, after negotiating in good faith, the parties hereto are unable to agree on a mutually satisfactory allocation, each of Purchaser and Seller shall use its own allocation for purposes of

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this Section 2.6, it being agreed that the allocation of the Purchase Price used by Purchaser and Seller pursuant to this sentence may not necessarily be consistent. The provisions of this Section 2.6 shall survive the Closing. All personnel are currently employees of Vista Host, Inc. or its affiliate and shall remain employed by Vista Host, Inc. subsequent to Closing.

2.7 1031 Exchange. Seller and Purchaser agree to cooperate with each other in a commercially reasonable manner necessary to enable either party to qualify for a tax deferred exchange under Section 1031 of the Internal Revenue Code so long as there is no additional cost or liability to the party who has been asked to so cooperate and there is no delay or extension of the Closing Date.

3. Closing Matters, Costs and Prorations.

3.1 Closing; Scheduled Closing Date. The transactions contemplated by this Agreement shall occur at the offices of the Title Company (as hereinafter defined) or such other location as may be agreed upon by the parties (“Closing”). Subject to extensions of the Scheduled Closing Date (as defined below) pursuant to this Section 3.1, Section 12, Section 13, Section 25 or elsewhere in this Agreement, Seller and Purchaser agree to close the purchase and sale of the Property thirty (30) days after the expiration of the Due Diligence Period (as hereinafter defined), or at such time as mutually agreed to by Purchaser and Seller (as it may be extended, the “Scheduled Closing Date.” In the event that Hilton Worldwide (“Hilton”) has approved the grant of a franchise to Purchaser having an initial expiration of not less than fifteen (15) years from the Closing and otherwise on terms and conditions approved by Purchaser in its sole and absolute discretion, but the New Franchise Agreement (defined below) has not yet been executed and delivered, then Purchaser shall have the right to extend the Scheduled Closing Date for up to fifteen (15) days so that Closing shall occur no later than forty-five (45) days after the expiration of the Due Diligence Period, unless the Scheduled Closing Date is otherwise extended. The date upon which the Closing occurs is sometimes referred to as the “Closing Date.” Notwithstanding any other provision herein to the contrary, there shall be no requirement that Seller or Purchaser physically attend the Closing, and all funds and documents to be delivered at the Closing may be delivered to the Title Company unless the parties hereto mutually agree otherwise. Purchaser and Seller hereby authorize their respective attorneys to execute and deliver to the Title Company any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the Closing, provided that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.

3.2 Seller’s Closing Obligations. At Closing, Seller shall deliver, or cause to be delivered, to the Title Company (or as otherwise noted below) for the benefit of Purchaser, the following documents, each fully executed and acknowledged by Seller or Manager, as required:

(a) Special Warranty Deed. A Special Warranty Deed in substantially the form of Exhibit “D” attached hereto, conveying good and marketable fee simple title to the Real Property, in a form as may be reasonably required by the Title Company, and subject only to the Permitted Exceptions (as hereinafter defined) (the “Deed”).

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(b) Owner’s Affidavit. An Affidavit, in form customarily and reasonably acceptable to the Title Company and Seller, sufficient to permit the Title Company (as hereinafter defined) to delete the “gap exception” and all standard exceptions (other than taxes not yet due and payable) from the title insurance policy.

(c) FIRPTA Affidavit. A FIRPTA non-foreign transfer certificate in accordance with Section 1445 of the Internal Revenue Code and any similar certificate required by the laws of the state in which the Property is located.

(d) Closing Statement. A closing statement setting forth the Purchase Price, Deposit and all credits, adjustments and prorations between Purchaser and Seller and the net cash due Seller (the “Closing Statement”).

(e) Bill of Sale. A bill of sale for all Personal Property in substantially the form of Exhibit “E” attached hereto without any warranty, except as provided in this Agreement.

(f) Permits and Books and Records. All the Books and Records located at the Property and, to the extent assignable, the Licenses and Permits issued for or with respect to the Real Property or any portion thereof by governmental and quasi governmental authorities having jurisdiction over the Real Property (all of which will be delivered and provided at the Property); provided, however, that Purchaser’s obtaining any new Licenses and Permits or consent to the assignment of any of such will not be a condition to the Closing.

(g) Assignment of Intangibles. Assignment and Assumption of Intangibles in substantially the form of Exhibit “F” (the “Assignment and Assumption of Intangibles”).

(h) Reservations. A list of all Hotel, restaurant, convention and meeting room sales contracts, reservations and deposits, the amount thereof, and dates reserved with respect to the rooms and facilities at the Hotel (all of which will be delivered and provided at the Property).

(i) Entity Documents. To the extent reasonably required by the Title Company, copies of Seller’s organizational documents, a current certificate of good standing from Seller’s state of formation and any required resolutions with respect to Seller to approve the sale of the Property.

(j) Bring Down Certificate. A certificate of Seller indicating that all its representations and warranties set forth in Section 6 of this Agreement are true and correct in all material respects as of the Closing Date, subject to changes occurring in accordance with this Agreement disclosed in such certificate.

(k) Additional Documents. Such additional documents as may be reasonably required by the Title Company to consummate the transactions contemplated under this Agreement.

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(l) Unit Documents. If Purchaser elects to pay part of the Purchase Price by transfer of Units:

(i) The Limited Partner Admission Agreement in the form of Exhibit “G” (“Limited Partner Admission Agreement”), admitting Seller as a limited partner of Purchaser;

(ii) The Redemption Rights Agreement in the form of Exhibit “H” (the “Redemption Rights Agreement”), granting the right to Seller to have Purchaser redeem its Units exercisable one (1) year after the Closing.

(m) Notices to Tenant and Service Providers. Notices to tenants under assigned Leases, lessors under assigned Equipment Leases, and service providers under assigned Service Contracts regarding the assignment, in form reasonably acceptable to Seller and Purchaser.

(n) Interim Hotel Management Agreement. If Purchaser or its operating lessee elects pursuant to Section 5.13 to require the Interim Hotel Management Agreement, then the Interim Hotel Management Agreement duly executed by Manager.

3.3 Pre-Closing Delivery. Seller’s and Purchaser’s attorneys shall deliver copies of all closing documents to each other’s attorney for review not less than three (3) business days prior to the Scheduled Closing Date.

3.4 Purchaser’s Closing Obligations. At Closing, Purchaser shall deliver to the Title Company for the benefit of Seller the following:

(a) Balance of Purchase Price. The required payment (and, if applicable’ delivery of the Units of Condor Hospitality Limited Partnership) due at Closing as provided elsewhere herein, including the Purchase Price and other moneys due from Purchaser pursuant to the Closing Statement, less any credits due Purchaser pursuant to the Closing Statement.

(b) Closing Statement. The Closing Statement duly executed by Purchaser.

(c) Assignment and Assumption of Intangibles. The Assignment and Assumption of Intangibles duly executed by Purchaser.

(d) Entity Documents. To the extent reasonably required by the Title Company, certified copy of Purchaser’s organizational documents, a current certificate of good standing from Purchaser’s state of formation and any required resolutions with respect to Purchaser to approve the purchase of the Property.

(e) Bring Down Certificate. A certificate of Purchaser indicating that all its representations and warranties set forth in Section 11 of this Agreement are true and correct in all material respects as of the Closing Date, subject to changes occurring in accordance with this Agreement disclosed in such certificate.

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(f) Additional Documents. Such additional documents as may be reasonably required by the Title Company to consummate the transactions contemplated under this Agreement.

(g) Unit Documents. If Purchaser elects to pay part of the Purchase Price by transfer of Units, the Limited Partner Admission Agreement and the Redemption Rights Agreement.

(h) Interim Hotel Management Agreement. If Purchaser or its operating lessee elects pursuant to Section 5.13 to require the Interim Hotel Management Agreement, then the Interim Hotel Management Agreement duly executed by Purchaser’s operating lessee.

3.5 Fees and Costs. Purchaser will be responsible and pay for all costs, fees and expenses associated with any due diligence conducted by Purchaser, the application for and/or transfer of any franchise license, all costs and expenses related to any loan obtained by Purchaser, one-half (1/2) of Escrow Holder’s fees and charges, all title insurance premiums and endorsements in excess of the premium for the basic owner’s title insurance policy which shall be payable by Seller, and other expenses customarily paid by the Purchaser in the state in which the Property is located, but expressly excluding, if applicable, all withholding taxes with respect to the sale of the Property required to be paid by Seller under applicable law. Seller will be responsible for and pay all applicable withholding taxes required to be paid by Seller under applicable law with respect to its sale of the Property, real estate transfer and sales taxes, documents stamps or recording tax on the recording of the deed, one-half (1/2) of Escrow Holder’s fees and charges, the premium for the basic owner’s title insurance policy, and other expenses customarily paid by the Seller in the state in which the Property is located. Notwithstanding the foregoing, except as provided in Section 23, each of the parties shall be respectively responsible for the payment of its own legal fees, costs and expenses which it may incur as part of its compliance and performance of the duties and obligations contained herein and the conveyancing of title to the Property.

3.6 Adjustments And Prorations. All guest room revenues for the night preceding the Closing shall be allocated to Seller, and Seller shall pay all labor costs for cleaning of guest rooms on the day of Closing. Subject to the foregoing sentence and unless otherwise expressly provided for in this Agreement, Seller shall be responsible for and shall pay promptly (or reduce the Purchase Price or credit Purchaser) for all operating expenses or liabilities with respect to the Property, including, without limitation, all real property, personal property, occupancy and sales and use taxes, which accrue with respect to the Property with respect to all periods on and prior to the Cut-Off Time (as defined below) and Purchaser shall be responsible for and shall pay promptly all operating expenses and liabilities with respect to the Property, including without limitation all real property, personal property and sales and use taxes, which accrue with respect to the Property with respect to all periods after the Cut-Off Time. Unless otherwise provided below, the following are to be adjusted and prorated between Seller and Purchaser as of 11:59 P.M. (local time at the location of the Property) on the day preceding the Closing (the “Cut-Off Time”), based upon a 365 day year, and the net amount thereof under this Section shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Purchaser’s favor) the Purchase Price payable at Closing:

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(a) Taxes. Real property taxes and personal property taxes, if any, shall be prorated based upon the current year’s (i.e., year of closing) tax, if known. If the Closing Date occurs on a date when the current year’s taxes are not fixed and the current year’s assessment is available, taxes will be prorated based upon such assessment and prior year’s millage. If the current year’s assessment is not available, then taxes will be prorated on the prior year’s tax. However, if any tax pro-ration is based upon other than the current year’s tax, then at the request of either Purchaser or Seller, the taxes shall be subsequently readjusted upon the receipt of the tax bill for the current year. All such tax pro-rations, whether based upon the current year’s tax, or prior year’s tax, will be made with an appropriate allowance for the maximum allowable discount. In the event either party fails or refuses to re-prorate the real estate taxes within thirty (30) days following receipt of the actual tax bill for the current year and a written request by the other party for such re-proration, then the amount due shall bear interest from the expiration of such thirty (30) day period at the rate of five percent (5%) per annum. In the event a party is obligated to institute any legal proceeding to recover the re-proration of real estate taxes and the interest due as herein set forth, the prevailing party shall be entitled, in addition, to recover Attorneys Fees from the non-prevailing party.

(b) Special Assessment Liens. Certified, confirmed and ratified special assessment liens for public and municipal improvements payable for periods of ownership and operation of the Real Property prior to the Closing Date are to be paid by Seller, with any such accruing on or after the Closing Date to be paid by Purchaser. Pending liens for special assessments for public and municipal improvements as of the Closing Date shall be assumed by Purchaser.

(c) Utilities. Seller and Purchaser will cooperate, at no cost to Seller, to transfer accounts and utility deposits, to the extent transferable, with the various utility services serving the Real Property in such a way as to avoid any interruption in service and to obtain accurate figures with respect to prorating the cost of same as of the Closing Date. Seller shall be credited and Purchaser shall be charged with the amount of such transferable utility deposits that are transferred to Purchaser at Closing.

(d) Accounts Receivable. All rents and other sums due with respect to the Property earned and attributable to the period prior to the Closing Date will be paid to (with all such accounts receivable to be excluded from the Property transferred to Purchaser and to be retained by Seller) or retained by Seller;i rents and other sums earned and attributable to the period on or after the Closing Date will be paid to Purchaser. All guest room revenues for the night immediately prior to Closing which are attributable to Property guests who checked in no later than 12:01 a.m. of the Closing Date (i.e. for the night overlapping the day immediately prior to the Closing Date and the Closing Date) shall be allocated to Seller, and Seller shall pay all labor costs for cleaning of guest rooms on the day of Closing. On receipt after the Closing Date by Purchaser of accounts receivable, rents and other payments attributable to any period prior to the Closing Date, such sums will be paid by Purchaser to Seller within five (5) days after receipt; provided, that Purchaser will have no obligation to incur out of pocket expenses to enforce the collection of such rents or other sums.

(e) Security and Reservation Deposits. At Closing, Seller will deliver to Purchaser an amount equal to all security deposits paid to and then held by Seller under the

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Leases (to the extent that Seller has not otherwise (a) returned the security deposit to a tenant under a Lease, or (b) otherwise applied the security deposit pursuant to any provision of a Lease permitting same), reservation deposits theretofore paid to and then held by Seller with respect to guest rooms and/or other facilities at the Property for periods after Closing, and all credit balances with respect to guests at the Property.

(f) Accounts Payable. All sums due for accounts payable which were owing or incurred by the Property or with respect thereto prior to the Closing Date will be paid by Seller. Purchaser shall furnish to Seller any bills for such a period received after the Closing Date. All accounts payable incurred on or after the Closing Date with respect to the Property will be paid by Purchaser.

(g) Property Employees. To the extent that Purchaser or Purchaser’s hotel manager or operator elects to employ any personnel of Manager engaged in the operation of the Property subsequent to the Closing Date, all compensation payable to such employees (including the costs of fringe benefits, discretionary awards specifically granted and awarded by Seller prior to Closing, and earned vacation, sick, and all other benefit pay), worker’s compensation, employee withholding, and COBRA benefits, which accrued or are related to periods of employment prior to the Closing Date will be paid and provided by Seller; provided, however, that Seller will not be responsible or liable for compensation payable to such employees or for any portion of any discretionary awards granted or awarded by Purchaser on or after the Closing Date. All regular compensation payable to such employees (including the costs of fringe benefits and earned vacation, sick, and all other benefit pay) which accrues on or after the Closing Date will be paid by Purchaser. Purchaser will be responsible for, and indemnify Seller with respect to, compliance with the Worker Adjustment and Retraining Notification Act or other similar state or federal laws as a result of the transactions contemplated by this Agreement. Purchaser acknowledges that Seller does not have any employees at the Hotel, all Hotel personnel being employees of the Manager.

(h) Permits and Licenses. Transferable annual permits, licenses, and/or inspection fees, if any, shall be prorated on the basis of the duration of same.

(i) Service Contracts and Equipment Leases. Amounts paid under any assumed Service Contracts and Equipment Leases shall be prorated on the basis of the charge or premium for the period involved.

(j) Prepaid Amounts. Any other prepaid amounts shall be pro-rated as of the Cut-Off Time.

(k) Franchise Agreement. Any fees payable in connection with the Existing Franchise Agreement for periods of operation prior to the Closing (other than transfer or assignment fees which shall be paid by Purchaser) shall be the sole obligation of Seller and will not be subject to pro-rations as of the Closing Date.

(l) Voucher and Gift Certificates. Purchaser shall receive a credit in the amount of any undeemed gift certificates, vouchers, and coupons, trade credits, tradeouts, barter arrangement, and any discounted or free services or accommodations that are scheduled or otherwise available to be made or used on or after the Closing Date.

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If any items to be adjusted pursuant to this Section 3.6 are not determinable at the Closing, or if any such adjustments made at the Closing prove to be incorrect, the adjustment shall be made subsequent to the Closing or corrected when the charge is finally determined. The parties will work together to prepare and deliver to each other no later than ninety (90) days following the Closing Date (except with respect to any item which is not reasonably determinable within such time frame, as to which the time frame shall be extended until the earlier of (i) such date such item is reasonably determinable or (ii) two hundred seventy (270) days after the Closing Date, a schedule of prorations setting forth such party’s determination of prorations not determined at the Closing and any adjustments to the prorations made at Closing that it believes are necessary to complete the prorations as set forth in this Section 3.6; provided, however, that the timing for any adjustments relating to taxes shall be as set forth in Section 3.6(a). Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected or made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is thirty (30) days following the receipt from the other party of such other party’s proposed adjustment or readjustment. The party owing the other party any sum pursuant to any adjustment, or readjustment or correction under this Section 3.6 shall pay such sum to the other party within fifteen (15) days after the same has been determined as set forth above.

3.7 Management Agreements. It is the understanding of Purchaser that Vista Host, Inc., an affiliate of Seller, is the manager of the Property (“Manager”). Seller will cause Manager to reasonably cooperate prior to the Closing in effecting an orderly transition of management of the Property, and Seller will terminate its existing management agreement (the “Management Agreement”) with Manager for the Property as of the Closing.

3.8 Hotel Safe. On the Closing Date, Seller shall cause the delivery to Purchaser of all of the keys to the safes in the Hotel. On the Closing Date, Seller shall give written notices or cause Manager to provide such notice to those persons who have deposited items in the safes, advising them of the sale of the Property to Purchaser and requesting the removal or verification of their contents in the safes. All such removals or verifications on the Closing Date shall be under the supervision of Seller’s and Purchaser’s respective representatives. All contents that are to remain in the safe shall be recorded. Items belonging to guests who have not responded to such written notice by so removing and verifying their safe contents by the end of the Closing Date shall be recorded in the presence of the respective representatives. Any such contents so verified and recorded and thereafter remaining in the safes in the Hotel shall be the responsibility of Purchaser, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any liability therefor. Seller hereby agrees to indemnify and hold Purchaser harmless from any liability arising from claims by guests for any loss of contents in the safe that existed prior to Closing but which were not recorded on the Closing Date.

3.9 Guests’ Property. All baggage or other property of patrons of the Hotels checked or left in care of the Hotel shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date and will indemnify and hold Seller harmless from and against all claims for all baggage and property listed in such inventory.

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3.10 Holdback Amount. Escrow Agent shall hold back in escrow from Seller’s net proceeds at Closing an amount equal to Seventy-Five Thousand Dollars ($75,000.00) (the “Holdback Amount”). The sole purpose for which the Holdback Amount may be applied is as to any amounts which Seller owes to Purchaser for post-Closing claims to the extent allowed and subject to any limitations set forth in this Agreement. For clarity, the Holdback Amount is intended as a source of payment, but not as a limitation of damages that may be claimed by Purchaser. Except as to any amounts claimed to be owed by Seller to Purchaser which amounts are specifically reflected in a lawsuit commenced against Seller within twelve (12) months after the Closing for damages based upon the post-Closing claim, Escrow Agent shall disburse the balance of the Holdback Amount to Seller immediately following the expiration of the twelve (12) month period. Prior to institution of any such lawsuit, Purchaser shall provide at least ten (10) days prior written notice to Seller, specifying the exact amount and nature of any such claim asserted by Purchaser against the Holdback Amount. Any lawsuit commenced against Seller must specifically set forth the exact amount which is claimed to be owed by Seller to Purchaser, and absent such specific amount being identified, Escrow Agent is authorized to release the entire Holdback Amount to Seller immediately following the expiration of the twelve month (12) month period post-Closing. Any portion of the Holdback Amount which Escrow Agent is entitled to retain pursuant to this Section 3.10 after the passage of the twelve (12) month period, shall continue to be held in escrow pending final and unappealable dismissal or judgment in the action or actions timely commenced by Purchaser or settled pursuant to a written agreement between Seller and Purchaser. If Purchaser obtains a final and unappealable judgment in any such action, Escrow Agent is directed to make a disbursement to Purchaser from the Holdback Amount retained in escrow in the amount of the judgment plus any interest, attorney’s fees, and costs to which it is entitled thereon upon presentation to Escrow Agent and Seller of the court order or other evidence of such final and unappealable judgment. Once all such actions are either finally or unappealably dismissed or a final and unappealable judgment is entered therein or settled pursuant to a written agreement between Seller and Purchaser, and any amount of damages due to Purchaser is paid, whether from the Holdback Amount or otherwise, Escrow Agent is directed to disburse to Seller any remaining balance of the Holdback Amount. The parties shall execute any additional escrow instructions not inconsistent with the foregoing reasonably required by Escrow Agent or either party relating to the Holdback Amount. Escrow Agent’s fees and costs for holding and disbursing the Holdback Amount shall be shared equally by Seller and Purchaser.

3.11 Tax And Withholding Payments and Filing of Tax Returns. Following the Closing and on or before the due date thereof, Seller will file or cause its Manager to file any tax returns and pay any taxes, employee withholding, worker’s compensation premiums, and any other amounts due to any governmental authority arising out of the operation of the Property due for the final period of Seller’s ownership that are necessary for Purchaser to obtain a clearance certificate from the State in which the Real Property is located. Seller shall take and cause Manager to any other steps that may be necessary on their part for Purchaser to obtain the clearance certificates and shall generally cooperate with Purchaser in its effort to obtain the clearance certificates. Seller’s obligations under this Section 3.11 shall survive the Closing.

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4. Title.

4.1 Purchaser’s Title Insurance Commitment. Purchaser shall, within three (3) business days from the Effective Date, submit an order for a preliminary title insurance commitment from the Escrow Agent (the “Title Company”), agreeing to issue to Purchaser, upon the recording of the Deed, an owner’s ALTA extended coverage title insurance policy in the amount of the Purchase Price insuring the marketability of the fee title of Purchaser to the Real Property, subject only to the exceptions approved by Purchaser, as hereinafter provided in this Section 4, or created by Purchaser (the “Title Insurance Policy”). Purchaser shall deliver a copy of the preliminary title insurance commitment to Seller promptly upon receipt of same from the Title Company.

4.2 Purchaser’s Review of Title Insurance Commitment. If Purchaser finds objectionable any exception to title shown in the title insurance commitment, Purchaser shall notify Seller of Purchaser’s objection thereto no later than ten (10) days prior to the expiration date of the Initial Due Diligence Period (as hereinafter defined). Seller shall be entitled, in its sole discretion, to elect to cure any such defects, by written notice of such election to be delivered to Purchaser within ten (10) days from the date of notification by Purchaser. In the event Seller fails to make such election to cure in such time period, then Seller shall be deemed to have elected not to cure any such defects. If Seller elects (or is deemed to have elected) not to cure any such defects or if such defect(s) shall not have been removed from the commitment by endorsement thereto at the expiration of the Initial Due Diligence Period, Purchaser shall have the option of either : (a) accepting title to the Real Property as it then exists subject to all such defects, or (b) terminating this Agreement by giving written notice thereof to Seller, with a copy to Escrow Agent, in which event Escrow Agent shall immediately, without further authorization or direction, refund the Deposit to Purchaser by wire transfer of immediately available funds within two (2) business days, and upon the return of the Deposit, the parties shall be relieved of all further obligations hereunder (and this Agreement shall be rendered null, void and of no further effect), except with respect to those obligations which expressly survive any termination of this Agreement. Those exceptions set forth on the title insurance commitment which are not objected to or are not otherwise cured pursuant to this Section 4.2 and real estate taxes for the year in which the Closing takes place shall be “Permitted Exceptions” for purposes of this Agreement.

4.3 Survey. Purchaser may obtain at Purchaser’s sole cost and expense from a surveyor licensed in the state in which the Real Property is located either an update of the existing survey of the Real Property required to be provided by Seller or a new survey. The survey or updated survey will be certified to Purchaser, Seller, the Title Company, and Purchaser’s lender, if any. Purchaser shall deliver a copy of the survey to Seller promptly upon receipt of same from the surveyor. In the event that the survey shows any encroachments, gores, or any other defect(s), Purchaser shall give written notice of such defect(s) to Seller no later than ten (10) days before the expiration of the Initial Due Diligence Period, in which event said defect(s) shall be governed in the same manner and time as objections to the condition of title are dealt with herein and the parties shall have the same rights, privileges and obligations as if the defect(s) so specified were defect(s) in the condition of title.

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4.4 Action Subsequent to Effective Date. From and after the Effective Date, Seller shall not take any action which would adversely impair or otherwise adversely affect title to any portion of the Real Property, and shall not record or cause to be recorded, any documents in the public records which would adversely affect title to the Real Property, without the prior written consent of Purchaser.

5. Due Diligence Period.

5.1 Due Diligence Period. Purchaser and its agents, independent contractors, consultants, employees or any other representatives (“Purchaser’s Representatives”), shall have the right until 5:00 p.m. in the city and state in which the Property is located on that day which is forty-five (45) days after the Effective Date (“Initial Due Diligence Period”), to enter upon the Property and the Real Property during normal business hours and with reasonable prior notice to Kathie A. Long (“Seller’s Agent”), for testing, surveying, engineering and other reasonable inspection purposes. Notwithstanding the foregoing, (i) prior to the expiration of the Initial Due Diligence Period, Purchaser may, at its sole election, extend this period for an additional fifteen (15) days (“Extended Due Diligence Period”) (the Extended Due Diligence Period, together with the Initial Due Diligence Period, collectively the “Due Diligence Period”) by providing prior written notice to Seller for the sole purpose of one or more of the following: (a) accommodating the receipt of franchise approval by Hilton on terms and conditions acceptable to Purchaser in its sole and absolute discretion, including but not limited to a term of at least fifteen (15) years after Closing, and (b) the completion of the audits required by Purchaser as a public company. For clarification purposes only, Purchaser agrees that it shall have completed its physical, financial and legal due diligence, including without limitation with respect to title, survey, zoning and land use, permitting and licensing, environmental, engineering, property condition and financial underwriting that Purchaser elects to do, on or before the expiration of the Initial Due Diligence Period, except for any remaining audit work or work on obtaining Hilton approval. During the Due Diligence Period, Seller shall cooperate with Purchaser and Purchaser’s Representatives in furnishing documents and information reasonably necessary and required by Purchaser in its investigation. All such activities shall be conducted in such a fashion so as not to materially (i) interfere with the rights or property of any tenants, guests, invitees, or others with any possessory interest in any part of any portion of the Property, (ii) cause any damage or make any physical changes to any of the Property or (iii) otherwise unreasonably interfere with the operation of the Property. No inspection shall be undertaken without reasonable prior notice to Seller’s Agent (which need not exceed forty-eight (48) hours, or more time, if feasible) for such purpose, but Purchaser shall provide its best efforts to maximize the prior notice period to Seller in order to enable Seller to arrange adequate staffing prior to such inspection. Seller shall have the right to have Seller’s Agent present at any and all inspections and to receive a copy of any and all inspection reports. Neither Purchaser nor Purchaser’s Representatives shall contact or communicate with any contractors, vendors, licensees, tenants or guests or employees of Seller without the prior consent of Seller, except for the general manager of the Hotel. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller, such consent to be in Seller’s sole discretion. Purchaser, at its own expense, shall restore any damage to the Property caused by any of the tests or studies made by Purchaser or any of Purchaser’s Representatives. Purchaser shall on behalf of itself and Purchaser’s Representatives, indemnify and hold Seller, and its employees, guests, contractors, tenants, Manager and their respective invitees, harmless of, from and against any and all liabilities, suits,

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claims, losses, damages, costs and expenses, including, without limitation, Attorneys Fees sustained by or asserted against any of them or the Property, including, but not limited to, property damage, personal injury and any mechanics’ and materialman’s liens, caused by or arising out of or in connection with any testing, inspection or examinations of the Property conducted by Purchaser or Purchaser’s Representatives, except to the extent arising due to the negligence or willful misconduct of Seller and its representatives or any pre-existing conditions discovered by Purchaser. Purchaser and Purchaser’s Representatives shall maintain at all times during their entry upon any of the Property for the purpose of conducting any due diligence activities (a) Workers Compensation Insurance in full compliance with applicable law, and (b) commercial general liability insurance with limits of not less than One Million Dollars combined single limit, bodily injury, death and property damage insurance per occurrence and Two Million Dollars in the aggregate. Prior to any entry upon any Property, Purchaser (or Purchaser’s Representative) will deliver a certificate issued by the insurance carrier of each such policy to Seller, such insurance to name Seller as an additional insured. The provisions of this Section 5.1 will survive any termination of this Agreement or the Closing.

5.2 Due Diligence List. Within five (5) days after the Effective Date, Seller shall deliver to Purchaser, its agents or employees (or otherwise make available to Purchaser, its agents or employees at Seller’s or Manager’s offices or the Property) (a) full and complete copies of the information and documents listed on Exhibit “C” attached hereto, to the extent that such items are in Seller’s or Manager’s possession, are not by its nature “stale” or out of date (including any information that is greater than 3 years old), and readily available without any undue hardship to locate same by Seller or Manager, and (b) a copy of any existing ALTA Survey in Seller’s possession or reasonable control paid for by Seller showing the Improvements as built. Subject to the provisions of Section 5.4 hereof (or any other confidentiality agreement between the parties), upon Seller’s prior consent, Purchaser or its representatives may contact any governmental authority for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, consent from Seller will not be required for (i) authorized third parties conducting reasonable and customary inquiries with respect to their applicable reports, including surveys and zoning, engineering, geotechnical and environmental inspections as permitted under this Agreement or (ii) generic inquiries to governmental authorities that do not identify the Property.

5.3 Termination During Due Diligence Period. At any time prior to the expiration of the Initial Due Diligence Period, Purchaser or Purchaser’s attorney shall, by giving written notice to Seller and Escrow Agent, have the right, in its sole discretion, and with or without cause, to terminate this Agreement and receive the return of the Deposit, in which case the Escrow Agent shall return the Deposit to Purchaser, without further authorization or direction, by wire transfer of immediately available funds within two (2) business days, and upon the return of the Deposit, the parties shall have no further obligations under this Agreement, except for those which expressly survive any termination of this Agreement. At any time prior to the expiration of the Extended Due Diligence Period (including as such may have been extended one time pursuant to the terms of Section 5.1), Purchaser or Purchaser’s attorney shall have the right, solely in the event of a failure of the Diligence Contingency (as hereinafter defined), to terminate the Agreement and receive the return of the Deposit by giving written notice to Seller and Escrow Agent specifying the reason for such termination, including the

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Diligence Contingency that has not been satisfied and the reasons therefor. If Purchaser terminates this Agreement pursuant to this Section 5.3, the Escrow Agent shall return the Deposit to Purchaser, without further authorization or direction, by wire transfer of immediately available funds within two (2) business days, and upon the return of the Deposit, the parties shall have no further obligations under this Agreement, except for those which expressly survive any termination of this Agreement. In any such event, Purchaser shall be responsible for all reasonable termination charges of Escrow Agent.

5.4 Confidentiality. Purchaser agrees that all information furnished to Purchaser and Purchaser’s Representatives by Seller or its agents or representatives during, prior to or after the Due Diligence Period will be confidential and will not be disclosed to any third parties without the express written consent of Seller, provided however that such information may be disclosed by Purchaser to Purchaser’s Representatives, Purchaser’s lenders, those representatives who are engaged to assist Purchaser’s lenders in processing Purchaser’s loans, or any franchisor or franchisor representatives in connection with the assignment or reissuance of the Existing Franchise Agreement. In the event that the Closing does not occur for any reason, all information furnished to or obtained by Purchaser shall be returned to Seller, no copies will be retained by Purchaser, and Purchaser shall be required to maintain the confidentiality of such materials, data, and information following termination of this Agreement. In such case, Purchaser will cause Purchaser’s Representatives to return any confidential information in their possession to Seller and confirm that no copies have been retained. Furthermore, upon any termination of this Agreement, Purchaser will deliver to Seller for its benefit and use, without any charge to Seller, all due diligence and reports prepared by or for the benefit of Purchaser with respect to the Property (other than Purchaser’s internal financial underwriting due diligence), including without limitation, surveys, engineering and/or property condition reports, title reports, environmental reports, and zoning reports. The provisions of this Section 5.4 will survive any termination of this Agreement.

5.5 Amendment of Schedules. Seller will have the right to amend the Schedules attached hereto during the Initial Due Diligence Period in the event Seller or Purchaser should determine that the information on such schedule is incomplete or inaccurate (or needs to be updated) and this shall not be an event of default.

5.6 Access to Property Information. For a period of time commencing on the Effective Date and continuing until the earlier of the termination of this Agreement or the first anniversary of the Closing Date, Seller shall provide, and shall direct its accountants to provide, at Purchaser’s sole cost and expense, Purchaser and its representatives with reasonable access to information relating to the Property, which information is relevant and reasonably necessary, in the reasonable opinion of the outside accountants selected by Purchaser, to enable Purchaser and Purchaser’s outside accountants to prepare and file financial statements, pro formas and any and all other information in compliance (at Purchaser’s cost) with any or all of: (a) Regulation S-X of the SEC; and (b) any registration statement, 424(b) prospectus, report or disclosure statement filed with the SEC by or on behalf of Purchaser. Seller shall reasonably cooperate with Purchaser, at Purchaser’s cost, to cause any SEC audit requirements to be completed and delivered to Purchaser within a reasonable time period to ensure that all SEC filing requirements are met. Seller shall also provide and/or shall cause its accountants, as applicable, to provide to Purchaser’s outside accountants an engagement letter (with cost to be borne by Purchaser), and a signed representation letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. The provisions in this Section 5.6 shall survive the Closing.

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5.7 Franchise.

(a) Upon the Effective Date, Seller authorizes Purchaser to contact Hilton to seek assumption or re-issuance (as required by Hilton) of the applicable franchise license for the Hotel at Closing (the “Franchise Approval”). Immediately after the Effective Date, Purchaser shall reasonably promptly and diligently in good faith pursue obtaining, at Purchaser’s sole cost and expense, the written consent of Hilton for the Franchise Approval and the corresponding franchise and related agreements pertaining to the operation of the Hotel as a Home2 Suites Hotel after the Closing (collectively, the “New Franchise Agreement”) and providing for the release of Seller and any guarantors of Seller’s future obligations to Hilton effective as of the Closing.

(b) If Purchaser elects not to obtain the Franchise Approval (but instead elects another franchisor or brand or elects not to have any franchise or brand) or Purchaser does not obtain the Franchise Approval and does not terminate this Agreement in accordance with Section 5.3 and proceeds to Closing, Purchaser shall (i) pay all cancellation fees, termination fees, removal fees or other amounts owed to Hilton as a result of cancellation and termination of the Existing Franchise Agreement, (ii) immediately upon Closing, cease operating the Property as a “System Hotel” within Hilton’s system, including, without limitation, not directly or indirectly representing or giving the impression that it is a present or former franchisee or licensee of Hilton or that the Property was previously a “System Hotel,” and (iii) immediately upon Closing, at its sole cost and expense, immediately and permanently remove or cause to be removed from the Property all identifying characteristics, marks and intellectual property of Hilton and its “System Hotels,” including, without limitation, all electronic systems, signs, fixtures, furniture, furnishings, equipment, advertising materials, stationery, supplies, forms and other items containing the words, trademark, service marks or insignia for a “System Hotel,” return to Hilton its intellectual property and other materials proprietary to Hilton, make such alterations as may be necessary and required by Hilton to distinguish the Property from its former appearance and other “System Hotels” and allow Hilton to enter upon the Property to complete any of the foregoing not completed by Purchaser within thirty (30) days after Closing (collectively, “De-Identification”). The De-Identification will involve, among other things, all de-identification required by the Existing Franchise Agreement and physical changes of distinctive features for a “System Hotel,” including removal of any free-standing sign down to the structural steel, to preclude any confusion, and compliance with all other requirements of the Existing Franchise Agreement that arise as a result of the sale of the Property to Purchaser. Upon Closing and in the event that Purchaser does not obtain the Franchise Approval from Hilton (but instead elects another franchise or brand or elects not to have any franchise or brand), Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, claims, damages, liabilities and expenses (including without limitation Attorneys Fees) arising from the termination of the Existing Franchise Agreement hereunder and/or Seller’s ability or inability to obtain a release of Seller or any Seller related guarantor of the Existing Franchise Agreement and any failure by Purchaser to comply with all obligations arising in connection with De-Identification and any obligations imposed by Hilton on the owner of the Property after Closing.

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5.8 Cooperation of Seller. During the Due Diligence Period, Seller will reasonably cooperate with Purchaser in connection with Purchaser’s obtaining the Franchise Approval. All costs, fees and expenses associated with Purchaser obtaining the Franchise Approval (other than Seller’s expenses of cooperation) shall be the obligation of Purchaser, and Seller shall have no obligation for any such fees, costs or expenses.

5.9 PIP Requirements; Credit against the Purchase Price. In the event of Closing, except as hereinafter provided, Purchaser will be solely responsible for the cost and expense of any of the improvements required to be made pursuant to any “Change of Ownership Property Improvement Plan Reports” (“PIP”) or otherwise required by Hilton, without any reimbursement from Seller or reduction in the Purchase Price. If the cost as reasonably estimated by Purchaser of complying with the PIP requirements that Hilton requires to be commenced within eighteen (18) months after the Closing (the “18 Month PIP Requirements”) for all 4 Hotel Properties exceeds an aggregate total of Two Hundred Thousand Dollars ($200,000) (the amount of the excess being referred to as the “Aggregate Excess Cost”), Purchaser shall be entitled to a reduction of the purchase price only as to any of the 4 Hotel Properties for which the applicable 18 Month PIP Requirements reflects a cost reasonably estimated by Purchaser to be in excess of Fifty Thousand Dollars ($50,000) (the “Hotel Excess Cost”). The reductions of purchase prices by the Aggregate Excess Cost shall be allocated among those of the 4 Hotel Properties having a Hotel Excess Cost as follows. Each of the 4 Hotel Properties having a Hotel Excess Cost shall be allocated a reduction equal to the Aggregate Excess Cost multiplied by a fraction, the numerator of which is the Hotel Excess Cost for that hotel, and the denominator of which is the aggregate Hotel Excess Costs. By way of example, assume the estimated costs for the 4 Hotel Properties are respectively $100,000 (Hotel 1), $75,000 (Hotel 2), $35,000 (Hotel 3), and $25,000 (Hotel 4), resulting in an Aggregate Excess Cost of $35,000 and a Hotel Excess Cost of $50,000 for Hotel 1 and $25,000 for Hotel 2. The purchase price reductions based upon the $35,000 Aggregate Excess Cost would be: Hotel 1, $50,000 x ($35,000/$75,000) or $23,333,33, Hotel 2, $25,000 x ($35,000/$75,000), or $11,666,67, and $0 for Hotels 3 and 4.

5.10 Diligence Contingency. Purchaser shall be entitled until the end of the Due Diligence Period to confirm the receipt of the Franchise Approval with respect to the Hotel in a form reasonably acceptable to Purchaser (the “Diligence Contingency”), provided that Purchaser will diligently and promptly pursue the Franchise Approval in good faith following the execution of this Agreement. Purchaser will provide Seller with regular and prompt updates of the progress on the Franchise Approval, upon request of Seller. In the event that Purchaser does not elect to terminate this Agreement prior to the expiration of the Due Diligence Period as provided for in Section 5.3, then Purchaser shall have waived the Diligence Contingency as a condition to Closing.

5.11 Estoppels. Seller shall use commercially reasonable efforts to obtain letters from each tenant under the Leases in a form reasonably acceptable to Purchaser indicating (i) that neither the landlord nor tenant are in default under the lease; (ii) the amount of any security deposit paid; (iii) the amount of rent paid; (iv) the termination date of the Lease as well

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as any options to extend; (v) whether or not any prepaid rent has been paid to the Seller; and (vi) any other matter reasonably requested by Purchaser. Notwithstanding the foregoing, receipt of such letters shall not be a condition to Closing under this Agreement and shall not delay the Closing Date, and Purchaser shall be required to take title to the Property at Closing regardless of whether such letters have been obtained.

5.12 Liquor Licenses. If applicable, Seller shall reasonably cooperate with Purchaser on and prior to Closing to allow Purchaser, at Purchaser’s sole cost and expense, to obtain all alcoholic beverage licenses (collectively, the “New Liquor Permits”) necessary to operate the restaurants, bars and lounges presently located within the Hotel (without delaying Closing or reducing the Purchase Price, and such matters shall in no event constitute any breach or default by Seller or any failure of a condition hereunder). In order to provide for the orderly transition of the Hotel, Seller and Purchaser shall reasonably cooperate each with the other, and Purchaser shall diligently take all required actions to allow for continued operation under licenses held by Seller or Manager (“Licensee”). If permitted under the laws of the jurisdiction in which the Hotel is located, such parties shall promptly execute or cause to be executed and filed all necessary transfer forms, applications and papers with the appropriate alcoholic beverage authorities prior to Closing, to the end that the transfer or issuance of the related alcoholic beverages licenses, and corresponding conveyance of the alcoholic beverage inventory, to Purchaser or Purchaser’s licensee such that the same shall take effect, if possible, simultaneously with Closing. If not so permitted, then Seller shall instruct Manager and Licensee to reasonably cooperate with the appropriate alcoholic beverage authorities in order to effect such transfer or issuance at the earliest date possible in order that the alcoholic beverages licenses may be transferred or re-issued, and corresponding conveyance of the alcoholic beverage inventory as permitted by applicable law, at the earliest possible time provided the same shall be at no cost, expense or liability to Seller, Manager or Licensee. If the alcoholic beverages licenses cannot be transferred or reissued until after the Closing, and if such procedure is approved by the appropriate alcoholic beverage authorities, Seller will instruct Licensee to reasonably cooperate with Purchaser in keeping open the bars and lounges and liquor facilities of the Hotel between the Closing Date and the time when the alcoholic beverages licenses transfer or reissuance actually become effective, by exercising management and supervision of such facilities under the existing alcoholic beverages licenses, which may include entering into lease agreements and management agreements in form and content reasonably acceptable to Purchaser, Seller and Licensee (the “Interim Beverage Agreement”); provided, however that (i) Purchaser shall indemnify and hold Seller and Licensee harmless from any liability, damages or claims incurred in connection with such operations during said period of time, and Purchaser shall procure and pay for dram shop liability insurance naming Seller and Licensee as insured parties thereunder, and (ii) the obligation of Seller to cooperate (and cause the Licensee to cooperate) and keep open the liquor facilities of the Hotel shall terminate on the earlier of thirty (30) days after the Closing or when Purchaser obtains its alcoholic beverages licenses and is permitted to keep open the liquor facilities at the Hotel; provided that Purchaser shall diligently pursue such alcoholic beverages licenses. Subject to the requirements set forth above, Purchaser acknowledges that the transfer or reissuance of any alcoholic beverage licenses is not a condition of Purchaser’s obligations to proceed to Closing or to consummate the transactions contemplated by this Agreement.

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5.13 Management. Seller and Purchaser’s operating lessee intend that Manager will continue to be the hotel manager after the Closing, and in contemplation thereof, Seller, Purchaser’s operating lessee, and Manager have negotiated and approved the form of Hotel Management Agreement attached to this Agreement as Exhibit “I” (the “New Hotel Management Agreement”). If either Purchaser’s operating lessee or Manager ultimately decides at or prior to Closing not to enter into the New Hotel Management Agreement, then Purchaser or its operating lessee, at its option, may elect to have Manager operate and manage the Hotel for first ninety (90) days after the Closing, in which case by joining in this Agreement, Manager agrees to execute and deliver through escrow at Closing a hotel management agreement in the form of Exhibit “I,” except for a change in the term to ninety (90) days after Closing (the “Interim Hotel Management Agreement”).

6. Seller’s Disclosures, Representations and Warranties. Seller hereby represents and warrants to Purchaser that:

6.1 Leases. All leases with respect to the Property, including any documents modifying, amending or extending such leases, under which Seller is the lessor are listed on Schedule 1 and there are no other agreements wherein Seller is the lessor respecting the use, occupancy or operation of the Property or any of the Property’s rooms or facilities other than those entered into for the occupancy of guest rooms at the Property in the ordinary course and at commercially standard rates and fees. With respect to the Leases, Seller further warrants and represents as follows:

(a) the rents set forth in the Leases are being collected on a current basis, there are no arrearages in excess of one (1) month and Seller will not accept any payment from any tenant more than one (1) month in advance; and

(b) to Seller’s Knowledge (as hereinafter defined), none of Seller, Manager, or tenant, as applicable, is in material default under any Lease.

6.2 Collective Bargaining, Employment Agreements, etc. Seller is a party only to those employment contracts, collective bargaining agreements, pension, bonus, profit-sharing, stock option, or other agreements or arrangements, providing for employee remuneration or benefits listed on Schedule 6 (the “Employment Agreements”). Seller is not a party to any other contract or agreement with any labor union relating to the operation of the Property. There are no pending or threatened unfair labor practices or grievance proceedings involving any Hotel employee, and to Seller’s Knowledge, there is no on going organizing campaign at the Property on behalf of any union.

6.3 Authority. Seller is duly organized and in good standing in accordance with the laws of its state of formation, and has the legal and beneficial right and power to sell the Property and has taken all necessary action to authorize the execution, delivery and performance of the terms and conditions of this Agreement.

6.4 Valid and Binding Obligation. This Agreement, and the documents to be executed and delivered by Seller in connection with the consummation of this Agreement, are and shall be valid and binding in accordance with their respective terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

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6.5 No Violation of Law, Agreements, Etc. The execution, delivery and performance by Seller of this Agreement are not precluded or proscribed by, and will not, to Seller’s Knowledge, (i) violate any provision of any existing law, statute, rule or order, decree, writ or injunction of any court, governmental department, commission, board, bureau, agency or instrumentality, or (ii) result in a material breach of, or a material default under any agreement, mortgage, contract, undertaking or other instrument or document to which Seller is a party or by which Seller is bound or to which Seller or any portion of the Property is subject.

6.6 Service Contracts. All service, maintenance, rubbish removal, janitorial or other similar contracts material to the operation of the Property to which Seller is a party are listed on Schedule 3. Seller is not in default under any of the Contracts, and to Seller’s Knowledge, none of the other parties to the Contracts is in default under the Contract to which it is a party.

6.7 Equipment/Personal Property Leases. All of the equipment and personal property leases material to the operation of the Property under which Seller is lessee are listed on Schedule 4, and Seller is not in default thereunder.

6.8 Licenses and Permits. All of the material licenses and permits issued to Seller and held by it in connection with the ownership or operation of the Property are listed on Schedule 2. To Seller’s Knowledge, the licenses and permits listed on Schedule 2 are all the permits and licenses required to operate the Hotel as it is currently being operated in accordance with applicable laws. All the licenses and permits are in full force and effect; provided, however, Seller makes no representation or warranty regarding the assignability of the licenses and permits. Seller has made available to Purchaser true and correct copies of all the Licenses and Permits. To Seller’s Knowledge, Seller has not received any written notice from any governmental authority of any material violation, non-renewal, suspension or revocation of any licenses and permits respecting the Property that has not been dismissed or cured.

6.9 Litigation. Except as set forth on Schedule 7, there are no suits, actions, arbitrations, or legal, administrative or other proceedings pending, or, to Seller’s Knowledge, threatened in writing against Seller which, to Seller’s Knowledge, involve or affect the Property in a manner that would impair or otherwise adversely affect Seller’s ability to perform its obligations under this Agreement or which would adversely affect the use of the Property.

6.10 Notices and Violations. Seller has received no written notice from any governmental or quasi-governmental agency relating to any violation of any applicable laws, rules, regulations, covenants or conditions in any way affecting the Property.

6.11 Condemnation. Seller has not received any formal written notice of any pending condemnation proceedings which might materially adversely affect any of the Property and to Seller’s Knowledge, no such condemnation proceeding is threatened.

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6.12 Taxes. Seller has paid all real property, intangible property, personal property, sales, excise, lodging taxes or miscellaneous property taxes due and payable with respect to the ownership and operation of the Property. Seller has timely filed all returns and similar filings respecting the foregoing taxes and other payments by the deadlines for the filings.

6.13 Ownership of Personal Property. Except with respect to any Mortgage Loans which will be extinguished at Closing and subject to any leases (including the Leases and the Equipment Leases) otherwise disclosed in this Agreement, Seller has good and marketable title to the Personal Property, free and clear of all liens, encumbrances and claims of third parties, excepting only the Permitted Exceptions.

6.14 Accuracy of Documents Delivered by Seller. To Seller’s Knowledge, all Leases, Service Contracts, Equipment Leases, and other due diligence materials delivered to Purchaser pursuant to this Agreement are true and correct copies thereof and are in full force and effect.

6.15 Special Assessments. To Seller’s Knowledge, there are no existing or pending special assessments affecting the Property, which may be assessed by any governmental authority, water or sewer authority, drainage district or any special taxing district.

6.16 Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or, to Seller’s Knowledge, suffered the filing of an involuntary petition by Seller’s creditors; (iii) to Seller’s Knowledge, suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, or of the Property or any portion thereof; (iv) to Seller’s Knowledge, suffered the attachment or other judicial seizure of all or substantially all of Seller’s assets, or of the Property or any portion thereof; (v) admitted in writing Seller’s inability to pay Seller’s debts as they come due; or (vi) made an offer of settlement, extension or composition to Seller’s creditors generally.

6.17 Insurance. A list of all insurance policies and coverages pertaining to the Property are listed on Schedule 8 (the “Insurance Policies”). Seller has not received written notice from any insurance carrier, or its agents, of any cancellation, defaults or deficiencies with respect to the Insurance Policies.

6.18 OFAC. Neither Seller nor any of its affiliates, are acting, directly or indirectly, for or on behalf of any person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any person designated in Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism. Seller is not engaged in the Transaction directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such person.

6.19 Seller Is Not a “Foreign Person”. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).

6.20 No Rights to Purchase; No Back-Up Offers. No tenant or other occupant, no licensor or franchisor, no manager and no other person, firm, corporation, or other entity has

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any right or option to acquire the Property or any portion thereof, or lease or occupy any portion thereof except as provided in the Leases or the Existing Franchise Agreement and except for occupancy by Hotel guests in the ordinary course of Seller’s business. Prior to any termination of this Agreement, Purchaser shall have the exclusive right to purchase the Property, and Seller shall not engage in any negotiations with or solicit offers from any other party relating to the sale of the Property.

6.21 Property Improvement Plans. The most recent “Change of Ownership Property Improvement Plan Report” pertaining to the Hotel is listed on Schedule 9.

6.22 Environmental. Seller has not received any written notice from a governmental authority of (i) any violation of any Environmental Laws that has not been resolved or (ii) any pending or threatened requests for information or inquiries or any investigation, action, suits, claims or proceedings relating to the existence, generations, release, disposal, migration or storage of hazardous substances in, on or under the Property. For purposes hereof, “Environmental Laws” means any applicable laws that regulate the manufacture, generation, formulation, processing, use, treatment, handling, presence, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any hazardous substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, (vii) the Hazardous Materials Transportation Act, (viii) the National Environmental Policy Act, (ix) the Superfund Amendments and Reauthorization Act of 1986, (x) the Hazardous and Solid Waste Amendments of 1984, (xi) the Safe Drinking Water Act, (xii) Resource Recovery and Conservation Act, and similar state and local laws, as amended as of the time in question.

6.23 Management and Franchise Agreements. There are no existing management contracts or franchise agreements relating to the Property other than (i) the Management Agreement and (ii) the Existing Franchise Agreement. Seller has not received any written notice of any breach or default under the Franchise Agreement which has not been cured.

6.24 Group Bookings. Schedule 10 sets forth a list of the current Bookings of greater than twenty-five (25) rooms per night or that have otherwise been reserved under a group or corporate booking arrangement for the Hotel.

6.25 No Off-Site Facilities. There are no facilities located off the Real Property which are used for the operation of the Hotel.

6.26 Operating Statements. The operating statements of the Property provided to Purchaser have been (and any financial statements hereafter provided to Purchaser will be) prepared in accordance with standard accounting practices consistently applied and are (and will be) in all material respects true, correct and complete and fairly represent the financial condition of the Property as of the dates stated therein.

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6.27 Improvements. Any and all construction contracts or development agreements for the performance of any work on, improvement at or for the benefit of, the Hotel entered into by Seller shall be terminated or completed and fully paid on or before Closing, and, except as set forth on any of the schedules attached hereto, there is no amount remaining to be paid under any such construction contracts or development agreements, nor any liability or obligation with respect thereto that is reasonably likely to be or become, or give rise to a claim of, a lien against the Property. There are no ongoing capital improvement projects at the Hotel that have commenced on or before the date hereof that will not be completed prior to Closing.

6.28 Investment in Units.

(a) No Registration. Seller acknowledges its understanding that the Units to be acquired pursuant to this Agreement are not being registered under the 1933 Act or any applicable state blue sky laws pursuant to a specific exemption or exemptions therefrom, and Purchaser’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of Seller. In furtherance thereof, Seller represents and warrants to Purchaser as follows:

(b) Investment. Seller is acquiring the Units solely for Seller’s own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution thereof. Seller agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (each, a “Transfer”) any of the Units, unless (i) the Transfer is pursuant to an effective registration statement under the 1933 Act and qualification or other compliance under applicable blue sky or state securities laws, (ii) no such registration is required because of the availability of an exemption from registration under the 1933 Act, or (iii) the Transfer is otherwise permitted by the limited partnership agreement of Purchaser. Purchaser shall place a restrictive legend on any certificate representing the Units, or if applicable, any securities of Condor Hospitality Trust, Inc. (the “REIT”) issued in redemption and/or conversion, containing substantially the following language:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, OR TRANSFERRED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IF REQUESTED BY THE ISSUER, THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.

The parties acknowledge that the Seller’s ownership of Units will be reflected on the books of Purchaser and the issuance of a certificate representing the Units is not anticipated to occur.

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(c) Accredited Investor. Seller is an “accredited investor” (as such term is defined in Rule 501 (a) of Regulation D under the 1933 Act).

(d) Reliance on Exemptions. Seller understands that the Units are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Purchaser is relying in part upon the truth and accuracy of Seller’s representations and warranties in this Agreement in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Units.

(e) No Governmental Review. Seller understands that neither the Securities Exchange Commission (“SEC”) nor any other federal or state governmental authority has passed on or made any recommendation or endorsement of the Units, or the fairness or suitability of the investment in the Units, nor have such governmental authorities passed upon or endorsed the merits of the offering of the Units.

(f) Information and Knowledge. Seller, or its representative, acknowledges and agrees that Seller has received, read and understood the limited partnership agreement of Purchaser, as amended, the articles of incorporation of the REIT, as amended, the bylaws of the REIT and the REIT’s most recent Form 10-K as filed with, and the REIT’s Form 10-Q’s, Form 8-K’s and proxy statements subsequently filed with the SEC. Seller, or its representative, has had an opportunity to obtain, and has received, any additional information and has had an opportunity to ask such questions of, and receive answers from, Purchaser, the REIT or an agent or representative of Purchaser and the REIT, to the extent deemed necessary by Seller in order to form a decision concerning an investment in Purchaser or the REIT. As a result, Seller believes it has sufficient knowledge about the business, management and financial affairs of Purchaser and the REIT and the terms and conditions of the purchase of the Units and any securities of the REIT issued in redemption and/or conversion.

(g) Risk of Loss. Seller is able to bear the economic risk of investment in the Units and any securities of the REIT issued in redemption and/or conversion, including the total loss of such investment.

(h) Tax Review. Seller has reviewed with Seller’s own tax advisors the tax consequences of an investment in the Units.

(i) ERISA.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

(ii) “Employee Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code.

(iii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and all regulations, rules and guidance issued pursuant thereto.

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(iv) “ERISA Affiliate” means each business or entity that is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with Seller within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Seller under Section 414(o) of the Code, or is under “common control” with Seller within the meaning of Section 4001(a)(14) of ERISA.

(v) To Seller’s Knowledge, neither Seller nor Manager nor any of their respective ERISA Affiliates has established, maintained or contributed (in connection with the Property or the employees working at the Property) to any Employee Benefit Plan (a) subject to Code Section 412, Section 302 of ERISA, or Title IV of ERISA, (b) that is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (c) that is a multiple employer plan within the meaning of Code Section 413(c), (d) that is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(vi) Within five (5) business days following the Effective Date, Seller shall provide and cause Manager to provide Purchaser with complete copies of each Employee Benefit Plan, trusts, funding arrangements, any amendments thereto, the most recent summary plan descriptions and summary of material modifications, the most recent funding and critical status notices, and actuarial reports for the past two years.

(vii) Seller is not an Employee Benefit Plan and none of Seller’s assets are plan assets as defined or determined under ERISA.

(viii) Neither the Seller, nor to Seller’s Knowledge, its Hotel manager, nor any of their respective ERISA Affiliates has made any plan or commitment to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would increase the benefits provided to any Hotel employee or former Hotel employee except as required by law.

(ix) To Seller’s Knowledge, each Employee Benefit Plan intended to be qualified under Code Section 401(a) has received a favorable determination or opinion letter from the IRS as to its qualification under the Code that has not been revoked and provides that any related trust is qualified under Code Section 501(a), and such letter(s) have been provided by Seller or Manager. To Seller’s Knowledge, no event has occurred respecting any such Qualified Plan which could reasonably be expected to adversely affect the qualification of such Qualified Plan or exemption of the related trust.

(x) To Seller’s Knowledge, no event has occurred and no condition exists respecting any Employee Benefit Plan that would subject Purchaser to any tax, fine, lien, penalty or other liability imposed under ERISA, the Code or other applicable laws.

(xi) To Seller’s Knowledge, each Employee Benefit Plan has been operated and administered in all material respects by Manager in compliance with its terms and all applicable laws. To Seller’s Knowledge, there are no pending or threatened claims against, by or on behalf of any Employee Benefit Plans (other than routine claims for benefits under the terms of any such benefit plan).

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(xii) To Seller’s Knowledge, no Employee Benefit Plan provides for welfare benefits after termination of employment except as required by COBRA and at the expense of the participant or beneficiaries.

Each of the foregoing covenants, representations and warranties shall be true, correct, and accurate in all material respects (for purposes hereof and Section 12(a), the covenants, representations and warranties shall not be true, correct, and accurate in all material respects, if the aggregate diminution in value to Purchaser of the acquisition of the Property caused by the incorrectness of or inaccuracies in the covenants, representations, and warranties is at least one percent (1%) of the Purchase Price) as of the Closing Date. In the event that, prior to the Closing Date, any of the foregoing covenants, representations or warranties, or any portion thereof, are found not to be true, correct, and accurate in any material respect, Purchaser may terminate the Agreement by giving written notice to Seller and Escrow Agent, whereupon the Deposit shall be returned to Purchaser as provided herein, or Purchaser may close hereunder. If Purchaser terminates this Agreement pursuant to the foregoing, the parties shall have no further obligations under this Agreement, except for those which expressly survive any termination of this Agreement. “Seller’s Knowledge” shall mean the actual knowledge of Michael Harrell, Eliot Cohen, and Stuart Cohen, without any duty on the part of such persons to conduct any independent investigation or make any inquiry of any other person or entity. Except for Sections 6.3, 6.4, 6.5, 6.18, 6.19. and 6.28, as to which the survival period shall not have a contractual limit, this Section 6 shall survive the Closing for a period of one (1) year after Closing (at which time this Section 6 (except for Sections 6.3, 6.4, 6.5, 6.18, 6.19. and 6.28) will expire) and shall not be merged with or into delivery of the Deed or other Closing Documents. Following the Closing, no claim for a breach of any representation or warranty of Seller under this Agreement shall be actionable or payable unless (a) the breach in question results from or is based on a condition, state of facts or other matter which was not known to Purchaser at or prior to Closing, and (b) written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller within the survival period provided for above, and (c) a legal action shall have been filed and unless service is not possible, served by Purchaser against Seller within the survival period. The provisions of this Section shall survive the Closing to the extent set forth above and will be further subject to the limitations set forth in Section 16.

7. Conduct of the Business in Ordinary Course.

7.1 Seller will carry on the operation and maintenance of the Property from the Effective Date to the Closing Date in the ordinary course of Seller’s business consistent with its historical practice, including but not limited to: (a) maintaining inventories at the Property at levels historically maintained; (b) performing necessary maintenance and repairs, including but not limited to maintenance and repairs necessary to keep the Hotel in the condition required by the Franchisor; (c) maintaining insurance coverages consistent with Seller’s then-current risk management policies; and (d) advertising and marketing the Hotel and accepting Bookings. Immediately upon receipt by Seller from Manager, but in any event on or before the twentieth (20th) day of each calendar month after the Effective Date, Seller shall deliver a monthly Hotel operating statement to Purchaser in substantially form maintained by Seller in the ordinary course of business.

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7.2 From the Effective Date to the Closing Date without Purchaser’s prior written consent, not to be unreasonably withheld, delayed or conditioned, Seller shall not:

(a) enter into any lease, amendment of lease, option, contract or agreement respecting the Property or its operations except for (i) the renewal of contracts in the ordinary course of business or (ii) agreements which may be terminated on not less than thirty (30) days prior written notice without payment, or (iii) contracts committing guest rooms and rooms and facilities for group meetings or social functions in the ordinary course of its business and upon commercially reasonable terms and conditions;

(b) undertake any capital improvements to the Property, other than (i) those required in the case of an emergency to protect life or property, (ii) those which are fully completed and paid for by Seller prior to Closing and are approved by Purchaser in its sole and absolute discretion, (iii) those required by Seller’s first mortgage lender(s) and/or franchisors; or (iv) those that are capital repairs or replacements (but not alterations) in good faith deemed necessary or appropriate by Seller in the ordinary course of business. If by Closing, Seller has not completed any of the work described in (i) through (iv) or any other capital improvement to which Purchaser has consented, Purchaser shall receive a credit against the Purchase Price for the unpaid cost of the uncompleted work; or

(c) mortgage or encumber or otherwise voluntarily restrict or materially adversely affect title to the Property, except for mortgages and encumbrances which will be terminated at Closing.

7.3 Franchise Agreement. From the Effective Date through the Closing Date, Seller shall continue to pay and perform all of its obligations under the Franchise Agreement as and when due. Within five (5) days after receipt from Franchisor by Seller or Manager, Seller shall deliver to Purchaser any guest satisfaction or other reports regarding compliance of Seller or the Hotel with Franchise Agreement requirements and any notices of default.

7.4 Shadow Management. Unless Manager will be continuing to manage the Hotel after the Closing, then solely for the purpose of assisting Purchaser in connection with Purchaser’s transition to ownership and replacement of the Hotel’s manager upon the Closing, Seller shall permit Purchaser, its operating lessee, or the new Hotel manager to establish and maintain a “shadow management operation” respecting the Hotel comprised of no more than six (6) individuals within the seven (7) calendar days preceding the Closing Date; provided, however, that the shadow management operation and employees (a) shall not unreasonably interfere with the normal management and operation of the Hotel, and (b) shall not be deemed to have assumed management responsibilities of the Hotel prior to the Closing by virtue of any shadow management operation. Seller shall otherwise use its reasonable efforts to assist and cause Manager to use reasonable efforts to assist, Purchaser, its operating lessee, and its Hotel manager in a smooth transition of ownership and operation of the Hotel.

8. Seller’s Insurance and Cooperation.

8.1 Maintenance of Insurance. From the Effective Date through the Closing Date, Seller will, at Seller’s expense, keep the Real Property and the Property insured against loss by fire and other hazards through the Closing Date in coverage not materially less than in effect as of the Effective Date and otherwise under such terms as Seller deems advisable consistent with its past practices.

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8.2 Cooperation. Seller shall cooperate in a commercially reasonable manner in the assignment of the Licenses and Permits used by Seller in and about the operation of the Property, to the extent the same are assignable, but Purchaser shall be responsible, at its sole expense, for any fees and expenses relating to the assignment or reissuance of all the Licenses and Permits.

9. Pre-Closing Casualty Loss. If the Property is damaged by any casualty prior to the Closing, subject to any superseding rights of Seller’s first mortgage lender and/or franchisor:

9.1 Substantial Damage. Upon the occurrence of Substantial Damage (as hereinafter defined) to the Property after the Effective Date and before the Closing Date, Seller shall promptly deliver notice thereof to Purchaser, and Purchaser may, at its option, either (a) terminate this Agreement by written notice thereof given to Seller and Escrow Agent within fifteen (15) days after receipt of notice from Seller as to such Substantial Damage, whereupon the Deposit will be returned to Purchaser, and the parties shall have no further obligations under this Agreement, except for those which expressly survive any termination of this Agreement, or (b) proceed to close the transaction contemplated herein without any delay pursuant to the terms hereof, in which event Seller shall deliver to Purchaser at the Closing, or as soon as available, any insurance proceeds actually received by Seller and attributable to the Property damaged by such casualty (other than on account of business or rental interruption relating to the period prior to Closing but including all business or rental interruption relating to the period on or after Closing), shall assign to Purchaser any right it may have to receive insurance proceeds attributable to the Property damaged by such casualty (other than on account of business or rental interruption relating to the period prior to Closing but including all business or rental interruption relating to the period on or after Closing), and Purchaser shall receive a credit against the Purchase Price in the amount of the deductible. If Purchaser has not terminated this Agreement due to the Substantial Damage, Seller shall timely file and process a claim respecting the Substantial Damage with its insurer, but shall not settle or adjust the claim without obtaining Purchaser’s approval, which shall not be unreasonably withheld, delayed or conditioned. For purposes of this Agreement, “Substantial Damage” shall mean any casualty or loss resulting in a repair expense in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or any damage which results in the Franchisor refusing to enter into the New Franchise Agreement. If the Scheduled Closing Date is less than the full fifteen (15) day period for Purchaser to make its determination of whether to terminate or close, the Scheduled Closing Date shall be extended to five (5) business days after expiration of the full fifteen (15) day period.

9.2 Less than Substantial Damage. Upon the occurrence of a less than Substantial Damage to the Property after the Effective Date and before the Closing Date, then the parties shall proceed to close this transaction without any delay and any insurance proceeds actually received by Seller and attributable to the damage or destruction of the Property (other than on account of business or rental interruption relating to the period prior to Closing but including all business or rental interruption relating to the period on or after Closing), and any right Seller may have to receive insurance proceeds attributable to the damage or destruction of

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the Property (other than on account of business or rental interruption relating to the period prior to Closing but including all business or rental interruption relating to the period on or after Closing) shall be delivered or assigned to Purchaser at Closing, and Purchaser shall receive a credit against the Purchase Price in the amount of the deductible. Seller shall timely file and process a claim respecting the damage with its insurer, but shall not settle or adjust the claim without obtaining Purchaser’s approval, which shall not be unreasonably withheld, delayed or conditioned.

10. Condemnation. If any governmental authority or other entity having condemnation authority shall take the Property or any portion thereof or institute an eminent domain proceeding by delivering written notice thereof to Seller and the same is not dismissed prior to the Closing, subject to any superseding rights of Seller’s first mortgage lender and/or franchisor:

10.1 Substantial Taking. In the event of a Substantial Taking (as hereinafter defined), Purchaser may, at its option, either (a) terminate this Agreement by written notice thereof to Seller and Escrow Agent given within fifteen (15) days after receipt of notice from Seller as to such actual Substantial Taking, whereupon the Deposit will be returned to Purchaser and the parties shall have no further obligations under this Agreement, except for those which expressly survive any termination of this Agreement; or (b) proceed to close the transaction contemplated herein without any delay pursuant to the terms hereof, in which event Seller shall assign to Purchaser any and all damages, awards or other compensation arising from or attributable to such Substantial Taking (other than on account of business or rental interruption relating to the period prior to Closing but including all business or rental interruption relating to the period on or after Closing). If Purchaser elects option (b), Purchaser shall have the right to participate in any such proceedings. For purposes of this Agreement, a “Substantial Taking” shall mean any acquisition or condemnation for any public or quasi-public purpose which permanently hinders or interferes with the use and value of the Real Property and which cannot be restored to substantially the same use and value as before the taking. Any taking involving property with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) shall be deemed to be a Substantial Taking. If the Scheduled Closing Date is less than the full fifteen (15) day period for Purchaser to make its determination of whether to terminate or close, the Scheduled Closing Date shall be extended to five (5) business days after expiration of the full fifteen (15) day period.

10.2 Less Than Substantial Taking. In the event of a less than Substantial Taking, the parties shall proceed to close this transaction without any delay and any proceeds actually received by Seller and attributable to the acquisition or condemnation, and any right Seller may have to receive proceeds attributable to the acquisition or condemnation shall be delivered or assigned to Purchaser at Closing (other than on account of business or rental interruption relating to the period prior to Closing but including all business or rental interruption relating to the period on or after Closing), and there shall be no reduction in the Purchase Price. Purchaser shall have the right to participate in any such proceedings, and Seller shall not settle any condemnation claim without obtaining Purchaser’s approval, which shall not be unreasonably withheld, delayed or conditioned.

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11. Purchaser’s Representations. Purchaser hereby represents and warrants to Seller that:

11.1 Purchaser is duly organized, validly existing and in good standing under the laws of the state of its formation, or otherwise will be qualified to conduct business in the state in which the Property is located, and has all right and power to acquire, own and operate the Property.

11.2 Purchaser has the legal capacity, right and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement and has taken all necessary action to authorize the execution, delivery and performance of the terms and conditions of this Agreement.

11.3 This Agreement, and the documents to be executed and delivered by Purchaser in connection with the consummation of this Agreement, are and shall be valid and binding in accordance with their respective terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

11.4 The execution, delivery and performance by Purchaser of this Agreement are not precluded or proscribed by, and will not, to the best of Purchaser’s knowledge, (i) violate any provision of any existing law, statute, rule or order, decree, writ or injunction of any court, governmental department, commission, board, bureau, agency or instrumentality, or (ii) result in a material breach of, or a material default under any agreement, mortgage, contract, undertaking or other instrument or document to which Purchaser is a party or by which Purchaser is bound or to which Purchaser is subject.

11.5 There are no suits, actions, arbitrations, or legal, administrative or other proceedings pending against Purchaser which would impair or otherwise materially adversely affect Purchaser’s ability to perform its obligations under this Agreement.

11.6 Purchaser has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or, to the best of Purchaser’s knowledge, suffered the filing of an involuntary petition by Purchaser’s creditors; (iii) to the best of Purchaser’s knowledge, suffered the appointment of a receiver to take possession of all or substantially all of Purchaser’s assets; (iv) to the best of Purchaser’s knowledge, suffered the attachment or other judicial seizure of all or substantially all of Purchaser’s assets; (v) admitted in writing Purchaser’s inability to pay Purchaser’s debts as they come due; or (vi) made an offer of settlement, extension or composition to Purchaser’s creditors generally.

11.7 Purchaser does hereby acknowledge, represent, warrant and agree to and with Seller that, except as otherwise expressly provided in this Agreement: (i) Purchaser is expressly purchasing the Property (and any part thereof) in its existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS” whether known or unknown with respect to all facts, circumstances, conditions and defects, both patent and latent; (ii) Seller has no obligation to inspect for, repair or correct any such facts, circumstances, conditions or defects or to

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compensate Purchaser for same; (iii) Seller has provided Purchaser sufficient opportunity to make such independent factual, physical and legal examinations and inquiries as Purchaser deems necessary or appropriate with respect to the Property and the transaction contemplated by this Agreement; (iv) Seller has specifically bargained for the assumption by Purchaser of all responsibility to inspect and investigate the Property and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof; (v) Purchaser has undertaken or will undertake all such inspections and investigations of the Property as Purchaser deems necessary or appropriate with respect to the Property and the suitability of the Property for Purchaser’s intended use, and based upon same, Purchaser is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers, Purchaser has approved or will approve the Property in all respects, and Purchaser is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Property; and (vi) Seller is not making and has not made any warranty or representation with respect to any materials or other data provided by Seller to Purchaser (whether prepared by or for Seller or others) or the education, skills, competence or diligence of the preparers thereof or the physical condition or any other aspect of all or any part of the Property as an inducement to Purchaser to enter into this Agreement and thereafter to purchase the Property or for any other purpose. Without limiting the generality of any of the foregoing, Purchaser specifically acknowledges that Seller does not represent or in any way warrant the accuracy of any marketing information or pamphlets listing or describing the Property or the information, if any, provided by Seller to Purchaser; and

11.8 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS ALL WARRANTIES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING WARRANTIES OF HABITABILITY AND FITNESS FOR PARTICULAR PURPOSES), WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES WITH RESPECT TO THE PROPERTY, TAX LIABILITIES, ZONING, PROPERTY VALUE, AVAILABILITY OF ACCESS OR UTILITIES, INGRESS OR EGRESS, GOVERNMENTAL APPROVALS, OR THE SOIL CONDITIONS OF THE PROPERTY. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER IS BUYING THE PROPERTY “AS IS” AND IN ITS PRESENT CONDITION AND THAT EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER IS NOT RELYING UPON ANY REPRESENTATION OF ANY KIND OR NATURE MADE BY SELLER WITH RESPECT TO THE LAND OR THE PROPERTY, AND THAT, IN FACT, NO SUCH REPRESENTATIONS WERE MADE EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

11.9 OFAC. Neither Purchaser nor any of its affiliates, are acting, directly or indirectly, for or on behalf of any person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any person designated in Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism. Purchaser is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such person.

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12. Conditions of Purchaser’s Obligations. Purchaser’s obligations to consummate the transactions contemplated by this Agreement are conditioned upon the satisfaction (or written or deemed waiver by Purchaser) of each of the following conditions:

(a) The representations and warranties and disclosures made by Seller in Section 6 shall be true and correct in all material respects when made and at the time of the Closing, subject to changes occurring in accordance with this Agreement disclosed in the bring down certificate;

(b) Seller shall have discharged its material obligations under this Agreement, and all the sellers under each of the Affiliate Agreements shall have discharged their material obligations under the Affiliate Agreements;

(c) Seller shall have delivered to the Title Company for the benefit of Purchaser all documents and deliveries required to be so delivered pursuant to Section 3.2;

(d) Seller shall have terminated the Management Agreement at Seller’s sole cost and expense;

(e) If applicable, to the extent Purchaser has not received the New Liquor Permits and has otherwise complied with Section 5.12, Seller or Licensee, as applicable, shall have entered into and executed the Interim Beverage Agreement;

(f) Concurrent Closing of this Agreement with closing of each of the Affiliate Agreements shall have occurred, except for any Affiliate Agreement as to which the closing is not occurring as a result of a default of Purchaser thereunder. However, if the closing under the Affiliate Agreement for the Home2 Suites Hotel, Southaven, Mississippi (the “Southaven Affiliate Agreement”) is delayed to allow additional time to satisfy the condition in Section 12(g) thereof regarding a loan assumption, then the concurrent closing under that Affiliate Agreement shall not be a condition of the Closing under this Agreement;

(g) Purchaser or its operating lessee and Franchisor shall have executed and delivered the New Franchise Agreement, on terms (including respecting any PIP required by the Franchisor) acceptable to Purchaser in its sole and absolute discretion;

(h) Title Company shall have committed to issue the Title Insurance Policy for the Property, subject to the payment by Purchaser of any fees and expenses respecting the Title Insurance Policy required to be paid by Purchaser under Section 3.5; and

(i) If pursuant to Section 5.13, Purchaser or its operating lessee has elected to enter into the Interim Hotel Management Agreement with Manager, Manager shall have duly executed and delivered the Interim Hotel Management Agreement.

If any of the conditions set forth in this Section 13 are not satisfied as of the Scheduled Closing Date, other than as a result of Purchaser’s or any of its affiliate’s own actions or failure to act or a breach of Purchaser’s obligations under this Agreement, then except as provided below, the Scheduled Closing Date shall be extended one time for thirty (30) days, and if the conditions are not satisfied by the extended Scheduled Closing Date, other than as a result of

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Purchaser’s or any of its affiliate’s own actions or failure to act or a breach of Purchaser’s obligations under this Agreement, Purchaser shall have the right to (a) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and all other rights and obligations of Seller and Purchaser under this Agreement (except those set forth in this Agreement that expressly survive a termination of this Agreement) shall terminate immediately, or (b) waive such condition(s) and proceed to Closing. For the sake of clarity, if the Scheduled Closing Date under any of the Affiliate Agreements is extended for thirty (30) days pursuant to the similar provision in Section 12 of any of the Affiliate Agreements to allow for satisfaction of conditions therein, the Scheduled Closing Date under this Agreement shall also be extended for thirty (30) days. However, unless Purchaser agrees, the Scheduled Closing Date shall not be extended for thirty (30) days, if either the Hilton approval of the New Franchise Agreement or any commitment that Purchaser may have for financing the purchase of the Property shall expire during the thirty (30) day period.

13. Conditions of Seller’s Obligations. Seller’s obligations to consummate the transaction contemplated hereunder are conditioned upon the satisfaction (or written or deemed waiver by Seller) of each of the following conditions at or prior to the Closing:

(a) The representations and warranties and disclosures made by Purchaser in Section 11 shall be true and correct in all material respects when made and at the time of the Closing;

(b) Purchaser shall have discharged its material obligations under this Agreement;

(c) Purchaser shall have delivered to the Title Company for the benefit of Seller all documents and deliveries required to be so delivered pursuant to Section 3.4; and

(d) Concurrent Closing of this Agreement with closing of each of the Affiliate Agreements shall have occurred, except for any Affiliate Agreement that has been terminated by Purchaser under Section 9 or 10 thereof or as to which the closing is not occurring as a result of the seller’s or any of its affiliate’s own actions or failure to act or a breach of the seller’s obligations under the Affiliate Agreement. However, if the closing under the Southaven Affiliate Agreement is delayed to allow additional time to satisfy the condition in Section 12(g) thereof regarding a loan assumption, then the concurrent closing under that Affiliate Agreement shall not be a condition of the Closing under this Agreement.

If any of the conditions set forth in this Section 13 are not satisfied as of the date that is thirty (30) days after the Scheduled Closing Date, other than as a result of Seller’s or any of its affiliate’s own actions or failure to act or a breach of Seller’s obligations under this Agreement, then except as provided below, Seller shall have the right to (a) terminate this Agreement, in which event the Deposit shall be sent to Seller and all other rights and obligations of Seller and Purchaser under this Agreement (except those set forth in this Agreement that expressly survive a termination of this Agreement) shall terminate immediately, or (b) waive such condition(s) and proceed to Closing. For the sake of clarity, if the Scheduled Closing Date under any of the Affiliate Agreements is delayed for thirty (30) days pursuant to the similar provision in Section 13 of any of the Affiliate Agreements to allow for satisfaction of conditions therein, the Scheduled Closing Date under this Agreement shall also be delayed for thirty (30) days.

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14. Seller’s Default. If Seller fails to perform any of its material obligations under this Agreement, Purchaser shall provide Seller with written notice describing such default. In the event Seller fails to cure such default within ten (10) days of receipt of written notice, Purchaser, at its option and as its sole and exclusive remedy, may (i) terminate this Agreement, in which case the Escrow Agent shall deliver the Deposit to Purchaser, and Seller shall pay to Purchaser damages equal to the lesser of (A) the aggregate amount of out of pocket costs paid or incurred by Purchaser in negotiating and entering into this Agreement, performing its due diligence and audit, obtaining the New Franchise Agreement, and preparing for the Closing, or (B) one percent (1%) of the Purchase Price, and upon return of the Deposit to Purchaser and payment by Seller of the damages due to Purchaser (which Seller agrees to pay within ten (10) days after delivery of a demand notice from Purchaser accompanied by verification of its expenses paid or incurred, and if not paid when due, shall thereafter bear in interest until paid at the lesser of ten percent (10%) per annum or the maximum amount allowed by applicable law), this Agreement shall terminate, and Seller and Purchaser shall have no further rights, liabilities, or obligations under this Agreement, except those which expressly survive the termination of this Agreement; (ii) seek to specifically enforce the terms and conditions of this Agreement (in order to maintain an action for specific performance, Purchaser shall not be required to have delivered to the Title Company the remaining balance of the cash portion of the Purchase Price as long as Purchaser is ready, willing, and able to do so, and Purchaser furnishes reasonable evidence of Purchaser’s ability to timely perform all obligations of Purchaser); or (iii) proceed to Closing notwithstanding such default. However, notwithstanding the foregoing, the limit in (i) on Purchaser’s damage remedy shall not be applicable, if through affirmative actions of Seller (such as a deeding of the Property to another person), the specific performance remedy is not available to Purchaser. Also, notwithstanding anything herein to the contrary, nothing in this Section 14 shall limit Seller’s obligation to pay to Purchaser the Attorneys Fees to the extent required pursuant to Section 23 in order to enforce the provisions of this Section.

15. Purchaser’s Default. If Purchaser fails to perform any of its material obligations under this Agreement, Seller shall provide Purchaser with written notice describing such default. In the event Purchaser fails to cure such default within ten (10) days of receipt of written notice, Seller’s sole and exclusive remedy shall be the right to terminate this Agreement, in which case the Escrow Agent shall promptly deliver the Deposit to Seller, at which time this Agreement shall terminate, and Seller and Purchaser shall have no further rights, liabilities, or obligations under this Agreement, except those which expressly survive the termination of this Agreement. The Seller’s retention of the Deposit shall be deemed to constitute agreed upon liquidated damages, and shall constitute the sole and exclusive remedy of Seller. Notwithstanding anything herein to the contrary, nothing in this Section 15 shall limit Purchaser’s obligation to comply with the indemnity provisions of this Agreement applicable to Purchaser and to pay to Seller the Attorneys Fees to the extent required pursuant to Section 23 in order to enforce the provisions of this Section.

16. Limitation of Remedies. If Closing shall take place under this Agreement, no claim for a breach of any covenant, representation or warranty of Seller will be actionable or payable if the breach in question results from, or is based on, a condition, state of facts or other matter which was actually known to Purchaser prior to Closing. In no event shall Seller’s

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aggregate liability to Purchaser for breach of any covenants, representations or warranties of Seller in this Agreement or otherwise under this Agreement, or under any other documents or deliveries by Seller in connection with the transactions contemplated by this Agreement exceed the amount of five percent (5%) of the Purchase Price, except that any Seller liability under Section 34.1, which is insured, shall not count against or be subject to the limitation on liability. In no event shall any claim by Purchaser for a breach of any representation or warranty of Seller be actionable against Seller until the aggregate of such claims exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00). Notwithstanding any other provision of this Agreement, in no event will Seller be liable for any consequential, incidental, special, indirect, punitive or treble damages or lost profits, whether based on statute, contract, tort or otherwise. The provisions of this Section 16 shall survive the Closing.

17. Brokers. Except for (i) Hodges Ward Elliott who has been engaged by Seller and for whose fees Seller will be responsible, neither Purchaser nor Seller has engaged a broker or sales agent for the purpose of introducing Purchaser to Seller or the transaction contemplated in this matter. Notwithstanding the foregoing, each party shall be solely responsible for the payment of all brokerage fees which may become due and payable to any broker hired by such party in connection with the transaction, and Purchaser shall be solely responsible for any broker or other agent fees arising as a result of any equity or debt raising activities conducted by Purchaser or its affiliates to consummate the transactions described in this Agreement. Seller and Purchaser shall indemnify and hold each of the other harmless from all manner of claims which any broker hired by one party may assert against the other party for payment of commissions, fees, expenses and the like resulting from the transactions contemplated by this Agreement including, without limitation, attorneys’ fees and expenses incurred in connection with such claim.

18. Entire Agreement. This Agreement and the exhibits and schedules attached hereto constitute the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersede any prior or contemporaneous agreements or understandings between the parties, written or oral, which relate to the subject matter hereof but specifically excluding any confidentiality agreements entered into between the parties or their affiliates. Amendments to this Agreement may only be made in writing and executed by Purchaser and Seller.

19. Notices. Any notice or other communication hereunder to either party will be in writing and will be deemed to have been given when (i) personally delivered, (ii) transmitted by email, provided a confirmatory copy is provided in accordance with another method set forth in this section, (iii) sent by recognized overnight courier on the next day after mailing subject to confirmatory receipt or (iv) mailed by United States registered or certified mail on the third (3rd) business day after being so mailed, in any case delivered or addressed as follows, or to such other address as may be provided in accordance with this Section 19:

(a)	If to Seller, to:

CVH LEXINGTON, LLC

c/o Kathie Long

Chief Financial Officer

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Vista Host Inc.

10370 Richmond Ave., #150

Houston, TX 77042

Tel: 713-267-5800 x 105

Email: kathie.long@vistahost.com

With copy to: Wyatt, Tarrant & Combs, LLP

Attention: Boyd L. Rhodes, Jr.

1715 Aaron Brenner Drive, Suite 800

Memphis, TN 38120

Tel: (901) 537-1041

Email: brhodes@wyattfirm.com

(b)	If to Purchaser, to:

Condor Hospitality Trust Inc.

4800 Montgomery Lane, Suite 220

Bethesda, Maryland 20814

Tel: 402.371.2520

Attn: Jonathan Gantt

Email: jgantt@trustcondor.com

Condor Hospitality Limited Partnership

c/o Condor Hospitality Trust, Inc.

1111 N. 102nd Ct, Suite 222

Omaha NE 68114

Attn: Lauren Green, Esq., Corporate Counsel

Tel: (402) 316-1022

Email: lgreen@trustcondor.com

With a copy to:

Jeffer Mangels Butler & Mitchell LLP

1900 Avenue of the Stars, 7th Floor

Los Angeles, CA 90067-4308

Attn: Jeffrey E. Steiner, Esq.

Tel: (310) 201-3514

Email: js@jmbm.com

(c)	If to Escrow Agent, to:

HBI Title Services, Inc.

7575 Huntington Park Drive

Columbus, OH 43235

Internal Zip: HM3011

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Attn: Jacqueline L Thomas

Tel: (614) 480-0073

Email: Jackie.L.Thomas@huntington.com

Attn: Matthew T Smith

Email: Matt.T.Smith@huntington.com

Tel: (614) 480-0073

All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section, if delivered on a business day, and if not, then on the next business day after delivery and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of reasonably prior notice thereof to the other parties.

20. Governing Law/Venue. This Agreement shall be governed by the laws of the state in which the Real Property is located, without giving effect to any principles regarding conflict of laws, and each party hereby irrevocably and unconditionally agrees to be subject to the exclusive venue and jurisdiction for any action brought hereunder in any court of competent jurisdiction located in county in which the Real Property is located or a U.S. District Court having jurisdiction as to such location.

21. Additional Actions. Following Closing, each of the parties will execute such other documents and instruments and take such other actions as may be reasonably required and requested from time to time, at the expense of the party making the request, in order more fully to consummate the transaction contemplated hereby.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Signatures transmitted by facsimile or other electronic medium shall be deemed binding upon the parties.

23. Attorneys’ Fees. In connection with any action arising out of this Agreement, the prevailing party, whether Purchaser or Seller, shall be entitled to recover all costs incurred, including reasonable attorneys’ fees and paralegal charges for services rendered in connection with such action, whether incurred before, during or after trial, on appeal, or in conjunction with post-judgment, administrative or bankruptcy proceedings (collectively “Attorneys Fees”). The provisions of this Section 23 shall survive the Closing and any termination of this Agreement

24. Assignment. Purchaser shall have the right to assign this Agreement to an entity which is controlled by or affiliated with Purchaser or the controlling principals of Purchaser, in its sole discretion; provided that the original Purchaser will continue to remain primarily liable under this Agreement until Closing notwithstanding any such assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

25. Affiliate Agreements. If the Scheduled Closing Date under any of the Affiliate Agreements is extended for any reason (including but not limited to an extension resulting from

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an extension of the Initial Due Diligence Period thereunder), the Scheduled Closing Date under this Agreement shall also be extended, so that the Scheduled Closing Date under this Agreement shall be no earlier than the Scheduled Closing Date under the Affiliate Agreement, except the Scheduled Closing Date under this Agreement will not extended for an extension of the Scheduled Closing Date under the Southaven Affiliate Agreement to allow additional time to satisfy the condition in Section 12(g) thereof regarding a loan assumption. If any of Purchaser or the purchaser under any Affiliate Agreement elects to terminate this Agreement or any Affiliate Agreement, as applicable, under any provision of this Agreement or such Affiliate Agreement that expressly gives Purchaser (or such other purchaser, as applicable) the right to terminate, then any such notice to terminate under any such agreement shall be deemed an election to terminate this Agreement and all of the Affiliate Agreements, except in the case of a termination by a purchaser under Section 9 and 10 thereof or for a default of Seller or the seller thereunder. Additionally, if any of Seller or seller under the Affiliate Agreements elects to terminate this Agreement or any Affiliate Agreement, as applicable, under Section 15 of this Agreement or such Affiliate Agreement, then any such notice to terminate under any such agreement shall be deemed an election to terminate this Agreement and all of the Affiliate Agreements.

26. No Publicity. Each party hereto covenants and agrees that it shall not make or cause or permit to be made prior to Closing, any press release or similar public announcement of the transactions contemplated by this Agreement or any terms hereof or, after Closing, any public announcement of the transactions contemplated hereby which discloses the financial terms hereof, without the prior written consent of the other party to the disclosure and its contents. Provided, however, that limited disclosure is not prohibited if it is (i) required by law to be disclosed to governmental agencies or the public in connection with financial, securities law, or tax reporting or disclosure requirements, administrative or legal proceedings, or required disclosures in connection with recording of transaction documents, or (ii) already known by the persons to whom such disclosure or publication is made. Any breach of this covenant shall, at the election of the non-disclosing party, constitute a material default under this Agreement by the party making such disclosure.

27. Waiver of Jury Trial. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

28. No Third-Party Beneficiaries. Except as otherwise provided in Sections 5.1, the provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, except as otherwise provided in such Sections, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

29. Time. Time is of the essence as to all matters contained in the Agreement where time is a factor. If the final day of any time period or limitation set out in any provision of this Agreement falls on a Saturday, Sunday, or legal holiday under the laws of the State of Texas, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday.

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30. Severability. Wherever possible, each provision of this Agreement will interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

31. Headings and Captions. Captions, numbering and headings of Articles, Sections, Schedules and Exhibits in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement. References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to such Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise expressly specified.

32. Authority. Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement. Each party represents and warrants to the other that the execution and delivery of the Agreement and the performance of such party’s obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.

33. No Waivers. No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver in the future except to the extent specifically set forth in writing. Any waiver given by a party shall be null and void if the party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.

34. Indemnifications

34.1 Seller Indemnification of Purchaser Indemnitees. Subject to the limitations set forth in Section 16, Seller shall indemnify and hold harmless Purchaser, its affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing (collectively, with Purchaser, the “Purchaser Indemnitees”). and from and against any liability to third parties and actual attorney’s fees, court costs, and litigation expenses in defending against such liability, to the extent resulting from (a) any breach of any representations or warranties of Seller in this Agreement; (b) any breach by Seller of any of its covenants or obligations under this Agreement; or (c) any claims for bodily injury, damage to property, or economic loss brought by third parties which relate to acts or omissions of Seller or any other person for whom Seller is legally responsible occurring prior to the Closing and which arise or accrue at or in connection with the Property and/or Hotel.

34.2 Purchaser Indemnification of Seller Indemnitees. Subject to the limitation below, Purchaser shall indemnify and hold harmless Seller, its affiliates (excluding any Seller affiliate that is the Manager or liquor license holder following the Closing), and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing (collectively, with Seller, the “Seller Indemnitees”). and from and against

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any liability to third parties and actual attorney’s fees, court costs, and litigation expenses in defending against such liability, to the extent resulting from (a) any breach of any representations or warranties of Purchaser in this Agreement; (b) any breach by Purchaser of any of its covenants or obligations under this Agreement; or (c) any claims for bodily injury, damage to property, or economic loss brought by third parties which relate to acts or omissions of Purchaser or any other person for whom Purchaser is legally responsible (other than the Manager and liquor license holder) occurring after the Closing and which arise or accrue at or in connection with the Property and/or Hotel. However, Purchaser’s aggregate liability under this Section 34.2 shall not exceed the amount of five percent (5%) of the Purchase Price, except that any Purchaser liability under this Section 34.2, which is insured, shall not count against or be subject to the limitation on liability.

34.3 Survival of Indemnifications. The indemnifications in this Section 34 shall only be applicable to liabilities based upon a claim of third party of an indemnified liability, as to which the indemnified person files and serves a legal action on the indemnifying party on or before two (2) years after the Closing.

35. Missing Schedules. If as of the Effective Date, any of the Schedules to this Agreement have not be completed and attached to this Agreement, Seller shall deliver the missing Schedules to Purchaser within five (5) business days after the Effective Date, and upon delivery, those Schedules shall be attached to and made a part of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

“Purchaser”

CONDOR HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership

By: Condor Hospitality REIT Trust, its General Partner

	By:	/s/ Jeffrey W. Dougan
		Name:	Jeffrey W. Dougan
		Title:	V.P.

“Seller”

CVH LEXINGTON, LLC, a Kentucky limited liability company

By:	/s/ Eliot D. Cohen
	Name:	Eliot D. Cohen
	Title:	Member

JOINDER BY MANAGER

Vista Host, Inc. joins in this Agreement solely for the purpose of agreeing to Section 3.2(n) and Section 5.13 of this Agreement.

“Manager”

Vista Host, Inc., a Texas corporation

By:	/s/ Kathie Long
	Name:	Kathie Long
	Title:	VP

EXHIBIT “A”

LEGAL DESCRIPTION OF PROPERTY

The following described real property located in Fayette County, Kentucky:

Tract 1 — 2368 Professional Heights Dr.

Being all of Lot 3 as shown on Easement Minor Amended Final Record Plat of the Lexington Medical Arts Properties, Inc., Fayette County, Kentucky, of record in Plat Cabinet M, Slide 751, in the Fayette County Clerk’s Office, to which plat reference is hereby made for a more particular description of said property; the improvements thereon being known and designated as 2368 Professional Heights Drive.

Said property having been previously described as Being all of Parcel 9 as shown on the Consolidation Minor and Corrected Amended Minor Subdivision Plat of Lexington Medical Arts Properties, Inc., Fayette County, Kentucky, of record in Plat Cabinet M, Slide 269, in the Fayette County Clerk’s Office, to which plat reference is hereby made for a more particular description of said property.

Tract 2 — 120-126 Lowry Lane

Being all of Parcel 3 as shown on the Consolidation. Record Plat of Medical Heights, LLC (Lexington Medical Arts Property &. Professional Park) Property, Lexington, Fayette County, Kentucky, of record in Plat Cabinet L, Slide 980, in the Fayette County Clerk’s Office, to which plat reference is hereby made for a more particular description of said property; the improvements thereon being known and designated as 120-122-124-126 Lowry Lane.

Tract 3 — 128-134 East Lowry Lane

All that tract or parcel of land with improvements thereon known as 128-130-132-134 East Lowry Lane, near the City of Lexington, Fayette County, Kentucky, situated on the South side of Lowry Lane and being more fully described as follows:

Beginning at a point in the South right of way line of Lowry Lane; said point being 426.1 feet from the intersection of the East right of way line of the Nicholasville Pike and the South right of way line of Lowry Lane when measured along the South right of way line of Lowry Lane; thence South 20-13 West 150 feet to a point in the line of G.P. Wills; thence with the line of G.P. Wills South 69-47 East, 105 feet to a point, said point being a new corner to the Zandale Company; thence North 20-13 East, 150 feet to the point in the South right of way line of Lowry Lane; thence North 69-47 West, 105 feet to the point of beginning.

Tract 4 — 2337 Heather Way

Being all of Lot 1, Block C, Unit 1-D, Brookhaven Subdivision, Fayette County, Kentucky, as shown on the plat thereof of record in Plat Cabinet B, Slide 123, in the Fayette County Clerk’s Office, to which pita reference is hereby made for a more particular description of said property; the improvements thereon being known and designated as 2337 Heather Way.

Being the same property conveyed to CVH Lexington, LLC by deed dated July 12,2013 and of record in Deed Book 3168, Page 414, in the Office of the Clerk of Fayette County, Kentucky.

EXHIBIT “C”

DUE DILIGENCE LIST

Electronic or hard copies of all of the following to be delivered or made available to Purchaser solely to the extent any of the following is already prepared and are readily available in Seller’s possession and relating to the Property:

1. Contracts

2. Equipment Leases

3. Licenses and Permits

4. Warranties

5. Existing Franchise Agreement

6. Insurance policies

7. Construction related documents that are no more than five (5) years old

8. Maintenance related documents

9. Impact reports pertaining to the effect on the Hotel of hotels planned or under construction

10. Hotel profit and loss statements for the last three (3) years

11. Sales and transient occupancy tax returns for the last three (3) years

12. A current inventory of Furniture, Fixtures and Equipment (FF&E)

13. A current inventory of Operating Supplies and Equipment (OS&E)

14. A schedule of all Hotel employees with details of Employee Compensation, tenure, and accrued benefits and vacation time

15. Property tax bills, utility bills (if any) and similar records relating to the Property for the past two (2) years

16. Any environmental assessments obtained by Seller respecting the Property, including without limitation, any Phase I, Phase II and Wetland studies, and physical inspection reports, soil and geological reports, including without limitation, ADA compliance reports.

17. Any information relating to the current zoning of the Property, including any zoning letters.

18. Other due diligence materials in Seller’s possession or control requested by Purchaser, which Seller shall deliver within five (5) days of the request. For the sake of clarity, Seller is not required by this item 18 to prepare any due diligence materials which are not already in its possession or control.

EXHIBIT “D”

SPECIAL WARRANTY DEED

SPECIAL WARRANTY DEED

THIS DEED is made and entered into as of                                         -, between

                                                     ,

a

[address]

                                                          (“Grantor”)

and

                                                     ,

a

[address]

                                                          (“Grantee”)

W I T N E S S E T H

For the consideration of $                        , received from Grantee, the receipt and sufficiency of which are hereby acknowledged, Grantor grants and conveys to Grantee, with covenant of SPECIAL WARRANTY, the real property situated in                          County, Kentucky described on Exhibit A attached hereto and made a part hereof, together with all improvements thereon and appurtenances thereto (the “Property”).

Grantor covenants that Grantor has not done or suffered to be done anything whereby the Property is or may be encumbered, and that Grantor, for itself and its successors and assigns, will forever warrant and defend the Property unto Grantee and its successors and assigns, against the claims and demands of Grantor, and all persons claiming by, through or under Grantor but no further; PROVIDED, HOWEVER, there is excepted from the foregoing covenants and warranty [i] any easements, rights-of-way, restrictions, covenants, conditions and stipulations of record affecting the Property; [ii] ad valorem taxes assessed against or otherwise payable with respect to the Property through the date of this Deed, which taxes have been adjusted between Grantor and Grantee and which Grantee hereby assumes and agrees to pay; and [iii] all applicable zoning and other land use laws, rules, regulations and binding elements affecting the Property.

For purposes of KRS 382.135, Grantor and Grantee certify that the consideration reflected in this Deed is the full consideration paid for the Property. Grantee joins herein for the sole purpose of certifying the consideration.

The in-care address to which the property tax bill for the year in which this transfer is made is                                                          .

IN TESTIMONY WHEREOF, witness the signatures of the parties as of the date and year first above written.

GRANTOR:

                                             ,

    a

By:

  Name & title

STATE OF KENTUCKY	)
	)	:SS
COUNTY OF	)

The foregoing instrument was subscribed, sworn to and acknowledged before me this              day of                     , 2017, by                     , as                     , of                     , a                     , on behalf of the limited liability company.

My Commission expires:                                                              .

Notary Public

GRANTEE:

                                             ,

    a

By:

Its:

STATE OF	)
	)	:SS
COUNTY OF	)

The foregoing instrument was subscribed and sworn to before me this              day of                     , 2017, by                     , as                      of                     , a, on behalf of the                     .

My commission expires:                                                              .

Notary Public

[AFFIX NOTARY SEAL]

THIS INSTRUMENT PREPARED BY:

Attorney Preparer Address Phone #

EXHIBIT A to Special Warranty Deed

Legal Description

The following described real property located in Fayette County, Kentucky:

Tract 1 — 2368 Professional Heights Dr.

Being all of Lot 3 as shown on Easement Minor Amended Final Record Plat of the Lexington Medical Arts Properties, Inc., Fayette County, Kentucky, of record in Plat Cabinet M, Slide 751, in the Fayette County Clerk’s Office, to which plat reference is hereby made for a more particular description of said property; the improvements thereon being known and designated as 2368 Professional Heights Drive.

Said property having been previously described as Being all of Parcel 9 as shown on the Consolidation Minor and Corrected Amended Minor Subdivision Plat of Lexington Medical Arts Properties, Inc., Fayette County, Kentucky, of record in Plat Cabinet M, Slide 269, in the Fayette County Clerk’s Office, to which plat reference is hereby made for a more particular description of said property.

Tract 2 — 120-126 Lowry Lane

Being all of Parcel 3 as shown on the Consolidation. Record Plat of Medical Heights, LLC (Lexington Medical Arts Property &. Professional Park) Property, Lexington, Fayette County, Kentucky, of record in Plat Cabinet L, Slide 980, in the Fayette County Clerk’s Office, to which plat reference is hereby made for a more particular description of said property; the improvements thereon being known and designated as 120-122-124-126 Lowry Lane.

Tract 3 — 128-134 East Lowry Lane

All that tract or parcel of land with improvements thereon known as 128-130-132-134 East Lowry Lane, near the City of Lexington, Fayette County, Kentucky, situated on the South side of Lowry Lane and being more fully described as follows:

Beginning at a point in the South right of way line of Lowry Lane; said point being 426.1 feet from the intersection of the East right of way line of the Nicholasville Pike and the South right of way line of Lowry Lane when measured along the South right of way line of Lowry Lane; thence South 20-13 West 150 feet to a point in the line of G.P. Wills; thence with the line of G.P. Wills South 69-47 East, 105 feet to a point, said point being a new corner to the Zandale Company; thence North 20-13 East, 150 feet to the point in the South right of way line of Lowry Lane; thence North 69-47 West, 105 feet to the point of beginning.

Tract 4 — 2337 Heather Way

Being all of Lot 1, Block C, Unit 1-D, Brookhaven Subdivision, Fayette County, Kentucky, as shown on the plat thereof of record in Plat Cabinet B, Slide 123, in the Fayette County Clerk’s Office, to which pita reference is hereby made for a more particular description of said property; the improvements thereon being known and designated as 2337 Heather Way.

Being the same property conveyed to CVH Lexington, LLC by deed dated July 12,2013 and of record in Deed Book 3168, Page 414, in the Office of the Clerk of Fayette County, Kentucky.

EXHIBIT “E”

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is dated as of                     , 2017 (the “Effective Date”) from CVH LEXINGTON, LLC, a Kentucky limited liability company (“Seller”), to                             , a                              (“Purchaser”).

A. Seller and Purchaser are parties to the Purchase and Sale Agreement dated as of                     , 2017 (the “Agreement”), pursuant to which Seller has agreed to sell, assign, transfer and convey to Purchaser the Hilton Home2 Suites Hotel located at                             , Lexington, Kentucky (the “Hotel”), including all Personal Property and Consumables, but expressly excluding the Excluded Assets (collectively, the “Tangible Personal Property”), as provided in the Agreement. All capitalized terms used, but not defined, in this Bill of Sale shall have the meanings set forth in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged:

1. Sale. Seller sells, assigns, transfers and conveys to Purchaser all of its right, title and interest in and to all of the Tangible Personal Property, including but not limited to the furniture, fixtures, and equipment listed on the inventory attached hereto as Schedule 1 and made a part hereof.

2. Binding Effect. This Bill of Sale shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and assigns.

3. Entire Agreement; Amendments. This Bill of Sale and the Agreement set forth the entire understanding and agreement of the parties hereto, and shall supersede any other agreements and understandings (written or oral) between Seller and Purchaser on or prior to the Effective Date respecting the matters set forth herein. No amendment or modification to any terms of this Bill of Sale, shall be valid unless in writing and executed and delivered by Seller and Purchaser.

4. Counterparts. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

5. Governing Law/Venue. This Bill of Sale shall be governed by the laws of the state in which the Hotel is located, without giving effect to any principles regarding conflict of laws, and each party irrevocably and unconditionally agrees to be subject to the exclusive venue and jurisdiction for any action brought hereunder in any court of competent jurisdiction located in county in which the Hotel is located or a U.S. District Court having jurisdiction as to such location.

6. Attorneys’ Fees. In connection with any action arising out of this Bill of Sale, the prevailing party, whether Purchaser or Seller, shall be entitled to recover all costs incurred, including reasonable attorneys’ fees and paralegal charges for services rendered in connection with such action, whether incurred before, during or after trial, on appeal, or in conjunction with post-judgment, administrative or bankruptcy proceedings.

7. Waiver of Jury Trial. Seller and Purchaser each waive any right to jury trial in the event any party files an action relating to this Bill of Sale or to the transactions or obligations contemplated hereunder.

8. Severability. Wherever possible, each provision of this Bill of Sale will interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Bill of Sale is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Bill of Sale.

9. Headings and Captions. Captions, numbering and headings of in this Bill of Sale are for convenience of reference only and shall not be considered in the interpretation of this Bill of Sale.

10. Authority. Each person signing this Bill of Sale represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Bill of Sale. Each party represents and warrants to the other that the execution and delivery of the Bill of Sale and the performance of such party’s obligations hereunder have been duly authorized and that the Bill of Sale is a valid and legal Bill of Sale binding on such party and enforceable in accordance with its terms.

11. AS, IS. EXCEPT AS SPECIFICALLY SET FORTH IN THE BILL OF SALE, THE TANGIBLE PERSONAL PROPERTY IS SOLD, ASSIGNED, TRANSFERRED AND CONVEYED TO PURCHASER ON AN “AS IS,” “WHERE IS,” “WITH ALL FAULTS” BASIS, WITHOUT ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO SUCH PERSONAL PROPERTY, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

[Signatures on next page]

E-2

IN WITNESS WHEREOF, Seller and Purchaser have executed this Bill of Sale as of the Effective Date.

SELLER:

CVH LEXINGTON, LLC, a Kentucky limited liability company

By:
Name:
Title:

Acknowledged and agreed:

PURCHASER:

,

a

By:
Name:
Title:

E-3

Schedule 1

Furniture, Fixtures, and Equipment

EXHIBIT “F”

ASSIGNMENT AND ASSUMPTION OF INTANGIBLES

FORM OF ASSIGNMENT AND ASSUMPTION OF INTANGIBLES

THIS ASSIGNMENT AND ASSUMPTION OF INTANGIBLES (this “Assignment”) is made as of                     , 2017 (the “Effective Date”), by and between CVH LEXINGTON, LLC, a Kentucky limited liability company (“Assignor”), and                              (“Assignee”).

RECITALS

B. Assignor and Assignee are parties to the Purchase and Sale Agreement, dated as of                     , 2017 (the “Agreement”), pursuant to which Assignor has agreed to sell, assign, transfer and convey the Hilton Home2 Suites Hotel located at                             , Lexington, Kentucky (the “Hotel”) to Assignee. Initially capitalized terms used but not defined in this Assignment have the meaning assigned to them in the Agreement.

C. In connection with the sale and purchase of the Hotel, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume from Assignor all of the Intangibles, Bookings made in the ordinary course of business, Warranties, and Books and Records, as provided in the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Recitals Incorporated. The foregoing recitals are incorporated within and made a part of this Assignment as if fully set forth herein.

2. Assignment by Assignor. Assignor assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the following (collectively, the “Intangible Property”):

(a) The Intangibles, including but not limited to the following:

(i) All the licenses and permits pertaining to the Property listed on Schedule 1 attached to and made a part of this Assignment (the “Licenses and Permits”),

(ii) All service contracts pertaining to the operation and/or maintenance of the Property listed on Schedule 2 attached to and made a part of this Assignment (the “Service Contracts”);

(iii) All equipment leases pertaining to the operation and/or maintenance of the Property listed on Schedule 3 attached to and made a part of this Assignment (the “Equipment Leases”); and

(iv) Any other agreements included in the Intangibles listed on Schedule 4 attached to and made a part of this Assignment (the “Other Agreements”);

(b) The Bookings made in the ordinary course of business of the Hotel listed on Schedule 5 attached to and made a part of this Assignment; and

(c) The Warranties described in Section 1.8 of the Agreement; and

(d) The Books and Records.

3. Acceptance and Assumption by Assignee. Assignee accepts the assignment, transfer and conveyance of the Intangibles. Assignee agrees to perform all of the obligations, liabilities, covenants, duties and agreements of Assignor under the Licenses and Permits, Service Contracts, Equipment Leases, the Other Agreements, and the Bookings arising from and after the Effective Date.

4. Indemnification. Assignor shall indemnify and hold harmless Assignee, its affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing from and against any liability to third parties and actual attorney’s fees, court costs, and litigation expenses in defending against such liability, to the extent resulting from or arising prior to the Effective Date under the Licenses and Permits, Service Contracts, Equipment Leases, the Other Agreements, and the Bookings. Assignee shall indemnify and hold harmless Assignor, its affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing from and against any liability to third parties and actual attorney’s fees, court costs, and litigation expenses in defending against such liability, to the extent resulting from or arising on or after the Effective Date under the Licenses and Permits, Service Contracts, Equipment Leases, the Other Agreements, and the Bookings.

5. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee, and their respective successors and assigns

6. Entire Agreement; Amendments to Agreement. This Assignment and the Agreement set forth the entire understanding and agreement of the parties hereto, and shall supersede any other agreements and understandings (written or oral) between Assignor and Assignee on or prior to the date of this Assignment respecting the matters set forth herein. No amendment or modification of this Assignment, waiver of any covenant, obligation, breach or default under this Assignment or termination of this Assignment (other than as expressly provided in this Assignment), shall be valid unless in writing and executed and delivered by Assignor and Assignee.

7. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

8. Governing Law/Venue. This Assignment shall be governed by the laws of the state in which the Hotel is located, without giving effect to any principles regarding conflict of laws, and each party irrevocably and unconditionally agrees to be subject to the exclusive venue and jurisdiction for any action brought hereunder in any court of competent jurisdiction located in county in which the Hotel is located or a U.S. District Court having jurisdiction as to such location.

9. Attorneys’ Fees. In connection with any action arising out of this Assignment, the prevailing party, whether Assignee or Assignor, shall be entitled to recover all costs incurred, including reasonable attorneys’ fees and paralegal charges for services rendered in connection with such action, whether incurred before, during or after trial, on appeal, or in conjunction with post-judgment, administrative or bankruptcy proceedings

10. Waiver of Jury Trial. Assignor and Assignee each waive any right to jury trial in the event any party files an action relating to this Assignment or to the transactions or obligations contemplated hereunder.

11. Severability. Wherever possible, each provision of this Assignment will interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Assignment is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Assignment.

12. Headings and Captions. Captions, numbering and headings of in this Assignment are for convenience of reference only and shall not be considered in the interpretation of this Assignment.

13. Authority. Each person signing this Assignment represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Assignment. Each party represents and warrants to the other that the execution and delivery of the Assignment and the performance of such party’s obligations hereunder have been duly authorized and that the Assignment is a valid and legal Assignment binding on such party and enforceable in accordance with its terms.

14. AS, IS. EXCEPT AS SPECIFICALLY SET FORTH IN THE AGREEMENT, THE INTANGIBLES ARE SOLD, ASSIGNED, TRANSFERRED AND CONVEYED TO BUYER ON AN “AS IS,” “WHERE IS,” “WITH ALL FAULTS” BASIS, WITHOUT ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT THERETO, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

[Signatures on next page]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed and delivered as of the Effective Date.

ASSIGNOR:

CVH LEXINGTON, LLC, a Kentucky limited liability company

By:
Name:
Title:

By:
Name:
Title:

ASSIGNEE:

, a

By:
Name:
Title:

Schedule 1

Licenses and Permits

Schedule 2

Contracts

EXHIBIT “I”

FORM OF HOTEL MANAGEMENT AGREEMENT

HOTEL

MANAGEMENT AGREEMENT

Between

and

Dated

i

ii

EXHIBIT A — Hotel Properties and Owners

EXHIBIT A-1 — Competitive Set

EXHIBIT A-2 — Accounting Software and Payroll Processes

EXHIBIT A-3 — List of Operator’s Hotels Within 5 Mile Radius

EXHIBIT B — Franchise Agreements

iii

HOTEL MANAGEMENT AGREEMENT

This HOTEL MANAGEMENT AGREEMENT is made and entered into effective as of                     , 201    , by and among                      (“Lessee”) and                      (“Operator”), with reference to the following facts:

A. Lessee leases from the entity described on Exhibit A (“Owner” and collectively, the “Owners”) the hotel property described on Exhibit A (“Hotel”) pursuant to the Master Lease Agreement dated                          , 201     (the “Lease”);

B. Lessee desires to engage Operator to operate and manage the Hotel(s) listed on Exhibit A beginning on the Commencement Date in accordance with the terms of this Agreement;

C. Operator desires to supply the services and to operate the Hotel(s) beginning on the Commencement Date in accordance with the terms of this Agreement; and

D. The parties desire that this Agreement, while it controls all of the Hotel(s) collectively, will represent an individual hotel management agreement for each Hotel described on Exhibit A, as it may be amended from time to time.

NOW, THEREFORE, for and in consideration of the mutual covenants, conditions, stipulations, agreements and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Lessee and Operator covenant and agree as follows:

DEFINITIONS

Definitions.

As used herein, the following terms shall have the indicated meanings:

“Adjusted Operating Expenses” shall mean Operating Expenses excluding Operator’s Fee, insurance premiums (with the exception of the insurance described in Section 12.02), discretionary employee bonuses (to the extent exclusion is approved by Lessee), and Property real estate and personal property taxes.

“Affiliate” shall mean (a) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (b) any person that owns, beneficially, directly or indirectly, ten percent or more of the outstanding capital stock, shares or equity interests of such person, or (c) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by, or under common control with such person.

“Agreement” shall mean this Hotel Management Agreement and all amendments, modifications, supplements, consolidations, extensions and revisions to this Hotel Management Agreement approved by Lessee and Operator.

“Approved Budget” shall mean the Hotel Operating Budget prepared in accordance with Section 6.01 of this Agreement and approved in writing by Lessee.

“CPI” shall mean the Consumer Price Index, all items for All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor as reported in The Wall Street Journal.

“Capital Improvements” will mean all expenditures for replacements, substitutions and additions to Hotels and Hotel FF&E, which are required to be capitalized in accordance with generally accepted accounting principles.

“Commencement Date” shall mean                          , 201    .

“Competitive Set” for each Hotel means the hotels listed on Exhibit_A-1 attached hereto, or such other hotels as may be reasonably agreed upon by Lessee and Operator from time to time during the Term. The Lessee and Operator shall discuss at least once a year, and upon any major change to the Hotel or an existing hotel in the Competitive Set, the composition of the Competitive Set. Notwithstanding the foregoing to the contrary, the Competitive Set shall at all times consist of hotels in the market areas that are most comparable to the Hotel in quality, price, location and market (with due consideration given to age, quality, size, amenities, amount of meeting space and business mix). Any changes to a Hotel’s Competitive Set must be approved by Lessee.

“Event(s) of Default” shall mean one or more of the events or occurrences listed in Section 17.01 of this Agreement.

“Fiscal Year” shall mean each twelve (12) month calendar year ending December 31 during the Operating Term, except that the first Fiscal Year and the last Fiscal Year of the Operating Term may not be full calendar years.

“Force Majeure” shall mean interruptions in the operation of the Hotel (or in the case of the hotels within the Competitive Set, to any such hotels) or any of its essential services on account of an interruption in any one or more of the utility services servicing the Hotel, or on account of act of God, , earthquake, hurricane, flood, fire or other casualty, taking by eminent domain, civil commotion, riot, mob violence, insurrection, malicious mischief, sabotage, rebellion, act of public enemy, invasion, embargo, or any similar cause beyond Operator’s reasonable control, but excluding any changes in economic or market conditions. For purpose of Force Majeure pertaining to one or more hotels within the Competitive Set, the reference to the “Operator” means the respective operator or manager under the Competitive Set hotel that is affected by the interruption.

“Franchisor” shall mean the franchisor under the Franchise Agreements.

“Franchisor Agreement” shall mean the franchise license agreement held by Lessee with respect to the Hotel as described in Exhibit B as it may be amended from time to time.

“GAAP” shall mean generally accepted accounting principles and procedures in the United States.

“Gross Hotel Income” shall mean all income and proceeds of sales received by Operator for guest use, occupancy or enjoyment of the Hotel or for the sale of any goods, services or other items sold on or provided from the Hotel to guests in the ordinary course of the Hotel operation, but excluding the following: (i) any excise, sales or use taxes or similar government charges collected directly from patrons or guests, or as a part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes; (ii) receipts from condemnation awards or sales in lieu of or under threat of condemnation; (iii) proceeds of insurance (other than proceeds from business interruption insurance received by Lessee which shall be allocated by Lessee to any applicable periods); (iv) proceeds of sales of capital assets, furniture and Hotel Operating Equipment; (v) consideration received at the Hotel for hotel accommodations, goods and services to be provided at other hotels although arranged by, for or on behalf of, Operator; (vi) proceeds of any financing; (vii) working capital provided by Lessee; (viii) any funds provided by Lessee to Operator whether for Operating Expenses or otherwise; (ix) interest income and fees, rents and other revenues from telecommunications tower or similar leases or other leases or sub-leases of any part of the Property (x) other income or proceeds resulting other than from guest use or occupancy of the Hotel or the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided in connection with guest services at the Hotel in the ordinary course of business; (xi) tips and service charges paid to employees; (xii) interest on accounts; (xiii) value of complimentary rooms, f&b, and services; (xiv) revenues of subtenants, concessionaires, and licensees, but rent and license fees aid to Lessee would be included. The parties intend that Gross Hotel Income shall be computed in a manner consistent with “room rentals and other hotel services” computation of revenues on the Parent’s audited Consolidated Statements of Operations.

“Group Services” shall mean group benefits, services, and facilities generally made available by Operator at other properties owned or managed by Operator, including, where applicable, business and sales-promotion services; advertising and public relation services; computerized management information services; educational and training programs and facilities; central purchasing and procuring services; employee benefits administration; payroll administration; revenue management services; and risk management services. Group Services does not include Operator’s central office overhead and general office and administrative expenses (as opposed to that of the Hotel). The Operator will not mark-up the cost of any Group Services.

“Holder” shall mean the holder of any Mortgage and the indebtedness secured thereby, and such holder’s successors and assigns.

“Hotel Capital Budget” shall mean the budget relating to capital expenditures at a Hotel as described in Section 6.01.

“Hotel FF&E” shall mean the furniture, furnishings, wall coverings, fixtures and hotel equipment for a Hotel and which includes equipment required for operation of the kitchens, restaurants and laundry, office equipment, material handling equipment, cleaning and engineering equipment and vehicles.

“Hotel Standards” shall mean the standards established by the respective Franchisor of the Hotel from time to time as well as those identified in section 3.02.

“Hotels” shall mean the hotel properties described in Exhibit A hereto, as it may be amended from time to time by mutual agreement of Lessee and Operator to add hotel properties or to delete hotel properties as a result of termination of this Agreement with respect to one or more hotel properties pursuant to the termination provisions set forth in this Agreement. “Hotel” shall mean any hotel set forth on Exhibit A as it may be amended from time to time.

“Incentive Fees” shall mean incentive compensation paid by Lessee to Operator for performance above budgeted expectations, achievable to a maximum payout of 2% of Gross Hotel Income. The following will trigger Incentive Fee payouts:

(i)	Fiscal Year 1: Beginning Commencement Date through twelve (12) months following the Commencement Date, Lessee shall pay to Operator an amount equal to 1% of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 8.5 % to 8.99% for such Fiscal Year. Lessee shall pay to Operator an additional amount equal to 1% of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 9.0% or higher for such Fiscal Year.

(ii)	Fiscal Year 2: Beginning after Fiscal Year 1, Lessee shall pay to Operator an amount equal to 1% of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 9.0% to 9.49% for such Fiscal Year. Lessee shall pay to Operator an additional amount equal to 1% of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 9.5% or higher for such Fiscal Year.

For Year 1 and Year 2, all Incentive Fees will be paid annually based on the standard Fiscal Year. All Incentive Fees will be paid the first of the month after the respective Fiscal Year end profit and loss statements (P&L’s) are finalized.

(iii)	Fiscal Year 3: Beginning after Fiscal Year 2 through December 31, 2019 and continuing until the termination of this Agreement, Lessee shall pay to Operator the following amounts, up to a maximum payout of 2% of Gross Hotel Income:

a.	0.5% of Gross Hotel Income if the Hotel achieves budgeted NOI, provided the incentive payout does not cause NOI to fall below budget.

b.	25% of any NOI in excess of budgeted NOI for the Hotel.

c.	If the [Hotel][Portfolio] has achieved its budgeted NOI, 25% of any Gross Hotel Income for the Hotel in excess of budgeted Gross Hotel Income for the Hotel.

Furthermore, for purposes of Incentive Fee calculations, if the Hotel is sold within a quarter, then the operating numbers used for incentive calculations will be prior to the month in which it is sold (i.e. if a Hotel is sold February 5th, its financial performance will only be used in January for that quarter’s calculations). In addition, if the Hotel fails to achieve its budgeted NOI for any period due to, (i) an Unavoidable Interruption, (ii) a failure of the Lessee thereunder to provide sufficient funds as required to operate such hotel in compliance with the franchise agreement applicable thereto, or (iii) a casualty or condemnation affecting such hotel, then the Hotel shall be removed from the Portfolio for the calculation of the Portfolio’s NOI for such period.

“Initial Term” shall have the meaning set forth in Section 2.01.

“Independent CPA” shall mean the firm of independent public accountants, which is selected by Lessee from time to time.

“IR” shall mean Investment Return, which shall be equal to the product obtained by dividing NOI, by the total investment of Lessee in the hotel, including acquisitions price, acquisition costs and any capital expenditures.

“Land” shall mean the real property described in Exhibit A to the Lease.

“Lease” shall have the meaning set forth in the recitals.

“Lessee” shall have the meaning set forth in the recitals.

“Lessee Revenue Account” shall mean the bank accounts opened and maintained in Lessee’s name, or in a name designated by Lessee, with a banking institution selected by Lessee, into which all income, receipts and proceeds included in the definition of Gross Hotel Income (without exclusion of any of the items excluded from the definition of such term) shall be deposited.

“Mortgage” shall mean any deed to secure debt, mortgage or deed of trust, from time to time, encumbering all or any portion of a Property, together with all other instruments evidencing or securing payment of the indebtedness secured by such deed to secure debt, mortgage or deed of trust and all amendments, modifications, supplements, extensions, and revisions of such mortgage, deed of trust and other instruments.

“NOI” shall mean Net Operating Income, which shall be determined by deducting Adjusted Operating Expenses from Gross Hotel Income.

“Operating Account” shall mean the bank account opened and maintained in Operator’s name, or in a name designated by Operator, with a banking institution selected by Lessee, from which disbursements shall be made pursuant to the terms of this Agreement.

“Operating Budget” shall mean the budget relating to the operation of the Hotel as described in Section 6.01.

“Operating Equipment” shall mean linens, chinaware, glassware, silverware, uniforms, utensils and other non-consumable items of similar nature.

“Operating Expenses” shall mean all costs and expenses of maintaining, conducting and supervising the operation of the Property, to the extent set forth in an Approved Budget, incurred pursuant to this Agreement or as otherwise specifically provided herein which are properly attributable to the period under consideration under Lessee’s system of accounting, including without limitation:

The cost of all food and beverages sold or consumed and of all Hotel Operating Equipment and Hotel Operating Supplies;

Salaries and wages of on-site Hotel personnel, including costs of payroll taxes and employee benefits and amounts payable under bonus plans approved by Lessee. The salaries or wages of other employees or executives of Operator, or any Affiliate of Operator shall in no event be Operating Expenses, unless approved by Lessee as submitted in Approved Budget;

The cost of all other goods and services obtained by Operator in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment and such other equipment as Lessee shall designate;

The cost of repairs to and maintenance of the Property to keep the Property in good condition;

Insurance premiums for all insurance maintained with respect to the Property, including without limitation, property damage insurance, public liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts, employment liability practices insurance, and such business interruption or other insurance as may be provided for protection against claim, liabilities and losses arising from the use and operation of the Hotel and losses incurred with respect to deductibles applicable to the foregoing types of insurance;

All taxes, assessments and other charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Operator or Lessee with respect to the operation of the Hotel, including water and sewer charges;

Legal fees relating to Hotel operations (excluding legal fees with respect to employee claims), and real estate tax abatement and appeal services excluding legal fees with respect to employee claims;

The costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, functional, decorating, design or construction problems and activities, including reasonable third party fees reasonably deemed necessary by Lessee for the efficient operation of the Hotels;

All expenses for marketing and sales, including all expenses of advertising, sales promotion and public relations activities at the Hotels, exclusive of Operator’s marketing manager and similar administrative personnel (which expenses shall be borne by Operator), unless approved by Lessee as submitted in Approved Budget;

Municipal, county and state license and permit fees;

All normal and recurring fees, assessments and charges due and payable under Franchisor Agreements;

Centralized Services, such as revenue management, accounting, or other services approved in the operating budget;

Credit card fees, travel agent commissions and other third party reservation fees and charges;

All parking charges and parking rental fees and other expenses associated with revenues received by the Hotels related to parking operations, including valet services;

All expenses related to the revenues included in Gross Hotel Income, including without limitation, expenses relating to telephone, vending, television, cable television, pay television and similar services;

The costs of obtaining and keeping in force all licenses or permits (including liquor licenses, if any) necessary for the operation of the Hotel and in complying with governmental laws, rules, regulations, ordinances, orders and requirements;

All reasonable travel expenses, directly related to oversight of the Hotel, of Operator’s supervisory personnel, to include director of engineering, revenue manager and internal auditors (to the extent approved by Lessee) for visits to the Hotels in the performance of their duties hereunder, but not including travel between Operator’s main office and Operator’s regional offices. Travel shall be limited to economy fares;

The costs to send above property supervisory personnel to brand conferences, which costs shall be reimbursed in proportion to the number of Lessee’s hotels associated with the brand conference out of Operator’s total portfolio of hotels managed associated with the specific brand conference. Such percentage of reimbursable costs shall be pre-approved by Lessee prior to the date of the conference;

Other potential operating expenses which are budgeted for and approved by Lessee provided they are disclosed in advance to Lessee’s designated representative; and

Operator’s Fee, if any.

Operating Expenses shall not include (a) depreciation and amortization except as otherwise provided in this Agreement; (b) debt service; (c) capital expenditures per the Hotel Capital Budget; (d) lease payments to Owner; and (e) all costs, expenses, salaries, wages or other compensation, and any recruitment costs, of any corporate, regional or other headquarters/corporate level employees of Operator, except to the extent such employees are assigned to the Hotel on a temporary basis for at least ten (10) consecutive days to fill a vacant Executive Staff position, in which case a fair and equitable cost and expense of the foregoing shall constitute an Operating Expense; (f) Any expenses of Operator’s principal or branch offices; (g) Any part of Operator’s capital expenses; (h) Operator’s overhead or general expenses, including but not limited to duplicating, stationery and postage expenses incurred at Operator’s principal or branch offices, and Operator’s own fidelity, liability, errors and omissions and casualty insurance, except as may be expressly assumed by Lessee pursuant to the terms of this Agreement; (i) Any expenses for advertising or promotional materials that feature Operator’s name or activities but which do not promote the Hotel, unless and to the extent approved in advance by Lessee to be an Operating Expense; (j) Any travel expenses of Operator, other than those described in clause (xvi) of the definition of Operating Expenses; (k) Any interest or penalty payment with respect to an imposition or lien upon the Hotel imposed on Lessee by reason of (1) the failure of Operator to make a payment required to be made by Operator under this Agreement when the funds therefor were available, or (2) the funds therefor were not available and Operator failed to so notify Lessee; provided, however, that interest or penalty payments for the first five (5) such failures in a Fiscal Year and interest or penalty payments incurred as a result of a good faith decision to contest the imposition or lien, which could not be contested without incurrence thereof, shall be Operating Expenses; (m) Any cost for which Operator is liable under any indemnification or any other provision of this Agreement; and (n) Political or charitable contributions made by Operator on its own behalf without Lessee’s prior written approval.

The parties intend that Operating Expenses shall be computed in a manner consistent with “Hotel and property operations expenses” computation of expenses on the Parent’s Audited Consolidated Statements of Operations.

“Operating Loss” shall mean for any period the amount by which Operating Expenses exceed Gross Hotel Income.

“Operating Supplies” shall mean paper supplies, cleaning materials and similar consumable items.

“Operating Term” shall mean, with respect to any Hotel, the term of this Agreement as set forth in Section 2.01.

“Operator” shall have the meaning set forth in the recitals.

“Operator’s Fee” shall mean a monthly fee equal to 3% of Gross Hotel Income.

“Owners” shall mean the entities described on Exhibit A as it may be amended from time to time as the owners of the Hotels. “Owner” shall mean any entity described on Exhibit A as it may be amended from time to time.

“Parent” shall mean Condor Hospitality Trust, Inc.

“Property” shall mean the Land, the Hotel, all real and personal property now or hereafter situated upon the Land and all appurtenant rights and easements thereto.

“Renewal Term” shall have the meaning set forth in Section 2.01.

“RevPAR” shall mean Hotel occupancy percentage multiplied by average daily rate.

“RevPAR Benchmark” means the Hotel’s RevPAR Index for the trailing 12-months ending on the Commencement Date.

“RevPAR Index” means the RevPAR Index included in the Smith Travel Research Report (“STR Report”).

“STR Report” shall mean Smith Travel Research Report produced for the Hotel by Smith Travel Research or, if Smith Travel Research no longer is in existence, the successor of Smith Travel Research or such other industry resource that is equally as reputable as Smith Travel Research will be substituted, in order to obtain substantially the same result as would be obtained if Smith Travel Research has not ceased to be in existence.

“Unrelated Persons” shall have the meaning set forth in Section 21.09.

“Working Capital Amount” shall be $5,000, which will be distributed by Lessee as necessary.

Terms with initial capital letters which appear within the foregoing definitions are defined in this Article I or as indicated in this Agreement. Dollars are denominated in U.S. Dollars.

TERM OF AGREEMENT

Term.

The term of this Agreement shall commence on the Commencement Date and shall terminate at midnight on                          , 201     (the “Initial Term”), subject to earlier

termination or extension as set forth herein. This Agreement shall automatically renew for additional two (2) terms of one (1) year each (each, a “Renewal Term”) unless either party gives the other party written notice of termination at least ninety (90) days prior to the end of the Initial Term or the then-current Renewal Term.

OPERATION OF THE HOTELS

Representations by Lessee and Operator; Engagement of Operator.

Lessee hereby represents and warrants that any authorization or acts, which it does or grants, are specifically authorized by the Owner under the Lease. Lessee further warrants that it has the requisite power and authority to perform its obligations under this Agreement and Lessee shall notify Operator immediately if the Lease terminates or is no longer in effect.

Operator hereby represents that Operator (i) is experienced and capable and will remain experienced and capable in the management and operation of the hotel in the regions it manages hotels, (ii) has reviewed and understands the terms and provisions of the Lease and the Franchise Agreements and the Hotel Standards, and (iii) will, on the effective date of this Agreement, meet the requirements to be an “eligible independent contractor” under Section 856(d)(9) of the Internal Revenue Code. In reliance on the foregoing representations, Lessee hereby engages Operator to manage and operate the Hotels during the Operating Term and Operator agrees to manage and operate the Hotels during the Operating Term, in accordance with this Agreement. Operator will provide all property management, financial accounting, reporting, marketing and other operational services for the Hotel, including the services of regional operations and regional sales support as necessary for the Hotel and will use commercially reasonable efforts to maximize the operating profitability thereof. Lessee and Operator acknowledge that it is the intention of the parties that the Hotels be operated in a profitable manner and in a manner for comparable hotels operated by a national operator within the Hotel’s market segment, all in accordance with the Hotel Standards. Operator shall diligently pursue all commercially reasonable measures to enable the Hotel to adhere to the Approved Budget.

Standards of Operation.

Without limiting the generality of the foregoing, Operator’s engagement under this Agreement shall include the responsibility and authority (subject to the limitations on Operator’s authority set forth in this Agreement), to do the following, at all times in material compliance with the Annual Plan, the Franchise Agreement, the Lease Agreement, Mortgage, if any, Legal Requirements and the Hotel Standard:

(a) Train, supervise, discharge and determine and pay the compensation, fringe benefits, 401(k) retirement plans and other policies and terms of employment of all personnel as may be reasonably required to provide proper operation, supervision, and management of the Hotel in a professional manner suitable to the character of the Hotel;

(b) Determine the terms for guest admittance to the Hotel and establish all prices, price schedules, rates and rate schedules for rooms, and other amenities and services provided at or in connection with the Hotel;

(c) Develop, revise, and implement all prudent policies and practices relating to all aspects of the Hotel, which shall be set forth in one or more policy manuals or other writings, and train and supervise all Hotel employees for compliance with all such policies and practices, including policies and practices relating to: (i) terms and conditions of employment, applicant screening, background checks, selection, hiring, training, supervision, compensation, employee benefits, discipline, dismissal, transfer and replacement; (ii) compliance with laws, including but not limited to anti-discrimination, sexual harassment and Environmental Laws; and (iii) safety procedures, including those relating to the handling of hazardous and other dangerous materials;

(d) Select, purchase and install all Inventories and Operating Equipment and Supplies for the Hotel, and to the extent set forth in the Approved Capital Budget, but subject to the requirement to obtain Lessee’s specific authorization for expenditures in the Approved Capital Budget exceeding $5,000, or otherwise requested by Lessee, FF&E and other items on the Approved Capital Budget. Without limiting the generality of the foregoing, Operator agrees to maintain the levels of Inventories and Operating Supplies at standards consistent with past practice and the requirements of the Hotel Standard through the date of termination of this Agreement, including the period after a notice of termination of this Agreement has been given by Lessee or Operator;

(e) Negotiate and enter into service contracts on Lessee’s behalf which are necessary or desirable in the ordinary course of business in operating the Hotel, including, without limitation, contracts for provision of electricity, gas, water, telephone and other utility services, cleaning services, security services, vermin extermination, trash removal, elevator and boiler maintenance, air conditioning maintenance, master television service, laundry and dry cleaning, entertainment satellite systems and other services necessary for operation of the Hotel in accordance with this Agreement. Unless Lessee otherwise elects, all such service contracts shall be entered into in the Lessee’s or Affiliate of Lessee’s or the Hotel name;

(f) Establish all credit and direct bill policies and ensure compliance with such, in connection with the Hotel;

(g) Apply for, and obtain and maintain in the name of Lessee or Operator, as required by Legal Requirements and this Agreement, all Permits required of Lessee or Operator in connection with the management and operation of the Hotel;

(h) Institute and defend in the name of Operator or Lessee (or both), utilizing legal counsel selected by Lessee, any and all legal actions or proceedings (i) involving routine collection litigation and similar matters respecting ordinary day-to-day operations of the Hotel where the amount in controversy is less than $10,000; or (ii) which Lessee shall deem necessary or proper in connection with the operation of the Hotel and requests Operator to institute or defend;

(i) Establish, supervise and implement a sales and marketing program for the Hotel consistent with the Marketing Plan, and in conjunction therewith, plan, prepare, arrange and contract for all advertising, publicity and promotional activities for the Hotel, including advertising and promotional activities in conjunction with other hotels owned, operated or franchised by Operator and its Affiliates, and all discount and complimentary policies with respect to bona fide travel agents, tourist officials, airline representatives, and employees of Lessee, Lessor, Operator and their Affiliates in accordance with the customary practices of the travel industry;

(j) Engage such persons, as have been approved by Lessee (in Lessee’s sole discretion) for providing services of a specialist nature (such as legal counsel and independent accountants) related to matters within Operator’s responsibility under this Agreement;

(k) Perform (or cause to be performed and supervised) such maintenance and repairs to the Hotel as shall be required to maintain the Hotel in all material respects in accordance with the Hotel Standard. Without limiting the generality of the foregoing Operator agrees to perform (or cause to be performed and supervised) all necessary or scheduled repair and maintenance through the date of termination of this Agreement, including the period after a notice of termination of this Agreement has been given by Lessee or Operator;

(l) Perform any obligations of Lessee under the Lease Agreement and any Mortgage which are applicable to the operation and management of the Hotel;

(m) Pay all Operating Expenses, including but not limited to Impositions and insurance premiums (whether for insurance maintained in accordance with this Agreement by Lessee, Lessor or Operator);

(n) Pay all gross receipts, transient occupancy and similar taxes;

(o) Comply with all Legal Requirements and the requirements of insurance companies which are applicable to the operation and management of the Hotel;

(p) Perform each and all of the obligations of Lessee and Operator under the Franchise Agreement, communicate directly with Franchisor and provide copies of all written communication between Operator and Franchisor to Lessee;

(q) Operate and/or lease to third parties selected by Lessee gift and sundry shops, concessions, food and beverage, banquet and room service facilities of the Hotel, provided, that Lessee shall seek Operator’s approval of any such lease, which approval which may be withheld only if Operator can demonstrate that the third party operator is unable to manage the space or facility in a manner consistent with the Hotel Standard;

(r) Provide for Group Services;

(s) Do any and all other acts and things as Operator may deem necessary and appropriate to carry out its responsibilities under this Agreement; and

(t) Comply with the provisions of any covenants, conditions and restrictions recorded against the Hotel.

Section 3.03 Limitations on Operator’s Authority

Operator shall have no authority to do any of the following without Lessee’s prior written approval in each instance, which may be withheld in Lessee’s sole and absolute discretion:

(a) Borrow money, guaranty the debts of any third person, or mortgage, pledge, grant a security interest in or otherwise encumber all or any part of the Hotel;

(b) Enter into any lease for the use of any item of FF&E or other property;

(c) Enter into any agreement, lease, license or concession agreement for office, retail, lobby or other commercial space at the Hotel;

(d) Incur any liabilities or obligations to third parties which are unrelated to the operation, maintenance and security of the Hotel or to the performance of Operator’s responsibilities under this Agreement;

(e) Engage in collective bargaining with the bargaining representative or representatives of Hotel employees, enter into collective bargaining agreements, or modify or renew existing Union Agreements, or approve across-the-board wage increases affecting any class of Hotel Employees;

(f) Enter into any contract or other arrangement (or series of related contracts or arrangements) if (i) the contract or other arrangement would, or are reasonably anticipated to, exceed $10,000 in the aggregate, (ii) the term of such contract or other arrangement is in excess of one year, or (iii) the contract or other arrangement is not terminable by Lessee or Operator without payment or penalty upon not less than thirty (30) days’ notice, or (iv) if the contract is for the employment of any member of the Executive Staff or other Hotel Employee;

(g) Settle any casualty and insurance claims which involve, or which are reasonably estimated to involve, amounts in excess of $10,000, and any condemnation awards regardless of amount;

(h) Institute or defend any Legal Proceedings with respect to the Hotel, other than as required by Section 3.02 (h);

(i) Employ any professional firm for more than $10,000 in the aggregate except as set forth in the Annual Plan, or enter into any arrangement for the employment of any attorney or accountant;

(j) Prosecute or settle any tax claims or appeals;

(k) Purchase goods, supplies and services from itself or any Affiliate of Operator, or enter into any other transaction with an Affiliate of Operator, unless (i) such purchase from or other transaction with Operator or any Affiliate of Operator is disclosed in the Annual Plan or (ii)

prior to the consummation of such transaction all of the prices and other terms thereof and the identity of the vendor and its relationship to Operator shall have been disclosed to and approved by Lessee, which may be withheld in Lessee’s sole discretion. Lessee may require that the supplier of any goods, supplies or services for the Hotel be selected through competitive bidding by qualified independent third parties, with the transaction being awarded to the lowest bidder. Except to the extent disclosed to Lessee in advance and approved by Lessee in its sole and absolute discretion, neither Operator nor any Affiliate of Operator shall charge or receive any mark-up, profit or purchasing fee on the purchase by or for the Hotel of any goods, supplies or services. Operator shall ensure that the prices and terms of goods and services purchased under such contracts are competitive with the prices and terms of goods and services of equal quality available from others. Operator shall use its best efforts to obtain the maximum available discounts and rebates on purchases and the most favorable terms available. Any allowances, credits, rebates, discounts and the like received with respect to any such purchases shall be for the account of Lessee, and if received by Operator or any of its Affiliates, shall be turned over to Lessee;

(l) Provide complimentary rooms or services to any guests, employees or other persons except in accordance with Operator’s policies approved by Lessee or for which the business purpose for the benefit of the Hotel is properly documented;

(m) Acquire on behalf of Lessee any land or any interest therein;

(n) Consent to any condemnation or participate in any condemnation proceeding relating to the Hotel, the Site or any portion thereof;

(o) Sell, transfer or otherwise dispose of all or any portion of the Hotel or any capital assets of the Hotel or other interest therein, except for dispositions of FF&E to the extent expressly provided for in the Annual Plan;

(p) Perform any alterations to the Hotel or any portion thereof except to the extent Operator’s performance of any such alteration shall be expressly provided for in the Annual Plan;

(q) Take any other action which, under the terms of this Agreement, is prohibited or requires the approval of Lessee;

(r) Lease or rent any one or more of the Hotel’s ballroom, bar or restaurant for periods in excess of two (2) consecutive weeks; and

(s) Do or take any other action that shall be contrary to any written directions of Lessee or limitations on Operator’s authority imposed by Lessee pursuant to any other provision of this Agreement.

Section 3.04. Reservations Services and Revenue Management.

Operator shall use, among other things, the respective Franchisors’ sales and reservations systems and will encourage the use of the Hotel by all recognized sources of hotel business. Operator must comply, at all times, Franchisor’s Revenue Management requirements, which costs will be approved through the Operating Budget.

Section 3.05. Marketing.

Operator shall maintain a sales staff dedicated to the Hotels to arrange, contract for and carry out such marketing, advertising, national trade show attendance, and promotion of the Hotel as Operator shall deem advisable and consistent with the Approved Budget and in accordance with the Hotel Standards. Operator will use reasonable effort to ensure that the Hotel shall receive an equitable share of the benefit of the cooperative advertising and promotion reasonably commensurate with its contribution to the costs thereof. The costs thereof shall be equitably allocated by Operator between the Hotel and other participating hotels. Upon Lessee’s request, Operator shall provide reasonable documentation to support such allocations. Operator shall provide Lessee with detailed monthly reports of its marketing, advertising and promotional activities through standard monthly reporting. Each property shall be visited at least once every three (3) months by a member of Operator’s sales leadership team if in approved budget.

Operator may, consistent with the Approved Budget, and otherwise, with the consent of Lessee, cause the Hotel to participate in sales and promotional campaigns and activities involving complimentary rooms, food and beverages, consistent with customary practices in the travel industry. Operator shall not provide rooms or Hotel facilities at no cash charge or at a discounted cash rate in trade for non-cash consideration or services without the consent of Lessee, not to be unreasonably withheld.

Section 3.06. Consultations Between Lessee and Operator.

When requested by Lessee, Operator shall, from time to time, render advice and assistance to Lessee and Owner in the negotiation and prosecution of all claims for the reduction of real estate or other taxes or assessments affecting the Hotel and for any award for taking by condemnation or eminent domain affecting the Hotel.

Section 3.07. Transactions with Affiliates and Other Relationships.

(a) Except as reflected in the Annual Plan, Operator shall obtain the prior written consent of Lessee (which Lessee may withhold in Lessee’s sole and absolute discretion) prior to contracting with any Affiliate (or companies in which Operator has an ownership or other economic interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to the Hotel.

Prior to entering into any contract, agreement or arrangement with respect to one or more of the Hotels pursuant to which Operator may receive rebates, credit card rebates, cash incentives, administration fees, concessions, profit participations, stock or stock options, investment rights or similar payments or economic consideration from or in, as applicable, vendors or suppliers of goods or services (collectively, “Rebates”), Operator shall promptly disclose to Lessee in writing the fact of and the estimated amount of such Rebates, and the charges and other amounts expected to be incurred in connection with any such contracts or agreements (which shall not exceed prevailing market rates with respect to such goods or services). All Rebates associated with the Hotel will accrue to the benefit of Lessee and will be applied against Operating Expenses.

Section 3.08. Regional Manager.

Operator shall provide the services of one of its experienced management employees to oversee and manage the operations of the Hotels (the “Regional Manager”). Lessee shall have the right to approve the Regional Manager and any successor provided that such approval shall not be unreasonably withheld. The Regional Manager shall meet telephonically with the designated representatives of Lessee at least monthly to discuss operations at the Hotels and consult with Lessee to answer any questions Lessee may have, and to address any concerns of Lessee. Lessee’s representatives shall have the right to meet with the COO of Operator or his/her mutually acceptable alternative on a semi-annual basis to review hotel performance.

Section 3.09. Certain Expenses.

Operator shall not be entitled to charge Lessee for any of its costs and expenses, except as follows:

(a) Operator shall not charge tuition for training courses provided by Operator for employees employed at the Hotels or for course materials but shall be reimbursed the cost of course materials developed by third party companies, subject to approval in the Operating Budget. Reasonable travel and housing expenses of trainees shall be included in Operating Expenses, subject to approval in the Operating Budget.

Travel expenses described in (xvii) of “Operating Expenses” above.

Operator shall be solely responsible and shall reimburse Lessee for re-inspection and/or penalty fees charged by Franchisors following a “failure” or its equivalent in any quality inspection report or brand required score standards unless the failure is for a Capital Improvement that has been previously brought to the attention of the Lessee and Lessee has not corrected at the time of the inspection or if the Operator has exceeded the required brand guest service scores in which case the penalty fees will be paid by Lessee.

INDEPENDENT CONTRACTOR

Operator Status.

In the performance of its duties in the administration, management and operation of the Hotel, Operator shall act solely as an independent contractor. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between Lessee and Operator, or be construed to appoint or constitute Operator as an agent of Lessee for any purpose, or be construed to create a lease by Operator of the Hotel or the Property and Operator shall not constitute a tenant or subtenant of Lessee. It is expressly covenanted that this Agreement is no more than an agreement for the rendering of services by Operator on behalf of Lessee in the operation and management of the Hotels.

Employees.

Operator agrees that Lessee will have the right to review, interview, approve, or override, the hiring of Hotel General Manager and Director of Sales, such approval shall not be unreasonably withheld. Operator will use all methods at their disposal to find qualified candidates for the above listed positions. If Operator presents three (3) qualified applicants, Lessee must approve one of the three. Operator agrees that if termination of either General Manager or Director of Sales occurs, Operator will put temporary or task force help in those vacated positions to insure continued smooth running operations of Hotel until the vacated position has been filled.

Each Hotel employee shall be the employee of Operator, or an affiliate company of Operator, and not of Lessee, and every person performing services in connection with this Agreement shall be acting as the employee of Operator (except for any independent contractors engaged by Operator, in accordance with this Agreement), but their salaries and other related expenses shall be an Operating Expense.

Operator shall provide evidence to Lessee of statutory Worker’s Compensation Insurance and Employer’s Liability Insurance for each such employee. The insurance coverages (including, without limitation, the carrier, policy limits of each and waiver of subrogation endorsements) must be in form, substance and amount satisfactory to Lessee in all respects. Upon request of Lessee, Operator will deliver to Lessee waiver of subrogation endorsements in favor of Lessee.

The hiring policies and the discharge of employees at the Hotel shall in all respects comply with all applicable laws and regulations, and Operator shall comply with all laws, regulations and ordinances regarding the employment and payment of persons engaged in the operation of each Hotel.

Lessee shall have the right to participate in any negotiations with labor unions representing employees at the Hotel, and Operator shall not sign any union contracts or card check neutrality agreements covering such employees at the Hotel, which have not been previously approved in writing by Lessee.

Employee Expenses.

All costs of every nature and reasonably available pertaining to all employees at the Hotel, including, without limitation, salaries, benefits, EPLI coverage, the terms of any bonus plan or arrangement, costs incurred in connection with governmental laws and regulations and insurance rules, shall be set forth in the Approved Budget as an Operating Expense.

Compensation, overhead costs and other expenses of Operator and its Affiliates not specifically provided for herein shall not be Operating Expenses and shall not be payable or reimbursable by Lessee; provided, however, Operator may include in the calculation of Operating Expenses the salary of any of Operator’s employees which have been temporarily transferred to a Hotel to serve that Hotel exclusively; provided, further, that Operator may only include in Operating Expenses that portion of that employee’s salary which is not to exceed 10% of the normal rate charged for that employment position. Operator may also include in the calculation of Operating Expenses reasonable travel costs associated with Operator’s employees which have been temporarily transferred to a Hotel to serve that Hotel exclusively. Lessee shall have the right to approve temporary travel schedule.

Employee Benefit Plans.

Operator shall enroll employees at the Hotel in medical and health, life insurance and employee benefit plans which are approved by Lessee, with such approval not to be unreasonably withheld. Operator’s contributions to such plans, reasonable administrative fees, at cost, which may be expended in connection therewith, and reasonable expenses for such plans will be estimated and disclosed to Lessee in advance and provided for in the Approved Budget and will be an Operating Expense. Except as otherwise provided in Section 6.03, all costs referenced in Section 4.03 and this Section 4.04 will be the responsibility of Lessee only to the extent the same are provided for in the Approved Budget. Operator will provide a 401(k) plan as an employee benefit plan. All costs incurred by Operator pursuant to actions taken by Operator at Lessee’s direction will be Operating Expenses.

Execution of Agreements.

Except as provided in Section 4.05(b), Operator shall execute as agent of Lessee leases and other agreements relating to equipment and/or services provided to each Hotel, all of which, unless otherwise approved in writing in advance by Lessee, shall either be a term of one year or less or be cancelable upon not more than thirty (30) days’ written notice by Operator or Lessee without the payment of a penalty or fee. Notwithstanding the foregoing, without the prior written approval of Lessee, Operator shall not enter into any agreement (i) which provides for the payment of sums not authorized by Lessee in an Approved Budget, (ii) which would give rise to a lien upon all or any part of the Property, (iii) which would result in liability to Lessee for sums other than as set forth in the applicable Approved Budget, (iv) to lease any part of any Property, (v) relating to alterations to the exterior, interior or structural design of the Hotel, (vi) which requires an unbudgeted payment of more than $5,000, or in the case of a repair of any payment of more than $1,500 (vii) which is not cancelable by Lessee upon 30 days’ notice or less unless the term of said agreement is one year or less, or (viii) which provides for any automatic renewal terms greater than thirty (30) days. or (ix) contracts for multiple rooms and / or multiple days that (a) exceed a 1-year term and / or (b) exceed 40% of the hotel’s room inventory for a period of 14 days or more, or (c) exceed 50 room nights and have a negotiated net rate of $40 or less for economy properties, and $59 or less for midscale and above, this includes promoting such rates online, in print ads such as coupons. If Operator desires to enter into any agreements requiring the consent of Lessee, Operator shall first send written notice of intent to enter into such agreement to Lessee, and Lessee shall either approve or disapprove within five (5) business days of receipt of such notice. Lessee’s failure to timely respond to said request shall be deemed approval.

Subject to Lessee’s prior approval of the same and upon Lessee’s request, Operator shall execute, as agent for Lessee, (i) all leases, as sub-lessor, of any space at any Property, and (ii) equipment rental and/or lease agreements which cannot be terminated upon thirty (30) days notice or less without the payment of a penalty or fee. Operator shall exercise its best efforts to obtain in each equipment agreement a right on the part of the lessee of such equipment to terminate the same on thirty (30) days notice or less without the payment of a penalty fee. Notwithstanding anything in this Section 4.05 to the contrary, Lessee reserves the right, exercisable at Lessee’s option, to execute any lease or other agreement relating to equipment and/or services being provided to the Hotel.

INDEMNIFICATION

Indemnification by Operator.

Operator shall indemnify and hold Lessee harmless against all claims (including employment related claims by Operator’s employees for employment discrimination, wrongful termination, violations of law and other claims asserted by such employees), demands, actions, liabilities, losses, damages, lawsuits and other proceedings at law or in equity, judgments, awards, commissions, fees, costs and expenses (including, without limitation, attorneys’ fees and expenses), of every kind and nature whatsoever to or of any party connected with, or arising out of, or by reason of any gross negligent act or omission, breach of contract, willful misconduct, or intentional tortious actions by Operator, or any Affiliate of Operator, or any officer or employee, agent, contractor, subcontractor, or other person or entity working for Operator or any Affiliate of Operator, except to the extent that the loss or liability giving rise to such claim was caused directly by breach of this Agreement by Lessee or any of its Affiliates. The indemnification provisions of this Section 5.01 are subject to the limitations set forth in Section 5.02.

Limitations on Indemnification.

None of the indemnifications set forth in Section 5.01 shall be applicable to (1) liability resulting from the design or construction of the Hotel, or (2) that portion of a liability which is covered and paid for by insurance maintained for the Hotel. The standard of performance of which Operator is to be responsible under this Agreement shall be that, reasonably and diligently exercised, of a professional hotel operator. Settlement of a third party claim shall not be prima facie evidence that a party has triggered an indemnification obligation hereunder. Notwithstanding the provisions of Section 5.01 above, neither Lessee nor Operator will assert against the other and each does hereby waive with respect to the other any claims for any losses, damages, liabilities and expenses (including lawyers’ fees and disbursements) incurred or sustained by that party as a result or damage or injury to persons or property arising out of the ownership, operation or management of the Hotels, to the extent that the damage and injury are covered by insurance and the proceeds are actually recovered from the insurer.

Indemnification by Lessee.

Lessee shall indemnify and hold Operator harmless against all claims, demands, actions, liabilities, losses, damages, lawsuits and other proceedings at law or in equity, judgments, awards, commissions, fees, costs and expenses (including, without limitation, attorneys’ fees and expenses), of every kind and nature whatsoever to or of any party connected with or arising out of, or by reason of any gross negligent act or omission, breach of contract, willful misconduct, or tortious actions by Lessee or any Affiliate of Lessee, or any officer, employee, agent, contractor, subcontractor, or other person or entity working for Lessee or any Affiliate of Lessee. The indemnification provisions of this Section 5.03 are subject to the limitations set forth in Section 5.02. Lessee will indemnify and hold Operator harmless from all costs, expenses, claims, damages and liabilities, including without limitation, lawyers’ fees and disbursements, arising or resulting from Lessee’s failure following the expiration or earlier termination (for whatever cause) of this Agreement to provide all of the services contracted for in connection with the business booked on commercially reasonable terms for the Hotels on or prior to the date of such expiration or termination. The provisions of this Section will survive any expiration or termination of this Agreement and will be binding upon Lessee and its successors and assigns, including any successor or assign that becomes the beneficial or legal owner of the Hotels after the effective date of any such expiration or termination.

Survival of Indemnity.

The provisions of this Article 5 shall survive the expiration or sooner termination of this Agreement with respect to matters arising out of facts or circumstances occurring during the period prior to such expiration or termination.

BUDGETS AND POLICY MEETINGS

Budgets.

No later than October 1 of each year, Operator will prepare and submit (following discussions with Lessee) to Lessee an annual capital budget for each Fiscal Year for each Hotel (the “Hotel Capital Budget”). Notwithstanding the foregoing, for the Fiscal Year in which this Agreement is executed Operator shall manage the Hotels in accordance with the then existing Hotel Capital Budget, which is subject to force majeure. The Hotel Capital Budget will set forth all projected Capital Improvements for such Fiscal Year, which budget shall also be month-to-month as well as annual. The Hotel Capital Budget will be subject to the approval of Lessee, in their sole and absolute discretion. No later than November 1 of each year, Operator shall prepare and submit (following discussions with Lessee) to Lessee an annual operating budget and business plan for the operation of each Hotel for the forthcoming Fiscal Year containing detailed projections of Gross Hotel Income and budgets of Operating Expenses (the “Operating Budget”). Notwithstanding the foregoing, for the Fiscal Year in which this Agreement is executed Operator shall manage the Hotels in accordance with the then existing Operating Budget. The Operating Budget shall be month-to-month as well as annual and shall be in the form designated by Lessee, and approved by Operator, which approval of the form shall not be unreasonably withheld. The Operating Budget and the Hotel Capital Budget shall provide for operating, equipping and maintaining the Hotel in accordance with the Hotel Standards. Contemporaneously with the submission of the Hotel Capital Budget, Operator shall submit to Lessee monthly budgeted occupancy, average daily rate and RevPAR statistics for each hotel. The Operating Budget and the monthly budgeted hotel operating statistics shall contain Operator’s reasonable good faith estimates of the amounts set forth therein. Operator shall provide Lessee, upon request, all details, information and assumptions used in preparing the Hotel Capital Budget and the Operating Budget. Lessee shall be responsible for implementing the Hotel Capital Budget and may, in Lessee’s sole discretion, increase, decrease, delete or modify in any respect any capital expenditure in any Hotel Capital Budget.

Operator shall review the Hotel Capital Budget and the Operating Budget with Lessee, and upon Lessee’s written approval of the Budget, it shall constitute the Approved Budget for the succeeding Fiscal Year and shall be implemented by Operator. In the event Lessee does not provide Operator with written objections to the Hotel Capital Budget and Operating Budget within 30 days following Lessee’s receipt of the same, they shall be deemed approved. If Lessee objects to any portion of the Hotel Capital Budget or the Operating Budget within 30 days after receipt of the same, or to any portion of the revisions within 20 days after submission of the revisions by Operator to Lessee, the parties hereto will call a special budget meeting to resolve the points of disagreement. In the event that Lessee and Operator are unable to agree on the Operating Budget for a Hotel prior to the commencement of the applicable Fiscal Year, an interim operating budget shall be implemented which will reflect CPI increases for expenses and RevPAR increases based on the appropriate previous 12-month RevPAR growth percentage for the sector in which the Hotel is included, as published by Smith Travel Research, for revenue growth over the prior year’s actual amounts, including automatic increases of any necessary expenses such as Real Estate Tax, franchise fees or insurance.

Budget Meetings.

Budget meetings between Lessee and Operator will be held at times as reasonably scheduled by Lessee. At each budget meeting and at any additional meetings during a Fiscal Year called by Lessee, Operator shall consult with Lessee on matters of policy concerning management, sales, room rates, wage scales, personnel, general overall operating procedures, economics and operation and any other matters affecting the operation of the Hotel as requested by Lessee.

OPERATING EXPENSES

Payment of Operating Expenses.

In performing its authorized duties hereunder, Operator shall promptly pay all Operating Expenses, except that if requested by Lessee certain Operating Expenses shall be paid by Operator directly to Lessee for payment by Lessee to the appropriate lender, taxing authority, insurer or other party so identified by Lessee to Operator.

Subject to Article 5, all reasonable third party Operating Expenses incurred by Operator in performing its authorized duties shall be reimbursed or borne by Lessee; provided that such Operating Expenses are incurred pursuant to and within the limits set forth in an Approved Budget or otherwise pursuant to the terms of this Agreement.

Notwithstanding anything to the contrary contained herein, (i) Operator is authorized to spend up to an additional ten (10%) percent for any budgeted line item in an Approved Budget for a period not exceeding in the aggregate five percent (5%) of the total Approved Budget, (ii) if there is an increase in revenue over the budgeted line items for revenue in the Approved Budget, the budgeted line items in the Approved Budget for discretionary expenses shall be increased by a corresponding and proportional amount, and (iii) if there is a decrease in revenue under the budgeted line items for revenue in the Approved Budget, the budgeted line items in the Approved Budget for discretionary expenses shall be decreased by a corresponding and proportional amount.

Operating Expenses Not an Obligation of Operator.

Except as may be otherwise specifically provided in this Agreement, Operator shall in no event be required to advance any of its own funds for Operating Expenses of the Hotel, nor to incur any liability in connection therewith unless Lessee shall have furnished Operator with funds as required of Lessee under the terms of this Agreement. However, if Lessee has provided funds required of Lessee hereunder, Operator shall advance such funds necessary to pay expenses incurred by Operator in performing its duties and obligations hereunder. Unless agreed to by Lessee in this Agreement, in the Hotel Operating Budget or otherwise in writing in advance, compensation, overhead costs, and other expenses of Operator and its Affiliates shall not be reimbursable to Operator by Lessee.

BANK ACCOUNTS

Lessee Revenue Account.

All income, receipts, and proceeds included in the definition of Gross Hotel Income shall be deposited into Lessee Revenue Account.

Section 8.02. Operating Account

Operator shall establish and maintain one or more separate segregated operating accounts (collectively, the “Operating Account”) at a FDIC insured bank designated by Operator (except to the extent any Lender requires that the Operating Account be held with Lender) for the collection and disbursement of monies in connection with the management and operation of the Hotel. From the Operating Account, Operator shall pay all Operating Expenses, and other costs and expenses relating to the operation of the Hotel as permitted or required to be paid by Operator in accordance with this Agreement before any penalty or interest accrues thereon. The Operating Account shall be a segregated account and at all times shall be in Lessee’s name; provided that Hotel Employees designated by Operator from time to time which shall be bonded or otherwise insured shall be authorized signatories of such account, as shall be representatives of Lessee. All interest earned or accrued on amounts invested from the Operating Account shall be added to the Operating Account.

Section 8.03. Ownership of Accounts

Lessee shall furnish information necessary for the printing of all Operating Account checks, which will bear the name of the Hotel. All bank accounts (including the Operating Account but excluding the Reserve Fund), bank balances, bank statements, advice, paid checks, blank checks and other related records established in connection with operation of the Hotel or the ownership of the Property shall be the sole property of Lessee and/or any designee of Lessee.

Section 8.04. Exculpation of Operator

All expenses incurred by Operator in performing its obligations under this Agreement shall be borne by Lessee and, to the extent funds are available, paid out of the Operating Account by Operator. All debts and liabilities to third parties which Operator incurs as Operator under this Agreement, whether incurred in the name of Lessee, Operator or the name of the Hotel or any variation of such name used as a trade name, are and shall be the obligations of Lessee, and Operator shall not be liable for any such obligations by reason of its management, supervision and operation of the Hotel. In the event that funds are not available in the Operating Account to pay any such expenses, debts or liabilities, Lessee shall promptly upon request from Operator, deposit funds in the Operating Account sufficient to pay such expense, debts or liabilities.

Section 8.05. Reimbursement of Operator

Operator shall be reimbursed for all Out-of-Pocket Expenses and Travel Expenses incurred in rendering services to the Hotel or Lessee to the extent such Out-of-Pocket Expenses and Travel Expenses are provided for in the Annual Budget, required or permitted by this Agreement or otherwise approved by Lessee, which approval shall not be unreasonably withheld, conditioned or delayed. Nothing in this Agreement, however, shall require Operator to advance or otherwise expend any of its own funds in connection with the operation of the Hotel or ownership of the Property. If Operator pays any amount for which Lessee is responsible under this Agreement, Operator shall be entitled to reimbursement thereof by Lessee. Operator may pay to itself the Out- of-Pocket Expenses and Travel Expenses or other reimbursements from the Operating Account, with Lessee’s approval. The Out-of-Pocket Expenses and Travel Expenses shall be payable to Operator monthly, in arrears. Operator shall also be reimbursed for all reasonable costs and expenses incurred in taking over management of the Hotel in accordance with the pre-opening budget, such reimbursement to be paid within fifteen (15) days after Operator delivers and invoice therefore.

Operator may also reimburse itself for reasonable third party out of pocket costs and expenses incurred by Operator, Operator’s Affiliates or personnel of Operator’s Affiliates, as the case may be, in the course of Operator fulfilling the duties described in this Agreement including, without limitation, delivery charges, Group Services, attendance at training programs and travel expenses. Lessee agrees to reimburse Operator for costs associated with corporate accounting services by paying an accounting fee of $1,000 per accounting period or any portion thereof and this fee may be adjusted annually based on budget, but shall in no instance be less than $1,000.00 per accounting period. Lessee agrees to reimburse Operator for costs associated with corporate revenue management services by paying a revenue management fee of $1,000 per accounting period or any portion thereof and this fee may be adjusted annually based on budget, but shall in no instance be less than $1,000.00 per accounting period.

Section 8.06. Working Capital Funds

Lessee further agrees to provide funds to Operator sufficient to maintain a cash balance in the Operating Account equal to or greater than the Working Capital Amount, which amount shall be used by Operator solely in connection with operation of the Hotel and performance of the responsibilities of Operator under this Agreement. If Operator notifies Lessee that funds in the Operating Account are less than the Working Capital Amount, Lessee shall promptly, but in no event later than five (5) Business Days after receipt of such notice from Operator, provide sufficient funds to bring the balance of the Operating Account up to the Working Capital Amount.

BOOKS, RECORDS AND STATEMENTS

Books and Records.

Operator shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel on an accrual basis, all in accordance with GAAP.

Except for the books and records which may be kept in Operator’s home office or other location approved by Lessee the books of account and all other records relating to or reflecting the operation of the Hotel shall be kept at the Hotel. All such books and records pertaining to the Hotel, including, without limitation, books of account, guest records and front office records, at all times shall be the property of Lessee and, except for books of account, accounts payable invoices, night audit packages, deposit records and similar documents which may be sent to Operator’s accounting department shall not be removed from any Hotel by Operator without Lessee’s written approval and consent. All books and records pertaining to the Hotel and of Operator (including all budgetary records of Operator), wherever kept, shall be available to Lessee and its representatives at all reasonable times for examination, audit, inspection, transcription and copying. Operator shall not remove, destroy or delete any books and records of the Hotels without the prior written consent of Lessee. Upon any termination of this Agreement, all of such books and records pertaining to the Hotel forthwith shall be turned over to Lessee so as to ensure the orderly continuance of the operation of the Hotel, but such books and records shall be available to Operator for a period of five (5) years at all reasonable times for inspection, audit, examination, and transcription of particulars relating to the period in which Operator managed the Hotel.

Statements.

Operator shall deliver to Lessee by the eighth (8th) business day following the last day of each month, for each Hotel, a monthly report of the state of the business and affairs of the operation of the Hotel for the immediately preceding month and for the Fiscal Year to date. Such reports shall include at least (i) a balance sheet account reconciliation including all intercompany accounts, (ii) a profit and loss statement, comparing current month and Fiscal Year-to-date profit, loss, and operating expenses to the Approved Budget and the prior year and comparing current month, quarter and Fiscal Year-to-date average daily rate, occupancy and RevPAR to the Approved Budget and the prior year, (iii) a statement which details the computation of all fees payable to Operator for the month and quarter, (iv) the balance of all bank accounts, and (v) an adjusting statement showing the actual cash position of the Hotel for the month, quarter and Fiscal Year-to-date. Additionally, Operator shall deliver to Lessee fifteen (15) business days following the end of each month and fifteen (15) business days following the end of each quarter a written narrative discussing any of the aforementioned reports and year-to-date variances from the Approved Budget, without thereby implying Lessee’s approval of such variance.

Such reports and statements (i) shall be in form and in detail satisfactory to Lessee as reasonably requested by Lessee and consistent with standard hotel reporting procedures, (ii) shall be taken from the books and records maintained by Operator in the manner hereinabove specified, and (iii) if requested by Lessee, shall be in electronic form.

Within sixty (60) days after the end of each Fiscal Year, Operator shall deliver to Lessee reviewed financial statements for Operator, and, if requested by Lessee, within thirty (30) days after the end of each quarter of each Fiscal Year, Operator shall prepare and deliver to Lessee unaudited financial statements for Operator.

In addition, Operator shall timely deliver to Lessee a copy of (i) a monthly STAR report from Smith Travel Research for each Hotel, where available (which Operator hereby agrees to order with respect to each Hotel and provide to Lessee), (ii) each Guest Satisfaction report, (iii) upon receipt, each Franchisor inspection report, and (iv) such other reports or information in such form as may be reasonably requested by Lessee. Any out-of-pocket costs incurred by Operator to generate such reports will be included in Operating Expenses

Operator agrees to annually have accounting and operations practices reviewed by a certified person or entity in order to provide Lessee with verification of a Type 2 SOC 1 Report, Report on Controls at a Service Organization Relevant to User Entities’ Internal Control over Financial Reporting. This report is to be prepared under Statement on Standards for Attest Engagements 16 (SSAE 16) as promulgated by the AICPA. If the standards of the AICPA change, the operator agrees to comply with revisions of these standards.

Operator shall use the accounting software and payroll processor specified in Exhibit A-2.

OPERATOR’S FEE AND TRANSFERS TO LESSEE

Payment of Operator’s Fee.

Within three (3) business days after the delivery to Lessee of the monthly report required by Section 9.02, Operator shall be paid the Operator’s Fee by Lessee for the immediately prior month, based upon Gross Hotel Income for the immediately prior month, as determined from the books and records referred to in Article 9.

REPAIRS AND MAINTENANCE

Subject to the provisions of the Approved Budget, Operator shall from time to time make such expenditures for repairs and maintenance as are necessary to keep the Hotel in good operating condition in accordance with the Hotel Standards. If any repairs or maintenance shall be made necessary by any condition against the occurrence of which Operator, Lessee has received the guaranty or warranty of any contractor for the building of the Hotel or of any supplier of labor or materials for the construction of the Hotel, then Operator shall, on Lessee’s request, cooperate with Lessee in invoking such guarantees or warranties. Notwithstanding the Approved Budget, Lessee may from time to time at its expense make such alterations, additions, or improvements (including structural changes or repairs) in or to the Hotel as they deem desirable, in their sole discretion and responsibility, for the efficient operation of the Hotels.

INSURANCE

General.

Lessee and/or Owner shall maintain insurance policies with respect to the Hotels as set forth below.Operator agrees to cooperate with Lessee and/or Owner in obtaining any such insurance. Operator further agrees to provide Lessee with detailed summaries of their Worker’s Compensation, Auto Liability, Cyber and Employment Practices Liability insurance policies and endorsements upon renewal.

Workers’ Compensation and Other Employment Insurance.

Operator shall obtain, and the Hotel Operating Budget shall include, as an Operating Expense, Workers’ Compensation, in compliance with state law in the state of operation of each Hotel, including Employers’ Liability with minimum limits of $1,000,000 each accident. Such policy shall include an Alternate Employer Endorsement naming Lessee and/or Owner, and shall provide for a Waiver of Subrogation in favor of Lessee.

Approval of Companies and Cost by Lessee.

All insurance provided by Lessee and/or Owner shall be with such insurance company or companies as may be selected by Lessee. Lessee will obtain all insurance but, upon the request of Lessee and/or Owner not less than one hundred twenty (120) days prior to the coverage date, Operator will obtain such insurance, subject to Lessee’s approval of the insurance companies and coverages. Comprehensive general liability insurance and such other liability insurance as may be obtained or afforded shall be in the name of Lessee and/or Owner, and shall name Operator as an additional named insured as respects liability arising from the operation, maintenance and use of the Hotel and operations incidental thereto. All property insurance policies shall be endorsed specifically to the effect that the proceeds of any building, contents or business interruption insurance shall be made payable to Lessee and/or Owner. Operator shall provide proper evidence of insurance required by Operator to Lessee and/or Owner annually. Such policies shall require a minimum of 30 days’ notice to Lessee in the case of cancellation, for any reason, if allowed by insurance carrier.

Maintenance of Coverages.

Lessee and/or Owner shall hold all insurance policies obtained hereunder, and certificates of such policies, if any, shall be delivered to each of Lessee and/or Owner and Operator.

Waiver of Subrogation.

To the extent obtainable from carriers and to the extent that endorsement forms are approved by the Insurance Commissioner (or comparable office or department) of the state in which the Hotel is located, all policies of property insurance shall provide that the insurance companies will have no rights to subrogation against Lessee and/or Owner or Operator or the agents or employees thereof.

Blanket Coverage.

Lessee and/or Owner reserves the right to provide any insurance referenced in this Article 12 by one or more so-called “blanket” or “umbrella” policies of insurance. Operator further acknowledges that the insurance coverage of the Hotel may be part of the general insurance plan of Lessee or Owner or of any of their affiliates. Lessee and/or Owner may elect to obtain any of the insurance coverages set forth in this Article 12 with a “deductible loss” clause providing for per occurrence deductibles.

Employment Practice Liability

Operator shall obtain EPL coverage insuring against potential claims against Operator by Operator’s employees, for employment related claims. Such coverage shall have a minimum limit of $2,000,000, and shall name Lessee and/or Owner as additional insured.

Cyber/Network/Privacy Liability.

Lessee and/or Owner shall obtain Cyber/Network/Privacy insurance against potential claims against Operator and Lessee and/or Owner by third parties or a governmental authority arising from unauthorized access, unauthorized use, theft of data, virus transmission, denial of service, internet liability and failure to protect privacy and intellectual property in connection with and arising out of the design, development and use of any systems utilized to operate and maintain the services, premises and operations of the Hotels, with minimum limits of $1,000,000 per occurrence/aggregate.

Liquor Liability.

Operator shall obtain Liquor Legal Liability insurance against potential claims by third parties arising out of the serving of liquor, if applicable to any Hotel. Coverages shall be in amount of minimum limits of $1,000,000 per occurrence, and shall include Lessee and/or Owner as additional insured.

Automobile Liability.

(a) Lessee and/or Owner shall obtain Automobile Liability insuring against third party liability claims arising from the use of Lessee owned automobiles, with minimum limits of $1,000,000 each accident. Such coverage shall include the Operator as Additional Insured as respects liability arising from the use of such automobiles in connection with the Hotel and operations incidental thereto. Coverage shall include a Waiver of Subrogation in favor of Operator.

(b) Operator shall obtain Operator-Owned, Non-Owned and Hired Automobile Liability and Physical Damage insuring against third party liability and damage of such vehicles, when such vehicles are used hired or rented by employees of Operator, with minimum limits of liability $1,000,000 each accident. Coverage shall include a Waiver of Subrogation in favor of Lessee and/or Owner.

General Liability.

Lessee and/or Owner shall obtain General Liability insuring against third party liability claims with minimum limits of $1,000,000 each occurrence/$2,000,000 aggregate. Such coverage shall include the Operator as Additional Insured as respects liability arising from the operation, maintenance, and use of the Hotel and operations incidental thereto. Lessee and/or Owner also agree to maintain Umbrella Liability Policy with a minimum limit of $10,000,000.00.

Property.

Lessee and/or Owner shall obtain Property insurance and Business Interruption insurance insuring the Hotel properties, as determined appropriate by Lessee and/or Owner. Coverage shall include a Waiver of Subrogation in favor of Operator.

Crime.

Lessee and/or Owner shall obtain Crime coverage insuring against the dishonest acts & theft of Lessee’s and/or Owner’s and Lessee’s customers’ personal property by Operator’s employees.

PROPERTY TAXES, LOCAL TAXES, LEVIES AND OTHER ASSESSMENTS

Property Taxes.

At Lessee’s request, Operator shall pay from the Hotel Operating Account prior to the dates the same become delinquent, with the right upon Lessee’s request to pay the same in installments to the extent permitted by law, all real and personal property taxes levied against the Property or any of its component parts.

Lessee’s Right to Contest.

Notwithstanding the foregoing, Lessee may contest the validity or the amount of any real or personal tax or assessment. Operator agrees to cooperate with Lessee and execute any documents or pleadings required for such purpose.

DAMAGE OR DESTRUCTION – CONDEMNATION

Damage.

If at any time during the Operating Term the Hotel or any portion thereof should be damaged or destroyed, Lessee shall have the respective rights and obligations provided in the Lease with respect to damage or destruction. In the event the Hotel is not repaired, rebuilt or replaced, Lessee may terminate this Agreement by written notice to Operator, effective as of the date sent and the parties shall treat such termination as if it were in connection with the sale of the Hotel in accordance with Section 16.03.

Condemnation.

If at any time during the Operating Term the whole or any part of the Property shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding or sale in lieu thereof by any competent authority, or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable to use the remaining portion as a hotel of the type and class immediately preceding such taking or condemnation, then the parties shall treat such termination as if it were in connection with the sale of Hotel in accordance with Section 16.03. Operator shall have no right to the award from the taking or condemning authority in any such proceeding; provided, however, that this shall not prevent Operator from making a separate claim against the condemning authority for loss of its business or profits.

USE OF NAME

During the term of this Agreement, each Hotel shall at all times be known by such name as from time to time may be selected by Lessee.

TERMINATION

Inspection Failure.

If Operator fails two consecutive Franchisor’s quality inspections (“Inspection”), for reasons other than capital related issues, Lessee may terminate this Agreement and such termination shall be by delivery of written notice by Lessee to Operator not less than sixty (60) days prior to the effective date of termination. Additionally, Lessee reserves the right, at its sole and absolute discretion, to request an extra Inspection on the Hotel after Operator has failed an Inspection, for reasons other than capital related items, and if Operator fails the extra Inspection this will qualify as two consecutive fails of Inspections and Lessee may terminate this Agreement and such termination shall be by delivery of written notice by Lessee to Operator not less than thirty (30) days prior to the effective date of termination. Lessee will be responsible for any additional fee required by Franchisor for said extra Inspection.

Performance Failure.

(a) If a Hotel fails to achieve as of the end of any Fiscal Year (i) actual NOI of at least 90% of the budgeted NOI, and (ii) 90% of such Hotel’s previous years running (12) month RevPAR index (as measured by STR) for such Fiscal Year (collectively, an “Individual Hotel Performance Failure”), subject to the cure periods below, Lessee may terminate this Agreement with respect to such Hotel upon sixty (60) days prior written notice to Operator. The effectiveness of any such notice of termination, however, shall be stayed until completion of the following applicable cure periods.

If the Hotel Performance Failure occurs with respect to a Fiscal Year, but the Hotel achieves as of the end of the immediately following three (3) months actual NOI of at least 100% of the budgeted NOI for such Hotel for such three (3) months, and 100% of such Hotel’s previous years running (3) month RevPAR index (as measured by STR), then the Individual Hotel Performance Failure shall be deemed cured and Lessee shall have no right to terminate for such Individual Hotel Performance Failure (and any notice of termination with respect thereto shall be deemed null and void).

If the Hotel, after the Operator has managed the Hotel for a consecutive twelve (12) month period, at any point, has a negative RevPAR change versus its competitive set, as of the date hereof, as measured by the monthly STR Report of greater than 10% for a running (12) month period (“Negative RevPAR Individual Hotel Performance Failure”), subject to the cure periods below, Lessee may terminate this Agreement with respect to the individual Hotel upon sixty (60) days prior written notice to Operator. The effectiveness of such notice of termination however, shall be stayed until completion of the following applicable cure period.

If the Hotel’s performance, as measured by the monthly STR Report, for the following three (3) consecutive month period after notice of termination is provided, has a positive RevPAR change versus its competitive set, then the Negative RevPAR Individual Hotel Performance Failure shall be deemed cured and Lessee shall have no right to terminate for such Negative RevPAR Individual Hotel Performance Failure (and any notice of termination with respect thereto shall be deemed null and void). If, however, the Hotel’s performance at any given period after termination has been cured, as measured by the monthly STR Report for the following twelve (12) month period, again becomes greater than negative 10% change against the individual Hotel’s competitive set as measured by the running twelve (12) month period, Lessee may terminate this Agreement with respect to the individual Hotel upon sixty (60) days prior written notice and Operator shall no longer have the option to cure.

Sale of Hotel.

Lessee may sell or otherwise dispose of the Hotel to any other person, partnership, firm or corporation at any time. In such event during the Operating Term, Lessee may notify Operator in writing no less than sixty (60) days prior to any such sale of the Hotel and this Agreement shall terminate with respect to the Hotel upon the closing of the sale. Upon the sale of the hotel by the Lessee, Operator will be entitled to an Operator Fee equivalent to the monthly average of the preceding twelve (12) months Operator Fee for a sixty (60) day period after the sale.

Bad Acts

This agreement may be terminated with a sixty (60) day notice should Operator commit an act of fraud, criminal conduct, misappropriation of funds, dishonesty, or willful misconduct of the manager in connection with the management and operation of the Hotel. Such acts will be considered “bad person” acts and will result in immediate termination of Operator with no recourse against Lessee or Owner.

Optional Termination.

This Agreement may be terminated by Lessee at any time without a reason upon no less than sixty (60) days prior notice to Operator, and Lessee shall pay Operator a termination fee with respect to any such Hotel equal to the lesser of: 1) 50% of the Operator’s Fee paid with respect to the Hotel during the trailing twelve (12) months prior to the relevant termination (which may include Operator’s Fees for the Hotel for periods prior to the Commencement Date) or, 2) 50% of the average monthly Operator’s Fee over the trailing twelve (12) months prior to the relevant termination multiplied by the number of months remaining of the then Initial Term or Renewal Term.

Lessee Change of Control.

This Agreement may be terminated by Lessee or Operator upon a change of control of Lessee (as defined below) during the Operating Term. Said termination will be exercised by delivery of written notice to the other party not less than sixty (60) days prior to the effective date of termination which notice shall set forth the effective date of termination. For purposes hereof, a “change of control” shall be deemed to have occurred if, during the Operating Term, any of the following events occurs:

any “person”, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of Condor Hospitality Trust, Inc., the parent of Lessee (the “Parent”) representing 50% or more of the combined voting power of the Parent’s then outstanding securities entitled to vote generally in the election of directors;

individuals who, as of the date of this Agreement, constitute the Board of Directors of the Parent or their duly elected successors cease for any reason to constitute at least a majority of the Board of Directors of the Parent;

the Parent is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Parent are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such transaction; or

the Parent in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such sale.

In the event Lessee terminates this Agreement solely in accordance with this Section 16.06, Lessee shall pay Operator a termination fee equal to 50% of the Operator’s Fee paid to Operator during a number of months prior to the notice of termination multiplied by the lesser of twelve (12) months or the number of months otherwise remaining of the then Initial Term or Renewal Term.

Operator Change of Control.

This Agreement may be terminated by Lessee upon a change of control of Operator (as defined below) during the Operating Term. Said termination will be exercised by delivery of written notice to the Operator, such notice to be provided within sixty (60) days following the Lessee being made aware of the event giving rise to the change of control and not less than thirty (30) days prior to the effective date of termination which notice shall set forth the effective date of termination; provided that, in the event such written notice to Operator is not provided in accordance within the terms of this sentence, the Lessee shall be deemed to have waived any rights to terminate this Agreement with respect to the particular change of control giving rise to the required notice. For purposes hereof, a “change of control of Operator” shall mean (i) a change of fifty percent or more of the voting control of Operator or any of its owner entities or (ii) a substantial change in the current management of Operator.

In addition to the rights and remedies otherwise available to the Parties at law or in equity, the following provisions will apply following termination of this Agreement pursuant to Article 14 or any other provision of this Agreement:

(a) Operator shall quit, vacate, surrender, and deliver to Lessee peacefully and promptly the Hotel and all Permits and all books, records, accounts, contracts, keys, Working Capital, and all other pertinent and necessary documents and records pertaining to the Hotel and the operation thereof. If any Permits, including but not limited to any liquor license, is issued to Operator or any of its Affiliates, Operator shall, to the extent permitted by Legal Requirements, assign or cause its Affiliate holding any such Permits to assign to Lessee or its designee all of the interest of Operator or its Affiliates in such Permits and the Hotel liquor inventory without charge (other than any out of pocket expenses of the assignment, which shall be Operating Expenses), or (if such assignment is not permitted by applicable law) to use reasonable efforts to provide Lessee or Lessee’s designee with the use and benefits of such Permits and Hotel liquor inventory until such time (not to exceed 180 days) as Lessee and/or its designee are able to obtain new Permits; provided that Lessee shall indemnify, defend and hold harmless Operator and its Affiliates from claims and liabilities arising from the post-termination use of such Permits;

(b) Operator shall deliver to Lessee any and all of Lessee’s properties and assets within the possession of Operator, including keys, locks and safe combinations, files, correspondence, information regarding group bookings, reservation lists, ledgers, bank statements for the Operating Account and FF&E Reserve, accounting books and records, all electronic data maintained by Operator relating to the Hotel (which data shall be delivered on computer disc in a format that is accessible and readable by Lessee’s then current computer systems), insurance policies, bonds and other documents, agreements, leases, licenses, records and plans (including, without limitation, the as-built or record set plans) relating to the operation of the Hotel, provided that Operator may retain possession of copies of any of the foregoing;

(c) Operator shall keep confidential all information concerning the Hotel obtained by Operator or in Operator’s possession, and not use any of it for its own account, for the account of others or in any other manner that would directly or indirectly compete with the Hotel;

(d) Operator shall remit to Lessee the balance (if any) of the Operating Account and the FF&E Reserve, after computation and disbursement to Operator of all accrued and unpaid Management Fees and Operating Expenses reimbursable to Operator;

(e) As expeditiously as reasonably possible, prepare and deliver to Lessee the financial reports required under this Agreement with respect to the final Accounting Period and Fiscal Year and remit to Lessee the amount (if any) shown as owing to Lessee in the final financial statements on account of previously overpaid Management Fee, Operating Expenses reimbursable to Operator or other payments due under this Agreement; and

(f) Operator shall do all acts and execute and deliver all documents reasonably requested by Lessee in connection with the transfer, all without consideration therefor, and otherwise reasonably cooperate with Lessee and any successor operator to insure or facilitate orderly continuation of the business of the Hotel;

(g) The rights and liabilities of the Parties having accrued prior to termination of this Agreement shall continue;

(h) Operator will turn over possession of the Hotel in a clean, safe and secure manner;

(i) Prior to termination, Operator agrees to maintain operating inventories at standards consistent with past practice and the Hotel pursuant to the Annual Plan and existing repair and maintenance schedules;

(j) Lessee, at its option, may install a shadow management team in the Hotel during the ten (10) day period immediately preceding the termination date to have daily access to the Hotel and its books and records; provided that such team shall not (a) unreasonably interfere with the management and operations of the Hotel, and (b) consist of more than ten (10) members. Lessee shall use its reasonable efforts to cause the entity that succeeds Operator to hire a sufficient number of Hotel Employees to avoid a WARN Act violation;

(k) Operator shall at all times fully co-operate with and explain all aspects of the business and operation of the Hotel to Lessee or any persons authorized by Lessee to allow Lessee or such persons to successfully and efficiently conduct the business after the expiration of the Term.

Section 16.08. Bookings Beyond Expiration of Term.

Operator shall diligently discharge all its obligations under this Agreement during the whole of the Term, and in particular shall continue to advertise and promote the Hotel and actively seek and accept bookings notwithstanding that they are to occur after the expiration of the Term. Lessee shall be responsible on its own account for all costs, charges and commissions payable for bookings made by Operator in the ordinary course of business of the Hotel, which are for dates after the expiration of the Term.

Section 1.09. Tax Law Change.

Lessee may terminate this Agreement upon sixty (60) days’ notice to Operator if Lessee ceases to be qualified as a real estate investment trust or if the United States tax laws change to allow a hotel REIT to self-manage its properties. In such event, Lessee shall pay Operator a termination fee equal to 50% of the Operator’s Fee paid to Operator during a number of months prior to the notice of termination multiplied by the lesser of twelve (12) months or the number of months otherwise remaining of the then Initial Term or Renewal Term.

Section 1.10. Termination Fees.

Except as provided in Sections 16.03, 16.05, 16.06 and 16.09, Operator shall not be entitled to a termination fee or compensation in the event this agreement is terminated for a Hotel or Hotels by Lessee.

DEFAULT AND REMEDIES

Events of Default- Remedies.

The following shall constitute Events of Default:

(1) The failure of Operator to diligently and efficiently operate the Hotel in accordance with the provisions of this Agreement;

(2) The failure of Operator to pay any amount to Lessee provided for herein for a period of five (5) days after written notice by Lessee of failure to pay such sum when payable;

(3) The failure of Lessee to pay any amount to Operator provided for herein for a period of five (5) days after written notice by Operator of failure to pay such sum when payable;

(4) The filing of a voluntary petition in suspension of payments, bankruptcy or insolvency by either Lessee or Operator or any entity which owns or controls such party or if any such party otherwise voluntarily avails itself of any federal or state laws for the relief of debtors or admits in writing its inability to pay its debts as they become due;

(5) The consent to an involuntary petition in bankruptcy or the failure to vacate within sixty (60) days from the date of entry thereof any order approving an involuntary petition by or against either Lessee or Operator;

(6) The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Lessee or Operator a bankrupt or insolvent or appointing a judicial receiver, trustee or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of one hundred twenty (120) consecutive days;

(7) The failure of either Lessee or Operator to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of any such default for a period of thirty (30) days after written notice of such failure;

(8) Default or termination of the franchise license for a Hotel as a result of any action, or failure to act, on the part of Operator;

(9) Failure by Operator to pay, when due, the accounts payable for the Hotels for which Lessee had previously reimbursed Operator.

(10) Hotel receives a “failure” or its equivalent in any quality inspection report from any of the Franchisors, if such deficiencies are within Operator’s reasonable control.

(11) Failure by Operator to execute any and all subordination agreements, estoppel certificates and other documents requested by Lessee and/or the Holder to further evidence the subordination of this Agreement and Operator’s rights hereunder.

Upon the occurrence of any Event of Default, the non-defaulting party shall give to the defaulting party notice of its intention to terminate this Agreement after the expiration of a period of ten (10) days from such date of notice and, upon the expiration of such period, this Agreement shall terminate and expire without penalty. If, however, with respect to the Events of Default referred to in items (1), (4), (5), (6), (7), (9) (10) and (11) of subsection (a) above, unless a specific right of termination is specified elsewhere in this Agreement for the event in question, upon receipt of such notice, the defaulting party shall promptly and with all due diligence cure the default or take and continue action to cure such default within such ten (10) day period; provided, in the case of an event described in Section 17.01(a)(10), and subject to Lessee’s termination rights pursuant to Section 16.01, the Operator shall cure such default by receipt of a favorable quality inspection report upon an inspection by the Franchisor within six (6) months following the failed inspection. If such default shall not be capable of being cured within such ten (10) day period, then provided the defaulting party diligently pursues the cure of such default, such party shall have an additional five (5) days to cure any such default unless otherwise extended by the non-defaulting party. The procedure set forth in the preceding two sentences shall not be available for the curing of any default under items (2), (3) or (8) of subsection (a) above. In the event such default is not cured by the expiration of such period, the non-defaulting period may terminate this Agreement effective upon expiration of such period without penalty or payment of any fee.

Rights Not Exclusive.

The rights granted under this Article 17 shall not be in substitution for, but shall be, except as otherwise provided in this Agreement, in addition to any and all rights and remedies for breach of contract granted by applicable provisions of law; provided, however, upon any termination of this Agreement by Operator or Lessee as provided in this Agreement, Operator shall be entitled to recover only such sums as are owing to or which accrued for the benefit of Operator under this Agreement up to or on the date of any such termination and in no event will Operator have any claim or cause of action for “future profits,” damages resulting from termination or otherwise under this Agreement.

No failure of Operator or Lessee to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument signed by both Lessee and Operator. No waiver of any breach shall affect or alter this Agreement but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

NOTICES

Notices.

Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be delivered by certified or registered mail, postage prepaid, return receipt requested, or by overnight delivery with proof of delivery, or by facsimile with receipt of transmission, addressed to the parties hereto at their respective addresses listed below:

(1) Notices to Lessee shall be addressed:

Condor Hospitality Trust, Inc.

1800 West Pasewalk Avenue, Suite 200

Norfolk, NE 68702-1448

Attention: J. William Blackham, CEO

Facsimile: (402) 371-4229

(2) Notices to Operator shall be addressed:

Vista Host In.

10370 Richmond Ave. #150

Houston, TX 77042

Attention: Michael V. Harrell

Facsimile: 713-267-5820

All notices, statements, demands and requests shall be effective three (3) days after being deposited in the United States mail or one day after being sent by overnight delivery or by facsimile. However, the time period in which a response to any such notice, statement, demand or request must be given shall commence to run from date of receipt by the addressee thereof as shown on the return receipt of the notice, statement, demand or request, but in all events not later than the tenth (10th) day after it shall have been mailed as required herein.

By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time and at any time during the Operating Term to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

ASSIGNMENT

No Assignment by Operator.

Notwithstanding anything to the contrary set forth in this Agreement, without the prior written consent of Lessee (which consent may be withheld in Lessee’s sole and absolute discretion), Operator shall have no right to sell, transfer or assign (or permit the sale, transfer or assignment of) any of its rights, duties or obligations under this Agreement in any manner, either directly or indirectly, voluntarily, or by operation of law.

Assignment by Lessee.

Lessee may transfer or assign its rights and obligations under this Agreement without the consent of Operator but shall deliver to Operator written notice of such transfer or assignment not less than ten (10) days prior to the effective date thereof; provided, however, in the event of the assignment of this Agreement to a party that is not an Affiliate, Operator shall have the right to terminate this Agreement within fifteen (15) days after receipt of written notice of such assignment, which termination will be effective within thirty (30) days of Lessee’s receipt of such termination notice. Any transfer or assignment of this Agreement by Lessee shall include an express assumption by the transferee or assignee of Lessee’s obligations hereunder. Nothing herein shall be deemed to require Lessee to assign or attempt to assign this Agreement to any third party, including any buyer of a Hotel.

SUBORDINATION

Subordination To Mortgage.

Operator hereby agrees that this Agreement, including, but not limited to Operator’s Fee, shall in all respects be and is hereby expressly made subordinate and inferior to the liens, security interest and/or any Mortgage and to any promissory note and other indebtedness secured or to be secured thereby and to all other instruments evidencing or securing or to evidence or secure indebtedness, and all amendments, modifications, supplements, consolidations, extensions and revisions of such note and other instruments and any other indebtedness of Lessee or Owner, secured or unsecured. Operator shall execute any and all subordination agreements, estoppel certificates and other documents requested by Lessee or Owner and/or the Holder to further evidence the subordination of this Agreement and Operator’s rights hereunder including without limitation providing any purchaser of a Hotel at a foreclosure sale or deed-in-lieu of foreclosure (including the lender) with the right to terminate this Agreement; provided, however, Lessee shall use its commercially reasonable efforts to obtain from the holder of any Mortgage a nondisturbance agreement, in form reasonably acceptable to Operator providing that this Agreement shall remain in full force and effect notwithstanding the fact that the Mortgage has been foreclosed.

Foreclosure.

Prior to termination of this Agreement by foreclosure under the Mortgage or by acquisition of the property to be covered by the Mortgage by deed in lieu of foreclosure, Operator shall have the right to enjoy all rights and privileges conferred upon it pursuant to this Agreement, including, without limitation the rights to the Operator’s Fee, and Operator shall incur no liability to the Holder for acting pursuant to the terms of this Agreement; provided, however, Operator shall be required to (and does hereby agree to) repay to the Holder any

Operator’s Fee paid to Operator under this Agreement from and after the date which is thirty (30) days after the date of receipt by Operator of a notice of default under the Mortgage, which default is not cured and results in the acceleration of the indebtedness secured by the Mortgage and the ultimate foreclosure of the liens and/or security interest under the Mortgage and/or other acquisition of the property covered thereby by the Holder in lieu of foreclosure. In the event of such foreclosure, Operator shall have the right to terminate this Agreement on thirty (30) days’ written notice to Lessee. Notwithstanding the foregoing, Operator may pursue, as an unsecured creditor, a claim for all amounts due and owing to Operator under this Management Agreement in accordance with the terms of this Section 20.02.

Estoppel Certificates.

Lessee and Operator agree, at any time and from time to time, upon not less than 10 days prior written notice from the other party or any purchaser or lender, to provide a statement in writing certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is full and force and effect as modified and stating the modifications), and stating whether or not to the best knowledge of the signer of such certificate, there exists any default in the performance of any obligation contained in this Agreement, and if so, specifying each such default of which a signer may have knowledge. Any statement delivered pursuant to this Section may be relied upon by the other party and by the prospective lender or purchaser.

MISCELLANEOUS

Further Documentation and Reporting Compliance.

Lessee and Operator shall execute and deliver all appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable in accordance with the terms hereof as between them and as against third parties. Operator acknowledges that Parent is a reporting company under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and other federal laws, including the Sarbanes-Oxley Act of 2002, and Operator shall reasonably cooperate in providing Lessee information as necessary for Parent to prepare and submit its reports under such laws in a timely fashion.

Captions.

The titles to the several articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Lessee, its successors and/or assigns, and subject to the provisions of Article XIX, shall be binding upon and inure to the benefit of Operator, its permitted successors and assigns.

Competitive Market Area.

Operator hereby agrees, for the benefit of Lessee, its successors and assigns, except for the hotels, if any, listed as Exhibit A-3, that Operator (and its Affiliates) will not own, operate, lease, manage, or otherwise have an interest in, directly or indirectly, any hotel within a three (3) mile radius of any Hotel during the Operating Term unless expressly consented to in writing by Lessee in advance, which consent may be withheld in Lessee’s sole and absolute discretion.

Assumption of Post Termination Obligations.

In the event of termination of this Agreement, Lessee shall be responsible for assuming obligations under contracts entered into by Operator only to the extent that any such contract shall have been entered into in accordance with Section 4.05(a) and Lessee shall be responsible for the payment of obligations incurred by Operator in the operation of the Hotel only to the extent that such obligations shall have been incurred in accordance with the terms of this Agreement, and Operator hereby agrees to indemnify and to hold Lessee harmless from and against any liability in connection with any such contracts, agreements or obligations not so approved in writing by Lessee. Lessee will indemnify and hold Operator harmless from all costs, expenses, claims, damages and liabilities, including without limitation, lawyers’ fees and disbursements, arising or resulting from Lessee’s failure following the expiration or earlier termination (for whatever cause) of this Agreement to provide all of the services contracted for in connection with the business booked on commercially reasonable terms for the Hotels on or prior to the date of such expiration or termination. The provisions of this Section will survive any expiration or termination of this Agreement and will be binding upon Lessee and its successors and assigns, including any successor or assign that becomes the beneficial or legal owner of the Hotels after the effective date of any such expiration or termination.

Entire Agreement.

This Agreement, together with the Exhibits hereto, constitutes the entire Agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. This Agreement and the Exhibits hereto shall be construed and interpreted without reference to any canon or rule of law requiring interpretation against the party drafting or causing the drafting of this Agreement or the portions in question, it being agreed and understood that all parties have participated in the preparation of this Agreement.

Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Nebraska.

No Political Contributions.

Any provision hereof to the contrary notwithstanding, no money or property of the Hotel shall be paid or used or offered, nor shall Lessee or Operator directly or indirectly pay or use or offer, consent or agree to pay or use or offer any money or property of the Hotel, for or in aid of any political party, committee or organization, or for or in aid of, any corporation, joint stock or other association organized or maintained for political purposes, or for, or in aid or, any candidate for political office or for nomination for such office, or in connection with any election including referendum for constitutional amendment, or for any political purpose whatever, or for lobbying in connection with legislation or regulation thereunder, or for the reimbursement for indemnification of any person for money or property so used.

Eligible Independent Contractor.

At the effective time of this Agreement, Operator shall qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the “Code”). To that end:

during the Operating Term, Operator shall not permit wagering activities to be conducted at or in connection with the Hotels;

during the Operating Term, Operator shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of Condor Hospitality Trust, Inc.;

during the Operating Term, no more than 35% of the total combined voting power of Operator’s outstanding stock (or 35% of the total shares of all classes of its outstanding stock) shall be owned, directly or indirectly, by one or more persons owning 35% or more of the outstanding stock of Condor Hospitality Trust, Inc.; and

At the effective time, Operator shall be actively engaged in the trade or business of operating “qualified lodging facilities” (defined below) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code with respect to the Parent or Lessee (“Unrelated Persons”). In order to meet this requirement, Operator agrees that it (i) shall derive at least 10% of both its revenue and profit from operating “qualified lodging facilities” for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” with the meaning of such Code Section.

A “qualified lodging facility” is defined in Section 856(d)(9)(D) of the Code and means a “lodging facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Condor Hospitality Trust, Inc.

Operator shall not sublet any Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the rent would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision thereto.

Time of the Essence.

Time is of the essence of this Agreement.

Offsets.

Each party may offset amounts owed to another party hereunder against any amounts owed to such party, except to the extent any such offset is prohibited by the terms of the Lessee (or its Affiliates) credit agreements.

Attorney’s Fees.

If any party brings an action against another party to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover its court costs, attorney’s fees and expenses in the judgment rendered through such action.

Final Accounting.

In addition to the reports required by Section 9.02, within sixty (60) days following the effective date of expiration or termination of this Agreement, Operator shall prepare and submit to Lessee a final accounting of Hotel operations through the effective date of such expiration or termination, which accounting shall be in the form of the financial statements required hereunder.

Upon the effective date of expiration or termination of this Agreement, Operator shall deliver possession of the Hotel, and any cash, property and other assets pertaining thereto, together with any and all keys or other access devices, to Lessee.

Upon the expiration or termination of this Agreement, Operator shall reasonably cooperate with and assist Lessee as may be necessary for the transfer of the operations and management of the Hotels to the successor operator and the transfer any and all Hotel licenses and permits to Lessee or Lessee’s designee.

Franchisor Communications.

During the Operating Term, Operator shall promptly deliver to Lessee copies of any deficiency notices or similar notices received from a Franchisor and any response thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

LESSEE:

By:
Title:

OPERATOR:

By:
Title:

EXHIBIT A

HOTEL PROPERTIES AND OWNERS

Hotel	Owner	Location	# of Rooms

EXHIBIT A-1

COMPETITIVE SET

EXHIBIT A-2

ACCOUNTING SOFTWARE AND PAYROLL PROCESSES

Unifocus-Watson: Revenue & Budget

Great Plains Dynamics: A/P & GL

Hotel Effectiveness: Time & Attendance

ADP: Payroll Processing & ACA Reporting

EXHIBIT A-3

LIST OF OPERATOR’S HOTELS WITHIN 3 MILE RADIUS

1.	Round Rock, TX
a.	Hampton Inn
b.	Homewood Suites
c.	TownePlace Suites (Under Construction)

2.	Southaven, MS
a.	Homewood Suites (Under Construction)

EXHIBIT B

FRANCHISE AGREEMENTS

Hotel	Location	Franchisor

SCHEDULE 1

LEASE AGREEMENTS

None

SCHEDULE 2

LICENSES AND PERMITS

[See Section 35]

SCHEDULE 3

SERVICE CONTRACTS

[See Section 35]

SCHEDULE 4

EQUIPMENT/PERSONAL PROPERTY LEASES

[See Section 35]

SCHEDULE 5

OTHER EXCLUDED ASSETS

[See Section 35]

SCHEDULE 6

COLLECTIVE BARGAINING/EMPLOYMENT AGREEMENTS

None

SCHEDULE 7

LITIGATION

[See Section 35]

SCHEDULE 8

INSURANCE COVERAGES

[See Section 35]

SCHEDULE 9

CURRENT PROPERTY IMPROVEMENT PLAN

[See Section 35]

SCHEDULE 10

CURRENT BOOKINGS

[See Section 35]